  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1996.

                                                     REGISTRATION NO. 333-07161
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                            GENERAL WIRELESS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------


        DELAWARE                     4812                    75-2550006
                               (PRIMARY STANDARD          (I.R.S. EMPLOYER
     (STATE OR OTHER              INDUSTRIAL           IDENTIFICATION NUMBER)
     JURISDICTION OF          CLASSIFICATION CODE
    INCORPORATION OR                NUMBER)
      ORGANIZATION)

                               ----------------

                          8144 WALNUT HILL LANE

                                SUITE 600

                           DALLAS, TEXAS 75231

                              (214) 265-2550
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                 THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               ROGER D. LINQUIST
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            GENERAL WIRELESS, INC.

                          8144 WALNUT HILL LANE

                                SUITE 600

                           DALLAS, TEXAS 75231

                              (214) 265-2550
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:
        EDWARD M. LEONARD, ESQ.               JOHN D. WATSON, JR., ESQ.
    BROBECK, PHLEGER & HARRISON LLP               LATHAM & WATKINS
         TWO EMBARCADERO PLACE              1001 PENNSYLVANIA AVE., N.W.
            2200 GENG ROAD                           SUITE 1300
      PALO ALTO, CALIFORNIA 94303            WASHINGTON, D.C. 20004-2505
            (415) 424-0160                         (202) 637-2200

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED DECEMBER 23, 1996

PROSPECTUS
                                       SHARES
                             GENERAL WIRELESS, INC.
                              CLASS C COMMON STOCK

  All of the shares of the Company's Class C Common Stock offered hereby (the "Stock Offering") are being sold by General Wireless, Inc. ("General Wireless" or the "Company"). Prior to the Stock Offering, there has been no public market for the Class C Common Stock of the Company. It is currently estimated that the
initial public offering price will be between $    and $    per share. See
"Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to have the Company's Class C Common Stock approved for quotation on the Nasdaq National Market under the symbol "GWIR."

  Upon completion of the Stock Offering, the Company will have two classes of common stock outstanding: Class A Common Stock and Class C Common Stock (collectively, the "Common Stock"). The economic rights of each class of Common Stock are identical but the voting rights are different. Under the Company's Amended and Restated Certificate of Incorporation, each outstanding share of Class C Common Stock has a voting interest in the voting power of the Common Stock as a whole equal to the quotient derived from dividing 49.9% by the number of shares of Class C Common Stock issued and outstanding on all matters except the election of directors or as otherwise provided by law, and each outstanding share of Class A Common Stock has a voting interest in the voting power of the Common Stock as a whole equal to the quotient derived from dividing 50.1% by the number of shares of Class A Common Stock issued and outstanding on all matters except the election of directors or as otherwise provided by law. Upon completion of the Stock Offering and assuming no exercise of options or warrants, each share of Class C Common Stock outstanding will
carry a voting interest of   %. With respect to the election of directors, the
Class C Common Stock, voting together as a separate class, is entitled to elect members to the Company's Board of Directors who collectively will represent three of the seven votes of the Company's Board of Directors, and the Class A Common Stock, voting together as a separate class, is entitled to elect members to the Company's Board of Directors who collectively will represent four of the seven votes of the Company's Board of Directors. See "Description of Capital Stock."

  Concurrently with the Stock Offering and pursuant to a separate prospectus,
the Company is making a public offering of     units (the "Units"), each
consisting of $1,000 principal amount at maturity of   % Senior Discount Notes
due       , 2007 (the "Senior Discount Notes") and     warrants (the
"Warrants") to purchase     shares of Class C Common Stock, sufficient to
generate approximately $220 million in gross proceeds to the Company (the "Unit Offering"). The Stock Offering and the Unit Offering are collectively referred to herein as the "Offerings." The closing of the Unit Offering and the closing of the Stock Offering are each conditioned upon the closing of the other.


                                  ----------

INVESTMENT IN THE CLASS C COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF
   RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN
        FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION   PASSED UPON THE
 ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY    REPRESENTATION  TO  THE
  CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       UNDERWRITING
                                           PRICE TO   DISCOUNTS AND  PROCEEDS TO
                                            PUBLIC    COMMISSIONS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Share...............................    $             $             $
--------------------------------------------------------------------------------
Total(3)................................  $             $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(2) Before deducting expenses payable by the Company estimated at $   .
(3) The Company has granted the Underwriters an option, exercisable within 30
    days of the date hereof, to purchase up to an aggregate of     additional
    shares of Class C Common Stock at the price to the public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to the public, underwriting discounts and commissions and proceeds to Company
    will be $   ,    ,     and $   , respectively. See "Underwriting."

                                  ----------

  The shares of Class C Common Stock are offered subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that
delivery of the shares will be made on or about    at the office of Bear,
Stearns & Co. Inc., New York, N.Y.

                                  ----------
BEAR, STEARNS & CO. INC.
            LEHMAN BROTHERS

                         SALOMON BROTHERS INC

                                                              J.P. MORGAN & CO.
                                       , 1996

                         GENERAL WIRELESS PCS MARKETS

                               19.8 MILLION POPS

         [GRAPHIC OF MAP OF UNITED STATES WITH ENLARGEMENTS DEPICTING

           THE COMPANY'S MARKETS IN THE SAN FRANCISCO CLUSTER,

                          THE MIAMI CLUSTER AND

                    THE ATLANTA CLUSTER APPEARS HERE.]

      SAN FRANCISCO CLUSTER             MIAMI CLUSTER        ATLANTA CLUSTER
---------------------------------  ------------------------ -----------------
(10.0 million POPs)                (5.6 million POPs)       (4.1 million POPs)
 .San Francisco--Oakland--San Jose  .Miami--Fort Lauderdale  .Atlanta
 .Sacramento                        .West Palm Beach         .Gainesville
 .Monterey--Salinas                 .Fort Myers              .Athens
 .Stockton                          .Naples
 .Chico--Oroville                   .Fort Pierce--Vero Beach
 .Yuba City--Marysville

  IN CONNECTION WITH THE STOCK OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS C COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  General Wireless, Inc. and the General Wireless logo are trademarks of the Company. This Prospectus also includes trademarks of companies other than the Company.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus, other than the historical financial information, (i) assumes and gives effect to the completion of the Offerings, (ii) does not give effect to the exercise of the
Underwriters' over-allotment option, (iii) gives effect to the grant on       ,
   (the "License Grant Date") of the personal communications services ("PCS") licenses for which the Company was the high bidder in the 30 MHz C-Block auction (the "C-Block Auction") conducted by the Federal Communications Commission ("FCC"), which grant has not occurred as of December 23, 1996, (iv) reflects a 10-for-1 stock split to be effected prior to the effective date of the Stock Offering and (v) reflects the conversion of Class B Common Stock into Class C Common Stock on a one-to-one basis, which will occur upon the closing of the Stock Offering. As used in this Prospectus with respect to a given area, the term "POPs" refers to the aggregate number of persons located in such area, based on the 1995 estimated U. S. population data in the 1995 PCS Atlas and Data Book published by Paul Kagan Associates, Inc. ("Kagan Associates"). Unless the context otherwise requires, references to the "Company" or "General Wireless" herein refer to General Wireless, Inc. and its consolidated subsidiaries. See the "Glossary" beginning on page 83 for a definition of certain terms used herein. Certain of the information contained in this summary and elsewhere in this Prospectus, including information with regard to the Company's business, are forward-looking statements. For a discussion of important factors that could affect such matters, see "Risk Factors" beginning on page 10.

                                  THE COMPANY

  General Wireless intends to become a leading provider of affordable wireless communications services. The Company holds PCS licenses to serve the rapidly growing metropolitan areas of San Francisco, Atlanta and Miami (the "Metropolitan Areas"), as well as 11 selected high-growth contiguous markets. In total, the Company's markets contain 19.8 million POPs, approximately 71% of which are located in the Metropolitan Areas. The Company believes that this is the highest percentage of total POPs located in densely populated urban markets (markets having at least three million POPs) of any PCS or cellular operator in the United States. Additionally, the Company believes its markets are particularly attractive because of their high historical and projected population growth rates, as well as other desirable demographic characteristics, such as high population densities, favorable business climates, high median household income levels and long commute times. From 1990 through 1995, the aggregate population of the Company's markets has grown at over 150% of the national rate and is expected to continue to grow at a rate above the national average. The Company plans to launch commercial service on its PCS networks during the first half of 1998.

  The demand for wireless communications services in the United States has grown dramatically during the last five years, notwithstanding the technical limitations of existing analog cellular technology. The number of cellular subscribers has grown from 5.3 million at December 31, 1990 to 33.8 million at December 31, 1995, representing a compound annual growth rate of 45%. Over the same time period, the wireless telephony penetration rate has grown from approximately 3% to approximately 13%, and is forecasted by Kagan Associates to reach approximately 47% by 2006.

  The Company believes that, due to relatively high per minute airtime charges and unpredictable monthly bills, there is a price-sensitive mass consumer market that refrains from subscribing to or extensively using cellular services. The Company believes that if the mass consumer market were offered significantly lower per minute airtime charges and more predictable and affordable pricing plans, mass consumers would increase their use of wireless communications services, contributing to a new phase of growth in the industry. The Company also believes that business customers who are high-volume users of wireless communications services will be attracted to lower priced airtime service, as such high-volume users would realize substantial aggregate savings.

                                    STRATEGY

  The Company intends to become a leading provider of affordable wireless communications services. The Company's strategy to achieve this objective is based upon the following:

  OPERATE IN LARGE, RAPIDLY GROWING MARKETS WITH ATTRACTIVE DEMOGRAPHIC PROFILES. The Company believes there are significant advantages created by focusing on densely populated major metropolitan markets. First, cell site efficiencies can be maximized in densely populated areas, thereby reducing network build-out costs per subscriber and providing greater pricing flexibility. Accordingly, the Company can achieve a higher ratio of population coverage to geographic coverage relative to PCS and cellular operators in less densely populated markets. Second, these markets have multiple business centers and residential areas that generally have a high demand for mobile communications services. Third, cellular operators typically face significant capacity constraints in high traffic areas due to the analog technology used in a majority of their networks. Fourth, major markets have numerous local, regional and national retailers as well as agents and resellers that can facilitate rapid growth by new wireless entrants.

  USE A FOCUSED NETWORK BUILD-OUT TO ACHIEVE LOW COSTS. General Wireless intends to achieve lower operating costs and capital requirements relative to its PCS and cellular competitors by concentrating its network build-out in "high-usage areas" rather than building out wide-area cellular-like networks. The Company defines "high-usage areas" as those areas where the majority of the population lives, commutes, works and shops. These areas primarily include densely populated urban areas, commuting corridors and high-growth suburban areas. The Company plans to limit the construction of its networks outside of these high-usage areas because it believes the incremental cost of building out such network coverage is substantial and is inconsistent with the Company's objective to be the low-cost provider of wireless communications services. Based on network design analysis completed by the Company and Lucent Technologies Inc. ("Lucent"), the Company plans to spend approximately $11 per POP through the end of 1997 for the build-out of its PCS networks, which, once commercial service is launched during the first half of 1998, would provide coverage to approximately 80% of the aggregate population of its markets. Additionally, the Company intends to spend approximately $3 per POP in 1998 to provide additional capacity on its PCS networks. The Company believes its per POP network build-out costs will be significantly less than those of its competitors. The Company believes its focused build-out strategy differs from the strategy of many existing cellular operators and from the expected strategy of many PCS operators that are expected to compete by placing greater emphasis on coverage area rather than on airtime prices. The Company's strategy parallels those used by certain competitive local exchange carriers ("CLECs") and interexchange carriers ("IXCs") that have targeted specific coverage areas of major markets and are interconnected to other carriers' facilities for expanded coverage. Additionally, the Company intends to use what it believes is the most cost-effective digital technology, code division multiple access ("CDMA"), and outsource selected technical and administrative functions.

  LEVERAGE TURNKEY RELATIONSHIP WITH LUCENT TO CONSTRUCT A HIGH QUALITY NETWORK. The Company has entered into a definitive agreement with Lucent (the "Lucent Equipment Agreement") under which the Company has selected Lucent to be its primary network vendor to undertake the construction and implementation of the Company's PCS networks. Lucent is a leading provider of telecommunications equipment and has significant experience building 1900 MHz CDMA-based PCS networks, including portions of the networks being used by PrimeCo Personal Communications L.P. ("PrimeCo") and Sprint PCS L.P. ("Sprint PCS"). Under the "turnkey" arrangement, Lucent will have broad responsibilities for program management, radio frequency ("RF") engineering, site acquisition, network design, spectrum clearing and microwave removal, and site construction and equipment procurement. The Company's networks will be built with Lucent mini-cell equipment, 5ESS(R)-2000 switches, transmission equipment and power systems, and will have CDMA technology that the Company believes will allow it to offer wireless telephone voice quality comparable to wireline telephone voice quality. The Company believes that through future innovations expected to be developed by Lucent's Bell Laboratories research unit, Lucent will be able to provide next-generation products to enhance the functionality and performance of the Company's networks. The Lucent Equipment Agreement enables the Company to monitor and control the major activities of the network build-out.

  IMPLEMENT AN INNOVATIVE AND AFFORDABLE PRICING STRUCTURE. General Wireless plans to implement an innovative and affordable pricing structure to capitalize on wireless customers' demand sensitivity to price. The Company believes that a substantial market opportunity exists to narrow the pricing gap between existing cellular airtime and wireline telephone rates, which approximate 45 cents and 5 cents per minute of use, respectively. Relative to current cellular service packages, General Wireless expects to offer service packages that include larger blocks of prepaid minutes consisting of both peak and off-peak airtime at significantly lower effective prices per minute. Based on this pricing strategy, General Wireless expects to realize average revenue per unit ("ARPU") similar to that currently achieved by cellular operators without negatively impacting its operating margins. Additionally, the Company believes that its cost structure will better support more affordable pricing relative to PCS competitors that provide wide-area cellular-like coverage.

  MAXIMIZE CUSTOMER REACH THROUGH EXTENSIVE USE OF INDIRECT DISTRIBUTION CHANNELS. The Company's distribution strategy will emphasize indirect channels in general, and retailers in particular. The Company believes it will realize several important advantages from this distribution strategy. First, the Company believes that the use of multiple indirect channels will enable the Company to achieve a fast ramp-up of subscribers through representation at numerous points of purchase. Second, the Company believes that indirect distribution channels will cost-effectively focus the Company's sales and marketing resources directly on customer creation, as opposed to investment in Company stores and related infrastructure. Third, the focus on retailers and agents, rather than resellers, will better allow the Company to maintain a direct relationship with its customer base through billing and customer service. The Company believes that direct contact with its customers will allow it to realize better customer satisfaction and achieve lower customer turnover.

                                 FINANCING PLAN

  The Company expects its financing plan to fund the Company's business through at least the end of 1998. In the C-Block Auction, the Company bid in the aggregate approximately $1.1 billion for its PCS licenses. By the terms of the C-Block Auction, the Company will receive financing from the U.S. government (the "Government Financing") for 90% of the purchase price of the licenses (approximately $954 million) for a 10-year period commencing on the License Grant Date at a fixed interest rate equal to %, representing the coupon rate on the 10-year Treasury Notes at the auction most recently completed prior to the License Grant Date. Under the terms of the Government Financing, subsidiaries of the Company holding PCS licenses (the "License Subsidiaries") are required to make quarterly payments of interest only for the first six years of the licenses and quarterly payments of interest and principal over the remaining four years of the license terms. The Company raised the remaining 10% of the purchase price of its PCS licenses from private equity and debt investors. See "Risk Factors--Government Regulation" and "Description of Certain Indebtedness."

  In aggregate, the Company estimates that it will require $542 million of financing to fund its business plan from the effective date of the Offerings through the end of 1998. The Company will require funding for capital expenditures, interest expense payments, operating losses, working capital and other general corporate purposes. Such capital expenditures include network infrastructure equipment, site selection and acquisition and other costs related to the buildout of the Company's PCS networks. To the extent unexpected expenditures arise or the Company's estimates prove to be inaccurate, the Company may require additional financing. After 1998, the Company may also require substantial additional capital to fund growth, debt service requirements and anticipated future operating losses. Due to its highly leveraged capital structure, there can be no assurance that the Company will be able to obtain such financing or that any such financing will be on terms favorable to the Company. See "Risk Factors--Significant Capital Requirements; Financing Risks" and "Certain Transactions."

  In aggregate, the Company intends to have raised or have available $615 million to fund the Company's business plan from the effective date of the Offerings through the end of 1998. The Company expects sources of funding to include the Stock Offering, the Unit Offering and drawdowns on vendor financing to be provided by Lucent. The Company has received a commitment from Lucent to provide vendor financing of up to $300 million of senior secured loans (the "Lucent Financing") for the purchase of infrastructure equipment and certain related network buildout costs. The Lucent Financing provides for an initial $200 million credit facility with an eight-year term ("Tranche A") and a subsequent $100 million credit facility available commencing January 1, 1998 with a seven-year term ("Tranche B"). The Company anticipates that funding provided by Tranche A will allow the Company to construct PCS networks by the end of 1997, which, once commercial service is launched during the first half of 1998, would provide coverage to approximately 80% of the aggregate population of its markets and that Tranche B will allow for financing of additional equipment needed to support future growth in the Company's subscriber base. The Lucent Financing is subject to the parties negotiating and entering into an agreement in definitive form and the satisfaction of certain conditions. There can be no assurance that the Company and Lucent will enter into such a definitive agreement or that the conditions to the Lucent Financing will be met. See "Risk Factors--Significant Capital Requirements; Financing Risks," "--PCS Network Construction and Implementation Risks" and "Description of Certain Indebtedness."

  The following table sets forth the Company's estimated sources and uses of funds on an aggregate basis from the effective date of the Offerings through the end of 1998:

                                                                      AMOUNTS
                                                                   (IN MILLIONS)
     SOURCES OF FUNDS:
       Lucent Financing..........................................      $251
       Unit Offering net proceeds................................       211
       Stock Offering net proceeds...............................       153
                                                                       ----
        Total....................................................      $615
                                                                       ====
     USES OF FUNDS:
       Capital expenditures......................................      $273
       Interest expense payments on Government Financing and Lu-
        cent Financing...........................................       157
       Operating losses and working capital......................       112
       Other, including general corporate purposes...............        73
                                                                       ----
        Total....................................................      $615
                                                                       ====

                          DESCRIPTION OF CAPITAL STOCK

  Upon completion of the Offerings, the Company will have two classes of Common Stock outstanding: Class A Common Stock and Class C Common Stock. The economic rights of each class of Common Stock are identical but the voting rights are different. Under the Company's Amended and Restated Certificate of Incorporation, each outstanding share of Class C Common Stock has a voting interest in the voting power of the Common Stock as a whole equal to the quotient derived from dividing 49.9% by the number of shares of Class C Common Stock issued and outstanding on all matters except the election of directors or as otherwise provided by law, and each outstanding share of Class A Common Stock has a voting interest in the voting power of the Common Stock as a whole equal to the quotient derived from dividing 50.1% by the number of shares of Class A Common Stock issued and outstanding on all matters except the election of directors or as otherwise provided by law. Upon completion of the Stock Offering and assuming no exercise of options or warrants, each share of Class C
Common Stock outstanding will carry a voting interest of   %. With respect to
the election
of directors, the Class C Common Stock, voting together as a separate class, is entitled to elect members to the Company's Board of Directors who collectively will represent three of the seven votes of the Company's Board of Directors, and the Class A Common Stock, voting together as a separate class, is entitled to elect members to the Company's Board of Directors who collectively will represent four of the seven votes of the Company's Board of Directors.

   The Company's capital structure has been designed to meet FCC and other government rules and requirements. Failure to comply with FCC and other government rules and requirements could have a material adverse effect upon the Company. See "Risk Factors--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment," "--Government Regulation," "--C-Block License Requirements," "--Effect of Control by Certain
Stockholders," "--Dilution," "Legislation and Government Regulation" and "Description of Capital Stock."

                                ----------------

                               THE STOCK OFFERING

Class C Common Stock offered....        shares

Capital Stock to be outstanding
 after the Stock Offering(1)
  Class A Common Stock........
                                       30  shares

                                        shares(2)

     Total...................

  Class C Common Stock........
                                        shares

Use of proceeds.................
                                  The net proceeds of the Offerings will be used to finance interest expense payments on the Government Financing and the Lucent Financing, operating losses, working capital requirements, capital expenditures not funded by the Lucent Financing and for general corporate purposes. See "Use of Proceeds."

Proposed Nasdaq National Market   GWIR
 symbol.........................

Unit Offering...................  Concurrently with the Stock Offering and pursuant to a separate prospectus, the
                                  Company is making the Unit Offering of
                                  Units, each consisting of $1,000 principal
                                  amount at maturity of Senior Discount Notes
                                  and   Warrants to purchase   shares of Class
                                  C Common Stock, sufficient to generate
                                  approximately $220 million in gross proceeds
                                  to the Company. The Warrants, when exercised,
                                  would entitle the holders thereof to purchase
                                  shares of Class C Common Stock representing
                                   % of the Class C Common Stock of the Company
                                  on a fully diluted basis after giving effect
                                  to the Offerings. The closing of the Unit
                                  Offering and the closing of the Stock
                                  Offering are each conditioned upon the
--------                          closing of the other.

(1) Based on the number of shares outstanding as of September 30, 1996. Excludes (i) stock options to purchase 2,093,310 shares of Class C Common Stock with an exercise price of $5.00 per share, all of which are exercisable, 1,316,780 of which are fully vested and the remainder of which vest over a five-year period from the grant date and (ii) warrants to purchase (a) 105,000 shares of Class C Common Stock with an exercise price of $5.00 per share, (b) 3,386,750 shares of Class C Common Stock with an exercise price of $10.00 per share and (c) 400,000 shares of Class C Common Stock with an exercise price of $0.001 per share, all of which are fully vested and exercisable. Also excludes (i) stock options to purchase (a) shares of Class C Common Stock to be granted to the General Wireless Employee Trust and (b) 90,300 shares of Class C Common Stock to be granted to certain non-employee directors, such options to be granted on the effective date of the Stock Offering at the fair market value of such shares on such date; and (ii) 500,000 shares of Class C Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan. Also excludes warrants to purchase (i) 250,000 shares of Class C Common Stock at an exercise price of $10.00 per share issued or to be issued to
    Hyundai Electronics America ("Hyundai"), (ii)    shares of Class C Common
    Stock at an exercise price equal to the initial public offering price to be issued to Lucent in connection with the Lucent Financing and (iii)
    shares of Class C Common Stock at an exercise price of    per share to be
    offered in the Unit Offering. See "Management--1996 Stock Option Plan," "-- Employee Stock Purchase Plan," "Certain Transactions," "Description of Certain Indebtedness" and Note 3 of Notes to Consolidated Financial Statements for a description of the completion of pro forma net loss per share and pro forma weighted average number of shares outstanding.

(2) Includes 5,000,000 shares of Class C Common Stock to be purchased by Hyundai, of which 70,000 was purchased shortly after the License Grant Date and 4,930,000 is expected to be purchased on or about the closing date of the Stock Offering.

               SUMMARY AND PRO FORMA CONSOLIDATED FINANCIAL DATA
  The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                         NINE MONTHS
                                YEARS ENDED                 ENDED
                               DECEMBER 31,             SEPTEMBER 30,
                            --------------------  ----------------------------
                              1994       1995        1995            1996
                            --------- ----------  -----------    -------------
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
 Revenues.................. $    --   $      --    $       --     $         --
 Gross profits.............      --          --            --               --
 Loss from operations......     (448)       (791)         (540)          (1,342)
 Net loss.................. $   (433) $     (744)  $      (512)   $      (1,225)
 Net loss per share(1).....
 Weighted average number of
  shares
  outstanding(1)...........
                            AS OF DECEMBER 31,    AS OF SEPTEMBER 30, 1996
                            --------------------  ----------------------------
                                                                 PRO FORMA AS
                              1994       1995     HISTORICAL     ADJUSTED (2)
                            --------- ----------  -----------    -------------
                                           (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
 DATA:
 Cash and cash equiva-
  lents.................... $    918  $    2,688   $     6,569    $     364,986
 PCS license deposits .....      --       53,982           --               --
 PCS license down pay-
  ments....................      --          --         52,983              --
 PCS licenses..............      --          --            --           717,877
 Total assets..............      937      56,693        59,634        1,091,945
 Government Financ-
  ing(3)...................      --          --            --           611,911
 Lucent Financing(4).......      --          --            --               --
 Senior Discount Notes(5)..      --          --            --           220,000
 Total stockholders' equi-
  ty.......................      868      54,977        57,579          257,979

--------
(1) See Note 3 of Notes to Consolidated Financial Statements.

(2) The pro forma as adjusted column gives effect to certain events that occurred or are expected to occur subsequent to September 30, 1996: (i) the grant of the Company's PCS licenses, (ii) the payment to the FCC of $53.0 million representing five percent of the purchase price of the PCS licenses, (iii) the drawdown of $49.3 million of debt from Hyundai (the "Hyundai Loan"), (iv) the purchase by Hyundai of 70,000 units consisting of one share of Class C Common Stock and a warrant to purchase 0.05 shares of Class C Common Stock at an exercise price of $10.00 per share ("Hyundai Unit") at a price of $10 per Hyundai Unit, for an aggregate price of $700,000 (the "Initial Hyundai Stock Purchase") and (v) the incurrence of $953.7 million (face amount) of Government Financing. The pro forma as adjusted column also reflects the following events expected to occur upon the consummation of the Offerings: (i) net proceeds to the Company of
    $152.9 million from the sale of     shares of Class C Common Stock offered
    hereby at an assumed offering price of $   per share, (ii) net proceeds to
    the Company of an aggregate of $211.0 million from the issuance of the Units, (iii) the purchase by Hyundai of an additional $49.3 million in Hyundai Units (together with the Initial Hyundai Stock Purchase referred to as the "Hyundai Stock Purchase"), net of $2.5 million in fees and expenses related to such purchase. The Hyundai Stock Purchase will be financed through the surrender of the Hyundai Loan. See "Use of Proceeds" and "Certain Transactions."

(3) The Government Financing has been recorded at its estimated fair market value of approximately $612 million based on an estimated fair market borrowing rate of 14%, as estimated by management and assuming an actual interest rate of 6.5% under the Government Financing. The actual total aggregate obligation under the Government Financing for the License Subsidiaries is $953.7 million. See "Risk Factors--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment."

(4) The Company has received a commitment from Lucent for the Lucent Financing. See "Description of Certain Indebtedness--Lucent Financing."

(5) The Company expects gross proceeds from the Unit Offering of approximately $220 million. The pro forma as adjusted balance sheet data of the Company reflects the Senior Discount Notes at face value. In the Company's financial statements, the estimated value of the Warrants will be reflected both as a debt discount and an element of additional paid-in capital.

                                 RISK FACTORS

  This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this Prospectus. In addition to the other information contained in this Prospectus, investors should carefully consider the following risk factors:

DEVELOPMENT STAGE COMPANY; HISTORICAL AND EXPECTED FUTURE OPERATING LOSSES

  The Company was incorporated in 1994, is at an early stage of development and has no operating history. Consequently, the Company does not have any meaningful historical financial information upon which a prospective investor could evaluate an investment in the Class C Common Stock offered hereby. The Company is subject to all risks typically associated with a start-up entity. These risks include the Company's ability to implement its business plan in the manner set forth herein, which requires attracting and retaining qualified individuals as managers and employees and developing business infrastructure. As such, no assurance can be given as to the timing and extent of revenues and expenses or the Company's ability to successfully manage all the tasks associated with developing and maintaining a successful enterprise. Any failure by management to guide and control growth effectively, which includes implementing adequate systems, procedures and controls in a timely manner, could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company has incurred cumulative net losses through September 30, 1996 of approximately $2.4 million. These losses resulted primarily from expenditures associated with organizational and start-up activities and the Company's pursuit of PCS licenses in the C-Block Auction. The Company expects to launch commercial service on its PCS networks during the first half of 1998 and does not expect to generate any revenues until such time or later. The Company will incur significant operating losses and generate negative cash flow from operating activities during the next several years while it seeks to develop and construct its PCS networks and build a customer base. These losses and negative cash flow are expected to be substantial and to increase during the initial years of the build-out and operation of its PCS networks. There can be no assurance that the Company will successfully launch its services, or that it will achieve or sustain profitability or positive cash flow from operating activities in the future. If the Company cannot achieve operating profitability or positive cash flow from operating activities, it may not be able to meet its debt service or working capital requirements and the Class C Common Stock may have little or no value. See "--Potential Fluctuations in Future Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL DEBT OBLIGATIONS TO THE U.S. GOVERNMENT; IMPLICATIONS OF ACCOUNTING TREATMENT

  Each of the License Subsidiaries will serve as the obligor on the payments to be made for the C-Block PCS license held by such License Subsidiary and must execute a note to the United States Treasury Department documenting the License Subsidiary's installment payment obligations and a security agreement creating a first priority security interest in favor of the FCC in the license (and the proceeds of any sale thereof) in the event of a default. The aggregate debt obligation of the License Subsidiaries to the U.S. Government pursuant to the Government Financing will be approximately $954 million. The License Subsidiaries will be required to make interest expense payments based on an interest rate of %. The License Subsidiaries will be required to make quarterly payments of interest only for the first six years of the license and payments of interest and principal over the remaining four years of the license term. Although the obligation of the License Subsidiaries under the Government Financing will be recorded on the Company's consolidated financial statements at an estimated fair market value of approximately $612 million, based on an estimated fair market borrowing rate of 14% and assuming an actual interest rate of 6.5% under the Government Financing, the amount that would be owed to the U.S. Government by the License Subsidiaries if all Government Financing were declared immediately due and payable for all licenses would be $954 million plus accrued interest. In the event that a License Subsidiary becomes unable to meet its obligations under the Government Financing or otherwise violates regulations applicable to holders of FCC licenses, the FCC could take a variety of actions, including requiring immediate repayment of amounts due under the Government Financing, repayment of certain bidding credits, revoking the

Company's PCS licenses and fining the Company an amount equal to the difference between the price at which the Company acquired the licenses and the amount of the winning bid at their reauction, plus an additional penalty of three percent of the lesser of the subsequent winning bid and the Company's bid amount. There can be no assurance that the Company or the License Subsidiaries will be able to meet their obligations under the Government Financing or that in the event of a failure to meet such obligations, the FCC will not require immediate repayment of amounts due under the Government Financing or revoke the Company's PCS licenses. In either such event the Company or the License Subsidiaries may be unable to meet their obligations to other creditors, including Lucent and the holders of the Senior Discount Notes.

  In addition, if the Government Financing were reflected at its aggregate total face value of $954 million, the Company's pro forma total debt (as adjusted for the Offerings) may exceed the total "enterprise value" of the Company implied by the initial public offering price of the Class C Common Stock (as determined by adding the market value of the Common Stock, the estimated fair market value of the Government Financing and the gross proceeds from the Unit Offering). The estimated fair market value of the Government Financing is based on an estimated fair market borrowing rate of 14%, as estimated by management. If a different fair market borrowing rate were used to estimate the fair market value of the Government Financing, the allocation of the Company's "enterprise value" between the Government Financing and the Common Stock would be correspondingly affected. See "--Ability to Service Debt; Substantial Leverage; Restrictive Covenants," "--Government Regulation" and "Legislation and Government Regulation."

ABILITY TO SERVICE DEBT; SUBSTANTIAL LEVERAGE; RESTRICTIVE COVENANTS

  The Company's leverage is substantial in relation to its equity. As of September 30, 1996, on a pro forma basis after giving effect to the Stock Offering, the Unit Offering, the Hyundai Stock Purchase and the Government Financing, the Company's total indebtedness would have been $832 million ($1.17 billion on a face-amount basis) and its stockholders' equity would have been $258 million. In addition, the Company will be entitled to draw down up to $200 million under Tranche A of the Lucent Financing. Furthermore, the indenture governing the Senior Discount Notes (the "Indenture") and the agreement related to the Lucent Financing (the "Lucent Financing Agreement") each have provisions allow the Company, under certain circumstances, to incur substantial additional indebtedness, including up to $100 million under Tranche B of the Lucent Financing. On a pro forma basis after giving effect to the Offerings, the Company's deficiency of earnings before fixed charges to
cover fixed charges for the   months ended    , 1996 and the year ended
December 31, 1995 would have been $    million and $   million, respectively.

  The Indenture and the Lucent Financing Agreement will contain, and any additional financing agreements are likely to contain, certain restrictive covenants. The restrictions contained in the Indenture and the Lucent Financing Agreement will affect, and in some cases will significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock, create liens, sell assets and engage in mergers and consolidations. If the Company fails to comply with the restrictive covenants in the Indenture, the Company's obligation to repay such obligations may be accelerated. In addition to the restrictive covenants described above, the Lucent Financing Agreement will require the Company to maintain certain financial ratios. The failure of the Company and its subsidiaries to maintain such ratios would constitute events of default under the Lucent Financing Agreement, notwithstanding the ability of the Company to meet its debt service obligations. An event of default under the Lucent Financing Agreement would allow Lucent to accelerate the maturity of such indebtedness. In such event, a significant portion of the Company's other indebtedness (including the Senior Discount Notes) may become immediately due and payable.

  The successful implementation of the Company's strategy, among other things, is necessary for the Company to be able to meet its debt service and significant capital requirements. In addition, the Company's ability to satisfy its debt service obligations once its PCS networks are operational will be dependent upon the Company's future performance, which is subject to a number of factors that are beyond the Company's control. There can be no assurance that the Company's PCS networks can be completed or that, once completed, the Company will generate sufficient cash flow from operating activities to meet its debt service and working capital requirements. Any failure or delay in meeting these debt service requirements, and in particular, the requirements of the Government Financing, could have a material adverse effect upon the Company's business, results of operations and financial condition. See "-- Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment" and "--Significant Capital Requirements; Financing Risks."

SIGNIFICANT CAPITAL REQUIREMENTS; FINANCING RISKS

  The development, construction and implementation of the Company's PCS networks will require substantial capital. The Company currently estimates that the funds required for financing its business plan, including capital expenditures relating to the construction of its PCS networks, will total approximately $542 million through the end of 1998. Although the Company expects that, as a result of the Offerings and the Lucent Financing, it will have sufficient funding through at least the end of 1998, there can be no assurance that the Company's financing plan will be adequately achieved or that no additional capital requirements will emerge. After 1998, the Company may also require capital for additional growth, other capital expenditures for existing and new license acquisitions (if any), debt service requirements (including debt service relating to the Government Financing, the Lucent Financing and the Senior Discount Notes) and anticipated future operating losses. Actual amounts of financing required may vary materially from these estimates and additional financing may be required in the event of significant unforeseen delays in implementation, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and other technological risks.

  The Lucent Financing is subject to the parties negotiating and executing the Lucent Financing Agreement in definitive form and the satisfaction of certain conditions. The Lucent Financing provides for an initial tranche of $200 million with an eight-year term and a subsequent tranche of $100 million to be available commencing January 1, 1998 with a seven-year term, with undrawn availability under both tranches terminating on December 31, 1999. Under the Lucent Financing Agreement, the availability of each of Tranche A and Tranche B would be conditioned upon the satisfaction of certain minimum financing requirements, which will be met upon completion of the Offerings. The availability of Tranche B would also be subject to (1) the Company's PCS networks (excluding that of the Chico market) providing service to geographical areas with at least 14 million POPs, and (2) the Company having secured at least 20,000 subscribers (excluding those from the Chico market). There can be no assurance that the Company and Lucent will successfully negotiate and enter into a definitive form of the Lucent Financing Agreement. Even if the Lucent Financing Agreement is entered into, there can be no assurance that any of the conditions precedent, including the build-out and minimum subscriber requirements applicable to Tranche B, will be satisfied or waived. The inability of the Company to access such funds would likely have a material adverse effect on the Company, and there can be no assurance that the Company will be able to obtain replacement financing from other sources. See "Business--Infrastructure and Network Build-out" and "Description of Certain Indebtedness."

  The Company's ability to obtain any additional necessary financing or refinancing will depend on, among other things, its financial condition, any restrictions governing its indebtedness and other factors, including market conditions, that are beyond the control of the Company. Further, in the event the implementation of its PCS networks is delayed or the Company does not generate sufficient cash flow to meet its debt service or capital requirements, the Company may need to seek additional financing. There can be no assurance that any such financing or refinancing could be obtained on terms that are favorable to the Company, or at all. In the absence of such financing or refinancing, the Company could be forced to dispose of assets in order to make up for any shortfall in the payments due on its indebtedness under circumstances that might not be favorable to realizing the highest price for such assets. A substantial portion of the Company's assets consist of intangible assets, principally PCS licenses granted by the FCC, the value of which will depend upon a variety of factors. Such licenses may only be transferred to other entities that meet the FCC requirements for C-Block license holders during the first five years of the initial license term, which will significantly impact the ability of the Company to realize the value of such licenses. Further, transfers to entities not meeting such requirements in years six through 10 of the initial license term will subject the Company to substantial unjust enrichment penalties. There can be no assurance that the Company's assets could be sold, or sold quickly enough, or for a sufficient amount, to enable the Company to meet its obligations. See "--Ability to Service Debt; Substantial Leverage; Restrictive Covenants," "--C-Block License Requirements" and "--Foreign Ownership Limitations."

MANAGEMENT OF GROWTH; NEED TO ESTABLISH INFRASTRUCTURE

  Implementation of the Company's business plan will place substantial demands on the Company's managerial, operational and financial resources. As of November 30, 1996, the Company had 11 employees and will need to hire a significant number of new employees in the near future. In addition, the Company will need to expand its headquarters, establish regional facilities and establish management information and financial control systems adequate to support its operations and expected growth. There can be no assurance that the Company will be able to manage effectively the expansion of its operations and facilities, that the Company will be able to attract and retain qualified personnel, that its management team augmented by new management hires will work together effectively, that the Company's systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to achieve the rapid execution necessary to exploit fully the market opportunity for the Company's wireless communications services. Any inability to manage growth effectively could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Dependence on Key Personnel," "Business--Employees" and "Management."

PCS NETWORK CONSTRUCTION AND IMPLEMENTATION RISKS

  The Company's proposed construction and implementation of its PCS networks involve a high degree of risk including, but not limited to, network design, site selection and acquisition, equipment availability and microwave relocation. See "--Relocation of Incumbent Fixed Microwave Licenses." The Company intends to rely on third parties to undertake substantially all of the construction and implementation of its PCS networks. In particular, pursuant to the Lucent Equipment Agreement, the Company has selected Lucent to provide a turnkey solution for these services, including the supply of network construction equipment. Lucent, in turn, will likely engage other third parties to provide certain of such services and equipment. There can be no assurance that Lucent will be able to engage such other third parties, or that if engaged, such third parties, together with Lucent, will successfully develop and implement the Company's PCS networks. Any failure to do so will have a material adverse effect upon the Company.

  The Company expects to complete substantially the build-out of its PCS networks by the end of 1997 and to launch commercial service during the first half of 1998. Each phase of the construction and implementation process involves various risks and contingencies, most of which are not within the control of the Company and many of which are not within the control of Lucent or other third parties to be engaged by the Company or Lucent. Any of these risks or contingencies could adversely affect the construction of the Company's PCS networks. There can be no assurance that the Company and, in particular, Lucent, will be able to construct the Company's PCS networks in any of the Company's markets in accordance with the Company's current construction plan and schedule. If the Company's construction plan is not properly implemented on a timely basis, the Company may not be able to provide services competitive with those provided by the cellular and other PCS operators in its markets. In such event, the Company's PCS subscriber growth would be limited and the Company's business, results of operations and financial condition would be materially adversely affected.

  In addition, each of the Company's PCS licenses is subject to an FCC requirement that the Company construct PCS networks that offer coverage to at least one-third of the population in each such PCS market within five years of the License Grant Date of the applicable license and to at least two-thirds of the population within 10 years of such date. There can be no assurance that this required coverage will be achieved by the Company or Lucent in accordance with FCC requirements, and failure to comply with these requirements in any market could cause revocation of the Company's PCS licenses or the imposition of fines or other sanctions by the FCC. See "--Government Regulation" and "Legislation and Government Regulation." In addition, winners of A-Block and B-Block PCS licenses, which were granted in June 1995, have a significant head-start in constructing their networks. Likewise, the incumbent cellular licensees in each market have been operating their networks for five-to-10 years, and are upgrading their networks to use digital technology. Thus, the construction and implementation of the Company's PCS networks must be completed on a timely basis, and any delays could have a material adverse effect on the Company.

  Under the Lucent Equipment Agreement, Lucent has good faith obligations to provide equipment and services in accordance with time and budget projections, but Lucent's liability for failure to meet such projections may be limited to the extent of the liquidated damages provided for in the Lucent Equipment Agreement. There can be no assurance that Lucent will meet the projections set forth in the Lucent Equipment Agreement or that the liquidated damages provided thereunder would adequately compensate the Company for any such failure.

  Network Design. The Company will rely upon Lucent to design the Company's PCS networks. Although the Company will be actively involved in the design process, there can be no assurance that Lucent, or any other parties that the Company or Lucent may engage, will provide a design on a timely basis, or that such design can be achieved. Furthermore, the Company has selected Code Division Multiple Access ("CDMA") technology, which has been implemented only on a limited basis in the United States and abroad. Accordingly, like many new or developing technologies, the design of the Company's networks may have undetected flaws. Such design flaws, if any, may result in delay of commencement of service or in problems in the delivery of service, and could have a material adverse effect upon the Company.

  Site Selection and Acquisition. The successful construction of the Company's PCS networks will depend, to a significant degree, on the lease or acquisition of sites for the location of its base station transmitter equipment. The site selection process will initially require the negotiation of lease or acquisition agreements for approximately 500 sites for the Company's PCS networks, and will likely require the Company to obtain zoning variances or other state and local governmental approvals or permits for certain of these sites. The Company has engaged Lucent and may engage other third parties to provide site identification and acquisition services in each of the Company's markets. There can be no assurance that lease or acquisition agreements will be negotiated on terms favorable to the Company or that necessary approvals or permits will be obtained.

  Equipment Availability. The implementation of the construction plan is subject to the availability from suppliers of the infrastructure equipment the Company plans to use. There is considerable demand for PCS infrastructure equipment. Lucent may experience backlogs of orders and lead times for delivery of such equipment may be long. There can be no assurance that Lucent or any other suppliers the Company or Lucent may engage will be able to supply on a timely basis, if at all, equipment that meets the requirements of the Company, or that any equipment purchased will perform in accordance with the Company's needs or will otherwise be acceptable to the Company's customers.

  There can be no assurance that the Company will be able to deploy successfully its networks to achieve optimal population coverage in its targeted markets within the expected time frame and an acceptable construction budget. See "--Dependence on Other Third Parties," "--Risks Relating to Selection of Digital Technology; Availability of Handsets" and "--Limited Territorial Coverage."

DEPENDENCE ON OTHER THIRD PARTIES

  In addition to the Company relying on Lucent as described above, the Company will rely significantly upon third parties to provide equipment and services, to distribute the Company's products and services and to provide certain nonstrategic functions such as customer billing. There can be no assurance that such third parties will provide acceptable equipment and services on a timely basis and any failure to do so will have a material adverse effect upon the Company's business, results of operations and financial condition. See "-- PCS Network Construction and Implementation Risks," "Business--Strategy" and "--Marketing and Distribution."

RISKS RELATING TO SELECTION OF DIGITAL TECHNOLOGY; AVAILABILITY OF HANDSETS

  CDMA technology has been implemented only on a limited basis in the United States and abroad. The first commercial cellular service using CDMA technology began in October 1995 in Hong Kong and this service had approximately 45,000 subscribers on this CDMA network at September 30, 1996. Additionally, two CDMA cellular networks have been constructed in South Korea, which are expected to have approximately 700,000 and 300,000 subscribers on their networks, respectively, by the end of 1996. In November 1996, PrimeCo, a mobile telephone joint venture of AirTouch Communications, Inc. and three RBOCs, became the first operator to offer significant commercial service on a 1900 MHz CDMA PCS network in the United States, launching service in

16 U.S. cities. In December 1996, Sprint PCS, a joint venture of Sprint Corporation and three large cable companies, launched commercial CDMA PCS service in four U.S. markets, with a planned expansion into 65 U.S. cities by mid-1997. There can be no assurance that CDMA technology will be successful, and certain networks implementing CDMA have experienced problems in their early trials and development, including poor hand-offs (the transfer of a subscriber from one cell to another as the subscriber travels through geographic areas) and problems with analog interference with dual-mode CDMA handsets for 800 MHz cellular operations. While the Company believes that some of the problems, such as analog interference, are unique to 800 MHz cellular operations, and that solutions for other problems have been identified and are in the process of being resolved, there can be no assurance that the Company will not encounter the same or other technological problems. See "Wireless Communications Industry."

  A risk associated with the Company's selection of CDMA technology is the ability of the Company to offer PCS roaming service to its subscribers when they are in other markets or in the Company's markets outside of the Company's coverage area. In order for the Company's subscribers to roam outside of the Company's network coverage area, another PCS licensee with network coverage in the other market or in the Company's market outside of the Company's coverage area must utilize CDMA technology and enter into a roaming agreement with the Company, or the subscriber must use a dual-band/dual-mode phone that would permit use of analog cellular networks when roaming. While the Company believes that dual-band/dual-mode handsets that allow a user to access both PCS networks and analog cellular networks will be commercially available in 1997, there can be no assurance that such handsets can be successfully manufactured or that consumers can obtain such handsets at competitive prices. In addition, the Company expects dual-band/dual-mode full digital handsets to be larger and more expensive than single-mode handsets.

  Based on public announcements and network implementation by A- and B-Block PCS licensees and public announcements by C-Block PCS licensees, the Company believes that CDMA will be widely deployed in the United States. Nevertheless, such PCS licensees are under no regulatory obligation to use any particular digital technology. There can be no assurance that PCS licensees planning to use CDMA technology will not instead elect to use other available digital technology, such as Time Division Multiple Access ("TDMA") or Groupe Speciale Mobile ("GSM"), or other technologies that may become available in the future.

  Currently there are few suppliers of CDMA handsets. The Company believes that additional suppliers are scheduled to deliver CDMA handsets commencing in 1997. There can be no assurance, however, that those suppliers will commence production or, if they do commence production, that they will be able to deliver quality handsets in sufficient quantities and at desirable prices. Handsets used for PCS networks cannot currently be used with analog cellular networks and vice versa. The lack of interoperability or the comparatively higher cost of dual-band/dual-mode handsets may impede the Company's ability to attract certain customers. See "Business--Digital Technology Selection."

RELOCATION OF INCUMBENT FIXED MICROWAVE LICENSEES

  For a period of up to five years after the grant of a PCS license, PCS licensees may be required to share spectrum with existing fixed microwave licensees operating on the C-Block spectrum. To secure a sufficient amount of unencumbered spectrum to operate its PCS networks efficiently, the Company may need to pay to relocate as many as approximately 85 existing paths to alternate spectrum locations or transmission technologies. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted (i) a transition plan to relocate such microwave incumbents and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefiting PCS licensees are required to share the costs of the relocation. The transition and cost sharing plans expire on April 4, 2005, at which time remaining microwave incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations. There can be no assurance that the Company will be able to reach timely agreements to relocate these incumbents on terms acceptable to the Company. Any delay in the relocation of such licensees may adversely affect the Company's ability to commence timely commercial operation of its PCS networks. Furthermore, depending on the terms of such agreements, if any, the Company's ability to operate its PCS networks profitably may be adversely affected. See "Legislation and Government Regulation."

COMPETITION

  PCS is a new technology and service and, as a result, the level and timing of development of a customer base for PCS applications, on which the Company's future revenues depend significantly, is uncertain. In the development of the PCS market, the Company and other PCS licensees will be competing with the more established cellular industry, as well as other wireless communications technologies, existing and future, with similar service offerings. Many of the Company's PCS and cellular telephone competitors, including joint ventures involving the nation's largest local and long distance telephone carriers and cable television companies, have substantially greater access to capital than the Company, substantially greater financial, technical, marketing, sales and distribution resources than those of the Company, and significantly more experience than the Company in providing wireless services. Several of the Company's competitors are expected to market other services, such as cable television service, landline telephone service and Internet access with their wireless communications service offerings. In addition, several competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless communications networks that cover most of the United States.

  The Company will compete directly with up to five other PCS providers in each of its markets. Providers holding the A- and B-Block licenses auctioned by the FCC will have an advantage over the C-Block licensees because the A- and B-Block licenses were granted on June 23, 1995, giving these companies a significant headstart in building out and operating their PCS networks. In addition, on August 26, 1996 the FCC began the D-, E- and F-Block auctions. Each of the licenses to be granted in these auctions is for 10 MHz of spectrum. Principal PCS competitors in the Company's markets are PrimeCo, Pacific Telesis Mobile Services, Sprint PCS, Intercel, Inc. and AT&T Wireless Services, Inc. The FCC recently modified its rules to permit the partitioning and disaggregation of broadband PCS licenses into licenses to serve smaller service areas, which could allow other new entrants to enter wireless markets served by the Company. Additionally, the Company will compete with existing cellular providers in its markets, most of which have infrastructure in place, have an established brand identity, have generated positive cash flow and have been operational for as many as 10 years or more. The Company expects that many cellular operators will upgrade their networks to provide comparable digital services in competition with the Company. The Company also expects that many cellular licensees will attempt to acquire one or two additional 10 MHz PCS licenses in the D- or E-Block auctions in areas in which they currently provide cellular telephone services, as permitted by the FCC under its PCS licensing rules. This would provide the cellular operators additional capacity and potentially allow them to add additional customers and to offer digital services in their markets in the near term. Principal cellular providers in the Company's PCS markets are AT&T Wireless Services, Inc., BellSouth Mobility, Inc., GTE Mobile Communications Inc., AirTouch Communications Inc., Centennial Cellular Corp., U.S. Cellular Corp., Independent Cellular Network Inc. and Palmer Wireless, Inc.

  The success of the Company's PCS service business will depend upon its ability to compete, especially with respect to pricing, service, reliability and availability of features, such as data and voice transmission, call waiting, call forwarding and short messaging capability. In addition to PCS and cellular operators, the Company may also face competition from other existing communications technologies, such as conventional mobile telephone services, specialized mobile radio ("SMR") service, enhanced SMR ("ESMR") service, paging services (including two-way digital paging), and domestic and global mobile satellite service ("MSS"). In the future, cellular and PCS service will also compete more directly with traditional landline telephone service operators, energy utilities, local multipoint distribution service ("LMDS") providers, and cable and wireless cable operators seeking to offer communications services by leveraging their existing infrastructure. The FCC is scheduled to begin auctions for 30 MHz of spectrum in the 2.3 GHz band for Wireless Communications Service ("WCS") by April 15, 1997. The FCC has proposed that WCS providers be permitted to offer a broad range of fixed, mobile, radio location and satellite broadcast services, some of which could be in competition with the Company's service offerings. The Company may also face competition from new technologies. See "Business--Competition."

POTENTIAL FLUCTUATIONS IN FUTURE RESULTS

  The Company has no significant operating history and expects to incur significant operating losses and to generate negative cash flow from operating activities during the next several years. The Company believes that its future operating results will be subject to annual and quarterly fluctuations due to several factors, some of which are beyond the Company's control. These factors include the cost of constructing the Company's PCS networks (including any unanticipated costs associated therewith), the cost of relocating microwave licensees, the establishment of a market for PCS, pricing strategies for competitive services, new offerings of competitive services, changes in the regulatory environment, changes in technology, the cost and availability of PCS infrastructure and subscriber equipment, delays in the introduction of the Company's services resulting from any of such factors and general and local economic conditions. In addition, the extent of the potential demand for PCS cannot be estimated with any degree of certainty. Due to the foregoing factors, it is likely that in some future period, the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Class C Common Stock would likely be materially adversely affected. See "--Development Stage Company; Historical and Expected Future Operating Losses," "--Significant Capital Requirements; Financing Risks," "--PCS Network Construction and Implementation Risks," "--Risks Relating to Selection of Digital Technology; Availability of Handsets," "--Relocation of Incumbent Fixed Microwave Licensees," "--Competition" and "--Government Regulation."

LIMITED OPERATING HISTORY FOR PCS NETWORKS

  PCS networks have an extremely limited operating history in the United States and there can be no assurance that operation of these networks will become profitable. In addition, the extent of potential demand for PCS in the Company's markets cannot be estimated with any degree of certainty. The wireless communications industry is experiencing significant technological changes, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, and changes in end-user requirements and preferences. There is also uncertainty as to the extent of customer demand. As a result, the future prospects of the industry and the Company and the success of PCS and other competitive services remain uncertain.

GOVERNMENT REGULATION

  The spectrum licensing, construction, operation, sale and interconnection arrangements of wireless communications networks are regulated to varying degrees by state regulatory agencies, the FCC, Congress, the courts and other governmental bodies. There can be no assurance that any of these governmental bodies having jurisdiction over the Company will not adopt or change regulations or take other actions that would adversely affect the Company's business, financial condition or results of operations. Although the FCC has issued rules regarding the C-Block Auction and numerous other matters relevant to the PCS industry, these rules are ambiguous on certain key matters and not all of them have been subject to FCC or judicial interpretation. Accordingly, for certain matters, the Company is relying on public and private informal interpretation of the rules from the staff of the FCC. The FCC is not bound by such informal interpretation of FCC staff and there can be no assurance that the FCC or the courts will agree with the staff's interpretation. Many of these rules also require ongoing compliance that the Company may not be able to satisfy despite diligent efforts. A failure to comply with FCC rules could subject the Company to serious penalties and have a material adverse effect upon the Company's business, results of operations and financial condition. In addition, although the Company's PCS licenses are renewable after the expiration of their 10-year terms, there can be no assurance that the Company's licenses will be renewed.

  The Telecommunications Act of 1996 (the "1996 Act") mandates significant changes in existing regulation of the telecommunications industry that are intended by Congress to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. Included in these mandates are requirements that local exchange carriers ("LECs") must: (i) permit other competitive carriers, which may include PCS licensees, to interconnect to their networks; (ii) establish reciprocal compensation agreements with competitive carriers to terminate traffic on each other's networks and (iii) offer resale of their telecommunications services. In addition, incumbent LECs are required to offer interconnection and access to unbundled network elements at cost-based rates (plus a reasonable profit), as well as significant resale discounts. The implementation of these mandates by the FCC and state authorities potentially involves numerous changes in established rules and policies that could adversely affect the Company's business, financial condition and results of operations.

  The FCC has proceedings in process that could open up other frequency bands for wireless telecommunications and PCS-like services. There can be no assurance that these proceedings will not adversely affect the Company and the Company's ability to offer a full range of PCS services. See "--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment," "--C-Block License Requirements," "--Foreign Ownership Limitations," "--Effect of Control by Certain Stockholders" and "Legislation and Government Regulation."

C-BLOCK LICENSE REQUIREMENTS

  When the FCC allocated spectrum to public auction for PCS, it designated the C-Block as an "Entrepreneurs' Block." FCC rules require C-Block applicants and licensees (collectively, "Entrepreneurs") to meet various qualifications.

  The FCC has determined that Entrepreneurs that qualify as a Small Business and win PCS licenses are eligible to receive a loan from the federal government for 90% of the dollar amount of their winning bids in the C-Block Auction (a "C-Block Loan"). The Government Financing provided to the License Subsidiaries are C-Block Loans. See "Description of Certain Indebtedness." In order to ensure continued compliance with the FCC rules, the FCC has announced its intention to conduct random audits during the initial 10-year PCS license terms. There can be no assurance that the Company will continue to satisfy any of the C-Block license requirements, and the failure to do so would have a material adverse effect on the Company.

  Entrepreneurs Requirements. In order to hold a C-Block license, an entity must have: (i) less than $125 million in gross revenues (the "Entrepreneurs Revenues Limit") and (ii) less than $500 million in total assets (the "Entrepreneurs Asset Limit" and, together with the Entrepreneurs Revenues Limit, the "Entrepreneurs Requirements"). To qualify for the C-Block Auction, an entity had to have met the Entrepreneurs Revenues Limit for each of the two years prior to the auction and the Entrepreneurs Asset Limit at the time it filed its application to qualify for the C-Block Auction on FCC Form 175 (the "Short Form"). For at least five years after winning a C-Block license, a licensee must continue to meet the Entrepreneurs Requirements, which are modified for such five-year period to exclude certain assets and revenues from being counted toward the Entrepreneurs Asset Limit and the Entrepreneurs Revenues Limit, respectively. Additional amounts are excluded if the licensee maintains an organizational structure that satisfies the Control Group Requirements described below. In calculating a licensee's gross revenues for purposes of the Entrepreneurs Requirements, the FCC includes the gross revenues of the licensee's affiliates, those persons or entities that hold interests in the licensee, and the affiliates of such persons or entities.

  By claiming status as an Entrepreneur, the Company qualified for the C-Block Auction. If the FCC were to determine that the Company did not satisfy the Entrepreneurs Requirements at the time it participated in the C-Block Auction or that the Company fails to meet the ongoing Entrepreneurs Requirements, the FCC could revoke the Company's PCS licenses, fine the Company or take other enforcement actions, including imposing the Unjust Enrichment Penalties described below. See "Legislation and Government Regulation--C-Block License Requirements--Transfer Restrictions--Unjust Enrichment." Although the Company believes it has met the Entrepreneurs Requirements, there can be no assurance that it will continue to meet such requirements or that, if it fails to continue to meet such requirements, the FCC will not take action against the Company, which could include revocation of its PCS licenses.

  Small Business Requirements. An entity that meets the Entrepreneurs Requirements may also apply to receive certain preferential financing terms if it meets certain requirements to qualify as a Small Business (the "Small Business Requirements"). These preferential financing terms include a 25% bidding credit (the "Bidding Credit") and the ability to make quarterly interest-only payments on its C-Block Loan for the first six years of the license term. To meet the Small Business Requirements, a licensee must have had annual average gross revenues of not more than $40 million for the three calendar years preceding the date it filed its Short Form. In calculating a licensee's gross revenues for purposes of the Small Business Requirements, the FCC includes the gross revenues of the licensee's affiliates, those persons or entities that hold interests in the licensee, and the affiliates of such persons or entities.

  By claiming status as a Small Business, the Company qualified for the Bidding Credit. If the FCC were to determine that the Company does not qualify as a Small Business, the Company could, at a minimum, be forced to repay the full value of the Bidding Credit. Further, the FCC could revoke the Company's PCS licenses, fine the Company or take other enforcement actions, including imposing the Unjust Enrichment Penalties. Although the Company has structured itself to meet the Small Business Requirements, there can be no assurance that it will remain in compliance with these requirements or that, if it fails to continue to meet such requirements, the FCC will not take action against the Company, which could include revocation of its PCS licenses.

  Control Group Requirements. If a C-Block licensee maintains an organizational structure in which at least 25% of its total equity on a fully diluted basis is held by a control group (the "Control Group") that meets certain requirements (the "Control Group Requirements"), the FCC excludes certain assets and revenues from such licensee's total revenues and assets, making it easier for the licensee to meet the Entrepreneurs Requirements and the Small Business Requirements. The Control Group Requirements mandate that the Control Group, among other things, have both actual and legal control of the licensee. Further, the FCC permits licensees to qualify under the Control Group Requirements pursuant to an alternative structural option (the "Qualifying Investor Option"), in which: (i) an established group of investors meeting certain financial qualifications (the "Qualifying Investors") that own at least 15% of the equity interest on a fully diluted basis and 50.1% of the voting power in the C-Block licensee and (ii) additional members ("Additional Control Group Members") that hold at least 10%, on a fully diluted basis, of the equity interest in the C-Block licensee. Additional Control Group Members must be either: (a) the same Qualifying Investors in the Control Group, (b) members of the licensee's management or (c) non-controlling institutional investors, including venture capital firms. To take advantage of the FCC's Qualifying Investor Option, a C-Block licensee must have met the Qualifying Investor Option requirements at the time it filed its Short Form and must continue to meet the Qualifying Investor Option requirements for three years following the License Grant Date. Commencing the fourth year of the license term, the FCC rules (i) eliminate the requirement that the Additional Control Group Members hold any of the licensee's equity interest and (ii) allow the licensee to reduce the minimum required equity interest held by the Qualifying Investors from 15% to 10%.

  In order to meet the Control Group Requirements, the Company's Certificate of Incorporation provides that the Company's Class A Common Stock, as a class, must constitute 50.1% of the voting power of the Company. In addition, the Company's Bylaws provide for certain restrictions on transfer relating to certain shares of the Company's capital stock held by Qualifying Investors. See "Description of Capital Stock." There can be no assurance that the Company will remain in compliance with the Control Group Requirements or, if it fails to continue to meet such requirements, that the FCC will not take action against the Company, which could include revocation of its PCS licenses. Although the Company has taken these and other steps to meet the Control Group Requirements, there can be no assurance that the Company has or will continue to meet the Control Group Requirements, and the failure to meet such requirements would have a material adverse effect on the Company.

  Asset and Revenue Calculation. In determining whether an entity qualifies as an Entrepreneur and/or as a Small Business, the FCC counts the gross revenues and assets of the entity's "financial affiliates" toward the entity's total gross revenues and total assets. Financial affiliation can arise from common investments, familial or spousal relationships, contractual relationships, voting trusts, joint venture agreements, stock ownership, stock options, convertible debentures and agreements to merge. Affiliates of noncontrolling investors with ownership interests that do not exceed the applicable FCC "passive" investor ownership thresholds are not attributed to C-Block licensees for purposes of determining whether such licensees financially qualify for the applicable C-Block Auction preferences. The Entrepreneurs Requirements and the Small Business Requirements provide that, to qualify as passive investor, an entity may not own more than 25% of the Company's total equity on a fully diluted basis. There can be no assurance that the Company will not exceed these passive investor limits or otherwise violate the Entrepreneur Requirements and/or the Small Business Requirements.

  In addition, if an entity makes bona fide loans to a C-Block licensee, the assets and revenues of the creditor would not be attributed to the licensee unless the creditor is otherwise deemed an affiliate of the licensee, or the loan is treated by the FCC as an equity investment and such treatment would cause the creditor/investor to exceed the applicable ownership interest thresholds (for purposes of both the financial affiliation and foreign ownership rules). Although the FCC permits a creditor/investor to use standard terms to protect its investment in C-Block licensees, such as covenants, rights of first refusal and super-majority voting rights on specified issues, the FCC has stated that it will be guided but not bound by criteria used by the Internal Revenue Service to determine whether a debt investment is bona fide debt. The FCC's application of its financial affiliation rules is largely untested and there can be no assurance that the FCC or the courts will not treat certain of the Company's lenders or investors as financial affiliates of the Company.

  Transfer Restrictions. In addition, the FCC prohibits C-Block licensees from assigning or transferring control of any of their C-Block licenses for a period of at least five years from the License Grant Date to any entity that fails to satisfy the Entrepreneurs Requirements during such period. After the fifth year, all transfers and assignments remain subject to the Unjust Enrichment Penalties. The effect of this prohibition will likely deter or delay unsolicited changes in control of the Company. See "Legislation and Government Regulation--C-Block License Requirements--License Transfer Restrictions--Unjust Enrichment" and "Description of Capital Stock-- Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws, Delaware Law and Control Group Requirements."

  The Company (i) believes that it has structured itself to satisfy the Entrepreneurs Requirements, (ii) intends to diligently pursue and maintain its qualification as a Small Business and (iii) has structured the securities being offered, including certain restrictions on ownership and transfer, in a manner intended to ensure compliance with the applicable FCC Rules. The Company has relied on representations of its investors to determine its compliance with the FCC's rules applicable to C-Block licensees. There can be no assurance, however, that the Company's investors or the Company itself will continue to satisfy these requirements during the term of any PCS license granted to the Company or that the Company will be able to successfully implement divestiture or other mechanisms included in the Company's Certificate of Incorporation that are designed to ensure compliance with FCC rules. Any non-compliance with FCC rules could subject the Company to serious penalties, including revocation of its PCS licenses. See "--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment," "-- Effect of Control by Certain Stockholders," "--Foreign Ownership Limitations" and "Legislation and Government Regulation."

FOREIGN OWNERSHIP LIMITATIONS

  The FCC can revoke PCS licenses if it finds that it would not be in the public interest for more than 25% of the capital contribution to the parent of a PCS licensee to be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation (and such licenses are so held). The restrictions on foreign ownership could also adversely affect the ability of the Company to attract additional equity financing from entities that are, or are owned by, non-U.S. entities. The FCC Form 600 (the "Long Form") filed by the Company with the FCC after the completion of the C-Block Auction indicates that the Company's foreign ownership does not exceed 25%. However, if the foreign ownership of the Company were to exceed 25% in the future, the FCC could revoke the Company's PCS licenses. Further, the Company's Certificate of Incorporation enables the Company to redeem shares from holders of the Common Stock whose acquisition of shares results in a violation of such limitation. The restrictions on foreign ownership could adversely affect the Company's ability to attract additional equity financing from entities that are, or are owned by, non-U.S. entities. See "Description of Capital Stock-- Common Stock--Redemption by the Company" and "Legislation and Government Regulation."

EFFECT OF CONTROL BY CERTAIN STOCKHOLDERS

  In accordance with the Control Group Requirements, the Qualifying Investors of the Company currently own at least 15% of the outstanding equity of the Company on a fully diluted basis and 50.1% of the total voting power and will continue to do so following the Stock Offering. In particular, Mr. Roger Linquist holds 20 of the 30 shares of Class A Common Stock outstanding, and Mr. Frederic Hamilton holds the remaining 10 shares.

Accordingly, Messrs. Linquist and Hamilton together have the right to vote 50.1% of the voting power of the outstanding equity of the Company and will be entitled to elect four members (the "Class A Directors") to the Company's Board of Directors, each with one full vote. Pursuant to the terms of a Stockholders Agreement, with respect to the four Class A Directors, Mr. Linquist is entitled to designate two Class A Directors, Mr. Hamilton one Class A Director, and Messrs. Linquist and Hamilton, together, one Class A Director. The remaining members of the Board of Directors, as elected by the holders of Class C Common Stock, will have fractional votes comprising a total of three full votes. Other investors that meet the requirements of the Additional Control Group Members collectively hold in excess of 50% of the total equity of the Company currently and, following the Stock Offering, will hold at least 10% of the total equity of the Company. There can be no assurance that the Company has met or will continue to meet the Control Group Requirements. See "--C-Block License Requirements."

  Such control by the holders of Class A Common Stock and other Qualifying Investors will likely deter and delay unsolicited changes in control of the Company. In addition, other provisions of the Company's Certificate of Incorporation and Bylaws as well as provisions under Delaware Law may discourage potential acquisition proposals. See "Description of Capital Stock--Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws, Delaware Law and Control Group Requirements."

LIMITED TERRITORIAL COVERAGE

  A core element to the Company's strategy is to concentrate its network build-out on "high-usage areas" rather than building out wide-area cellular-like networks. The Company defines "high-usage areas" as those areas where the majority of the population lives, commutes, works and shops. These areas primarily include densely populated urban areas, commuting corridors and high-growth suburban areas. The Company plans to limit the construction of its networks outside of these high-usage areas because it believes the incremental cost of building out such network coverage is substantial and is inconsistent with the Company's objective to be the low-cost provider of wireless communications services. Based on network design analysis completed to date, the Company plans to spend approximately $11 per POP through the end of 1997 for the build-out of its PCS networks, which, once commercial service is launched during the first half of 1998, would provide coverage to approximately 80% of the aggregate population of its markets. Additionally, the Company intends to spend approximately $3 per POP in 1998 to provide additional capacity on its PCS networks. Subscribers to the Company's service will not obtain direct service from the Company when traveling outside of the Company's network coverage area. In order for the Company's subscribers to roam outside of the Company's network coverage area, another PCS licensee with network coverage in the other market or in the Company's market outside of the Company's coverage area must utilize CDMA technology and enter into a roaming agreement with the Company, or the subscriber must use a dual-band/dual-mode phone that would permit use of analog cellular networks when roaming. There can be no assurance that this strategy, which will effectively limit Company revenues generated by subscribers traveling outside the Company's coverage area but within its markets, will be successful or that the Company will achieve a significant penetration of its markets. Any failure to do so will materially adversely affect the Company's business, results of operations and financial condition. See "--Risks Relating to Selection of Digital Technology; Availability of Handsets" and "Business--Strategy."

DEPENDENCE ON KEY PERSONNEL

  The Company's future performance depends in substantial part upon the continued contributions of its key senior management personnel, in particular, Mr. Roger D. Linquist and Mr. Malcolm M. Lorang. Mr. Linquist is a founder, director, the Company's President and Chief Executive Officer, and a Qualifying Investor, and holds a significant percentage of the outstanding equity of the Company. Mr. Lorang is a founder and the Company's Vice President of Engineering and Chief Technical Officer. Neither Mr. Linquist nor Mr. Lorang is bound by an employment agreement and the loss of the services of Mr. Linquist or Mr. Lorang would have a material adverse effect upon the Company's business, results of operations and financial condition. The Company's future success also depends substantially upon its ability to attract and retain highly qualified technical and management personnel. The Company believes there is and will continue to be intense competition for personnel with experience in the wireless industry as the emerging PCS market develops. There can be no assurance that the Company can retain its key personnel or that it can attract, assimilate or retain other highly qualified technical and management personnel in the future. See "--Management of Growth; Need to Establish Infrastructure" and "--Effect of Control by Certain Stockholders."

HEALTH RISKS

  Allegations have been raised that the use of hand-held cellular/PCS phones may pose health risks to humans due to RF emissions from the handsets. Studies performed by wireless telephone equipment manufacturers dispute these allegations, and a major industry trade association and certain governmental agencies have stated publicly that the use of such phones poses no undue health risk. Regardless of the truth of these allegations, they could have an adverse effect on the Company. In addition, digital wireless telephones have been shown to cause interference to some electronic devices, such as hearing aids and pacemakers.

  Concerns over RF emissions also may have the effect of discouraging the use of wireless communications devices, such as the PCS phones to be used with the Company's networks. The FCC currently is conducting a rulemaking proceeding to update the guidelines and methods used for evaluating RF emissions from radio equipment, including wireless telephones. The FCC's proposal, if adopted, would impose more restrictive standards on RF emissions from devices such as hand-held PCS telephones. Although CDMA handsets operate at lower power than other wireless handsets and therefore would comply with the proposed standards, if adopted, the same concerns about RF emissions could remain present with CDMA handsets. These concerns could have an adverse effect on the Company's financial condition and the results of its operations.

DILUTION

  Investors participating in the Stock Offering will incur immediate, substantial dilution. In addition, Qualifying Investors must own at least 15% of the equity of the Company for at least the first three years of the initial 10-year license term and 10% for the remainder of the license term and Additional Control Group Members must own 10% of the equity of the Company for the first three years. In connection with the Stock Offering, the Company expects to issue a significant number of options to purchase shares of Class C Common Stock to Qualifying Investors. The Company may also need to issue additional shares of Class C Common Stock or options to purchase shares of Class C Common Stock to Qualifying Investors or Additional Control Group Members before or simultaneous with future equity offerings or other dilutive events. To the extent such shares are issued, such options are granted and exercised, or outstanding options and warrants to purchase the Class C Common Stock are exercised, there will be further dilution. See "--Effect of Control by Certain Stockholders," "Dilution," "Business--Government Regulation" and "Management--1996 Stock Option Plan."

UNCERTAINTY OF C-BLOCK LICENSE AWARDS

  Before granting licenses won by a successful bidder, the FCC requires that such bidder submit a long-form application for each market in which it has submitted a winning bid. The Company filed its long-form application on May 22, 1996. This submission began an administrative process in which parties had an opportunity to challenge the winning bidders' qualifications to be FCC licensees. Two C-Block applicants who were unsuccessful in winning any markets in the auction, Antigone Communications Limited Partnership and PCS Devco, Inc. ("Objectioners"), jointly filed an Informal Objection against the Company's license applications alleging: (i) the Company violated the FCC's anti-collusion rules prohibiting certain communications between bidders in the same market; (ii) the Company exceeded the FCC's foreign ownership limit; and
(iii) the Company withheld material information from the FCC in its long-form application. The Company filed an Opposition with the FCC asserting that Objectioners lacked standing and challenging the Objectioners' allegations as frivolous and supplemented the record as appropriate in response to further FCC inquiry.

  Assuming the Objection is dismissed and C-Block licenses are granted by the FCC, such license grants will not become final until after the expiration of a 30- or 40-day reconsideration period following the License Grant Date. The license grant by the FCC will not become final if during such 30- or 40-day reconsideration period one or more of the following occurs: (i) the FCC staff reconsiders the license grant on its own motion; (ii) a petition is filed for reconsideration of the license grant or (iii) an application is filed for review or judicial appeal in cases where a petition to deny the underlying license application was filed. At the License Grant Date, the Company will have authorization to commence construction of its PCS network for the licensed service area. However, parties, including the Objectioners, can file for reconsideration or review of the FCC's license grant or the FCC can reconsider the grant on its own motion. Parties can also petition a federal court to overturn a license grant.

  Any preparation for PCS network construction prior to the final grant (e.g., negotiation with incumbent microwave licensees, site acquisition activities and equipment procurement and construction) will be performed at the Company's risk and expense. If any PCS licenses are subsequently not finally granted to the Company, the Company would have to attempt to sell the benefits of such activities, to the extent possible, to the entity that ultimately wins a PCS license for that service area.

ABSENCE OF DIVIDENDS

  The Company has never paid any cash dividends and currently intends to retain any future earnings to develop and operate its PCS networks, for working capital and for other corporate purposes. In addition, the Indenture and the Lucent Financing Agreement will prohibit the payment of dividends to the Company's stockholders for the foreseeable future. To the extent the Company requires additional funding currently not provided for in its financing plan, such funding sources may likely prohibit the payment of dividends. See "--Significant Capital Requirements; Financing Risks."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Application has been made for listing of the Class C Common Stock on the Nasdaq National Market under the symbol "GWIR." Prior to the Stock Offering, there has been no public market for the Class C Common Stock. There can be no assurance that an active trading market will develop or that the purchasers of the Class C Common Stock will be able to resell their Class C Common Stock at prices equal to or greater than the initial public offering price. The initial public offering price of the Class C Common Stock will be determined through negotiations between the Company and the representatives of the Underwriters and may not reflect the market price of the Class C Common Stock after the Stock Offering. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. The trading price of the Class C Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technical innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts and other events or factors. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many emerging telecommunications companies and that often has been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Class C Common Stock. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET
PRICES

  Sales of substantial amounts of Class C Common Stock (including shares issued upon the exercise of outstanding options or warrants) in the public market after the Stock Offering could materially adversely affect the market price of the Class C Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems
appropriate. In addition to the     shares of Class C Common Stock offered
hereby, upon completion of the Stock Offering and the Hyundai Stock Purchase, the Company will have 12,147,140 shares of Common Stock outstanding, all of which are restricted shares ("Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). The number of outstanding shares that will be available for sale in the public market, after giving effect to lock-up agreements, will be as follows: (i) no shares of Class C Common Stock will be eligible for sale as of the effective date of the Stock Offering (the "Effective Date") and (ii) 569,720 shares of Class C Common Stock will be eligible for sale beginning 180 days after the Effective Date, subject in some cases to certain volume and other limitations. The 11,577,420 remaining Restricted Shares will not be eligible for sale pursuant to Rule 144 until the expiration of their two-year holding periods. In addition, following the closing of the Stock Offering, the holders of 11,092,390 Restricted Shares and warrants to purchase 4,036,750 shares will be entitled to certain rights with respect to registration of such shares for sale in the public market.

  On or about the Effective Date, the Company intends to register
approximately     shares reserved for issuance under its stock plans. As of
September 30, 1996, options to purchase a total of 2,093,310 shares were outstanding (although all of the shares issuable upon exercise of such options will be subject to lock-up restrictions on sale for 180 days after the
Effective Date) and    shares were reserved for future issuance under the
stock plans. See "Shares Eligible for Future Sale."

                               THE COMPANY

  The Company was incorporated in Delaware in June 1994. The Company's C-Block PCS licenses are held in 14 indirect wholly-owned subsidiaries (collectively, the "License Subsidiaries"). The License Subsidiaries each hold a C-Block license and each is an obligor for that portion of the Government Financing attributable to such C-Block license. The License Subsidiaries are expected to have no other assets or liabilities other than their C-Block licenses and their obligations under the Government Financing and the Lucent Financing.

  The Company has two directly and wholly-owned subsidiaries, GWI PCS, Inc. and GWI PCS Chico, Inc. GWI PCS, Inc. has two directly and wholly-owned subsidiaries, GWI PCS California/Florida, Inc. and GWI PCS Georgia, Inc. GWI PCS California/Florida, Inc. has 10 directly and wholly-owned License Subsidiaries, GWI PCS1, Inc., GWI PCS3, Inc. through GWI PCS6, Inc. and GWI PCS10, Inc. through GWI PCS14, Inc. GWI PCS Georgia, Inc. has three directly and wholly-owned License Subsidiaries, GWI PCS7 Inc. through GWI PCS9, Inc. GWI PCS Chico, Inc. has one directly and wholly-owned License Subsidiary, GWI PCS2, Inc.

  The following chart sets forth the corporate structure of the Company. License Subsidiaries are identified in italics. The Company's principal executive offices are located at 8144 Walnut Hill Lane, Suite 600, Dallas, Texas 75231, and its telephone number is (214) 265-2550.

                                  [ART]

                                USE OF PROCEEDS

  In total, net proceeds to the Company from the Offerings are estimated to be $363.9 million. The net proceeds to the Company from the Stock Offering are
estimated to be approximately $152.9 million ($    if the Underwriters' over-
allotment option is exercised in full), at an assumed initial public offering
price of $    per share to the public and after deducting estimated
underwriting discounts and commissions and the offering expenses. The net proceeds to the Company from the Unit Offering are estimated to be approximately $211.0 million after deducting estimated underwriting discounts and commissions and the offering expenses.

  The Company intends to use the net proceeds of the Offerings to fund interest expense payments on the Government Financing, the Lucent Financing, operating losses, working capital requirements, capital expenditures not funded by the Lucent Financing and for general corporate purposes. The closing of the Unit Offering and the closing of the Stock Offering are each conditioned upon the closing of the other. Pending use of the net proceeds, the Company intends to invest the funds in short-term, interest-bearing, U.S. government and other highly rated securities. For a summary of the Company's capital expenditures and financing plan, see "Prospectus Summary--Financing Plan." See also "Certain Transactions" and "Description of Certain Indebtedness."

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its Common Stock, and does not expect to pay cash dividends on its Common Stock in the foreseeable future. In addition, the Company will effectively be prohibited from paying cash dividends for the foreseeable future pursuant to restrictions that will be contained in the Indenture and the Lucent Financing Agreement. To the extent the Company requires additional funding currently not provided for in its financing plan, such funding sources may prohibit the payment of dividends. The Company currently intends to retain its earnings, if any, for use in its business. See "Risk Factors--Absence of Dividends" and "Description of Certain Indebtedness."

                                   DILUTION

  The pro forma net tangible book value of the Company's Common Stock as of
September 30, 1996 was $   , or approximately $    per share. Pro forma net
tangible book value per share represents the amount of the Company's stockholders' equity, less intangible assets, divided by the shares of Common Stock outstanding after giving effect to the Stock Offering and the Hyundai Stock Purchase.

  Dilution per share represents the difference between the amount per share paid by purchasers of shares of Class C Common Stock in the Stock Offering and the as adjusted net tangible book value per share of Common Stock immediately after completion of the Stock Offering. After giving effect to the sale of shares of Class C Common Stock offered by the Company in the Stock Offering at
an assumed offering price of $    per share to the public and after deducting
the underwriting discount and estimated offering expenses, the as adjusted net tangible book value of the Company as of September 30, 1996 would have been
$ , or $ per share. This represents an immediate increase in net tangible book value of $ per share to existing stockholders and an immediate dilution
in net tangible book value of $    per share to purchasers of Class C Common
Stock in the Stock Offering, as illustrated in the following table:

                                                                       PER SHARE
                                                                       ---------
Assumed public offering...............................................      $
                                                                            ----
  Net tangible book value at September 30, 1996....................... $
                                                                       ----
  Increase in net tangible book value attributable to new investors...
Pro forma net tangible book value after the Stock Offering............
                                                                            ----
Dilution to new investors.............................................      $
                                                                            ====

  The following table sets forth on a pro forma basis as of September 30, 1996 the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new public investors (assuming an initial public offering
price of $    per share to the public before deduction of estimated
underwriting discounts and commissions and offering expenses):

                             SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                             ----------------- -------------------   PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                             --------- ------- ----------- ------- ---------
Existing stockholders....... 7,147,140      %  $67,598,790      %    $9.46
Hyundai..................... 5,000,000          50,000,000           10.00
New stockholders............
                                         ---   -----------   ---     -----
    Total...................                %  $                %    $
                                         ===   ===========   ===     =====

  The foregoing computations do not include, as of September 30, 1996, 2,093,310 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $5.00 per share, 3,891,750 shares of Common Stock issuable upon exercise of outstanding warrants at a
weighted average exercise price of $8.72 per share,    shares of Common Stock
issuable upon exercise of a warrant to be issued to Lucent in connection with the Lucent Financing at an exercise price equal to the initial public offering
price,     shares of Common Stock issuable upon exercise of the Warrants to be
offered in the Unit Offering at an exercise price of    per share,
additional shares of Common Stock reserved for issuance and available for
grant under the Company's 1995 Stock Option Plan,     additional shares
reserved for issuance under the Company's 1996 Stock Option Plan and 500,000 shares reserved for issuance under the Company's Employee Stock Purchase Plan. To the extent options or warrants are exercised, there will be further dilution to new investors in the Offering. See "Management--1996 Stock Option Plan," "Description of Certain Indebtedness--Lucent Financing," "--Senior
Discount Notes" and Note   of Notes to Consolidated Financial Statements.

                                 CAPITALIZATION

  The following table sets forth the historical and pro forma as adjusted capitalization of the Company at September 30, 1996. This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                   AS OF SEPTEMBER 30, 1996
                                                   ---------------------------
                                                                 PRO FORMA AS
                                                   HISTORICAL     ADJUSTED(1)
                                                   -----------   -------------
                                                        (IN THOUSANDS)
Cash and cash equivalents.........................  $    6,569    $     364,986
                                                    ==========    =============
Indebtedness:
  Government Financing(2).........................  $      --     $     611,911
  Lucent Financing(3).............................         --               --
  Senior Discount Notes(4)........................         --           220,000
                                                    ----------    -------------
    Total debt....................................         --           831,911
Stockholders' equity:
  Class A Common Stock; 0.0001 par value; 50
   shares authorized; 30 shares issued and out-
   standing; actual and pro forma, as adjusted....         --               --
  Class B Common Stock; 0.0001 par value;
   10,000,000 shares authorized; 1,054,720 shares
   issued and outstanding, actual; none issued and
   outstanding pro forma, as adjusted.............         --               --
  Class C Common Stock; 0.0001 par value;
   39,999,950 shares authorized, actual; 6,092,390
   shares issued and outstanding actual;
   shares issued and
   outstanding pro forma, as adjusted.............           1                1
  Preferred Stock; 0.0001 par value; none autho-
   rized, issued or outstanding,
   actual; 5,000,000 shares authorized, none is-
   sued or outstanding, pro forma,
   as adjusted....................................         --               --
  Additional paid-in capital......................      63,316          263,716
  Less subscriptions receivable...................      (3,336)          (3,336)
  Losses accumulated during the development
   stage..........................................      (2,402)          (2,402)
                                                    ----------    -------------
    Total stockholders' equity....................      57,579          257,979
                                                    ----------    -------------
     Total capitalization.........................  $   57,579    $   1,089,890
                                                    ==========    =============

--------

(1) The pro forma as adjusted column gives effect to certain events that occurred or are expected to occur subsequent to September 30, 1996; (i) the grant of the Company's PCS licenses, (ii) the payment to the FCC of $53.0 million representing five percent of the purchase price of the PCS licenses, (iii) the drawdown of $49.3 million of debt from the Hyundai Loan, (iv) the purchase by Hyundai of 70,000 Hyundai Units for an aggregate price of $700,000 and (v) the incurrence of $953.7 million (face amount) of Government Financing. The pro forma as adjusted column also reflects the following events expected to occur upon the consummation of the Offerings:
    (i) net proceeds to the Company of $152.9 million from the sale of shares of Class C Common Stock offered hereby at an assumed offering price
    of $   per share, (ii) net proceeds to Company of an aggregate of $211.0 million from the issuance of the Units, (iii) the purchase by Hyundai of an additional $49.3 million in Hyundai Units, net of $2.5 million in fees and expenses related to such purchase and (iv) conversion of Class B Common Stock into Class C Common Stock on a one-for-one basis. The Hyundai Stock Purchase will be financed through the surrender of the Hyundai Loan. See "Use of Proceeds" and "Certain Transactions."

(2) The Government Financing has been recorded at its estimated fair market value of approximately $612 million based on an estimated fair market borrowing rate of 14%, as estimated by management and assuming an actual interest rate of 6.5% under the Government Financing. The actual total aggregate obligation under the Government Financing for the License Subsidiaries is $953.7 million. See "Risk Factors--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment."

(3) The Company has received a commitment from Lucent for the Lucent Financing. See "Description of Certain Indebtedness--Lucent Financing."

(4) The Company expects gross proceeds from the Unit Offering of approximately $220 million. The pro forma as adjusted capitalization of the Company reflects the Senior Discount Notes at face value. In the Company's financial statements, the estimated value of the Warrants will be reflected both as a debt discount and an element of additional paid-in capital.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and related notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus. The Consolidated Statements of Operations Data for the years ended December 31, 1994 and 1995 and the consolidated balance sheet data as of December 31, 1994 and 1995, have been derived from, and should be read in conjunction with, the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants, and are included herein. The consolidated statements of operations data for the nine-month periods ended September 30, 1995 and 1996 and the consolidated balance sheet data as of September 30, 1996 have been derived from the unaudited consolidated financial statements of the Company included elsewhere herein and, in management's opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. The results for the nine months ended September 30, 1996, are not indicative of the results that may be expected for the year ending December 31, 1996.

                                    YEARS ENDED           NINE MONTHS ENDED
                                   DECEMBER 31,             SEPTEMBER 30,
                                --------------------  -------------------------
                                  1994       1995        1995         1996
                                --------- ----------  ---------- --------------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OP-
 ERATIONS DATA:
 Revenues.....................  $    --   $      --    $   --      $     --
 Gross profits................       --          --        --            --
 Loss from operations.........      (448)       (791)     (540)       (1,342)
 Net loss.....................  $   (433) $     (744)  $  (512)    $  (1,225)
 Net loss per share(1)........
 Weighted average number of
  shares
  outstanding(1)..............
                                AS OF DECEMBER 31,    AS OF SEPTEMBER 30, 1996
                                --------------------  -------------------------
                                                                   PRO FORMA
                                  1994       1995     HISTORICAL AS ADJUSTED(2)
                                --------- ----------  ---------- --------------
                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DA-
 TA:
 Cash and cash equivalents....  $    918  $    2,688   $ 6,569     $ 364,986
 PCS license deposits.........       --       53,982       --            --
 PCS license down payments....       --          --     52,983           --
 PCS licenses ................       --          --        --        717,877
 Total assets.................       937      56,693    59,634     1,091,945
 Government Financing(3)......       --          --        --        611,911
 Lucent Financing(4)..........       --          --        --            --
 Senior Discount Notes(5).....       --          --        --        220,000
 Total stockholders' equity...       868      54,977    57,579       257,979

--------
(1) See Note 3 of Notes to Consolidated Financial Statements.

(2) The pro forma as adjusted column gives effect to certain events that occurred or are expected to occur subsequent to September 30, 1996; (i) the grant of the Company's PCS licenses, (ii) the payment to the FCC of $53.0 million representing five percent of the purchase price of the PCS licenses, (iii) the drawdown of $49.3 million of debt from the Hyundai Loan, (iv) the purchase by Hyundai of 70,000 Hyundai Units for an aggregate price of $700,000 and (v) the incurrence of $953.7 million (face amount) of Government Financing. The pro forma as adjusted column also reflects the following events expected to occur upon the consummation of the Offerings: (i) net proceeds to the Company of $152.9 million from the
    sale of     shares of Class C Common Stock offered hereby at an assumed
    offering price of $   per share, (ii) net proceeds to Company of an
    aggregate of $211.0 million from the issuance of the Units, (iii) the purchase by Hyundai of an additional $49.3 million in Hyundai Units, net of $2.5 million in fees and expenses related to such purchase and (iv) conversion of Class B Common Stock into Class C Common Stock on a one-for-one basis. The Hyundai Stock Purchase will be financed through the surrender of the Hyundai Loan. See "Use of Proceeds" and "Certain Transactions."

(3) The Government Financing has been recorded at its estimated fair market value of approximately $612 million based on an estimated fair market borrowing rate of 14%, as estimated by management and assuming an actual interest rate of 6.5% under the Government Financing. The actual total aggregate obligation under the Government Financing for all of the License Subsidiaries is $953.7 million. See "Risk Factors--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment."

(4) The Company has received a commitment from Lucent for the Lucent Financing. See "Description of Certain Indebtedness--Lucent Financing."

(5) The Company expects gross proceeds from the Unit Offering of approximately $220 million. The pro forma as adjusted balance sheet data of the Company reflects the Senior Discount Notes at face value. In the Company's financial statements, the estimated value of the Warrants will be reflected both as a debt discount and an element of additional paid-in capital.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  This Prospectus, including the following discussion, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors commencing on page 10 as well as other factors described below and elsewhere in this Prospectus.

  General Wireless intends to become a leading provider of affordable wireless communications services. The Company holds PCS licenses to serve the rapidly growing metropolitan areas of San Francisco, Atlanta and Miami, as well as 11 selected high-growth contiguous markets. In total, the Company's markets contain 19.8 million POPs, approximately 71% of which are located in the Metropolitan Areas. The Company believes that this is the highest percentage of total POPs located in densely populated urban markets (markets having at least three million POPs) of any PCS or cellular operator in the United States. Additionally, the Company believes its markets are particularly attractive because of their high historical and projected population growth rates, as well as other desirable demographic characteristics, such as high population densities, favorable business climates, high median household income levels and long commute times. From 1990 through 1995, the aggregate population of the Company's markets has grown at over 150% of the national rate and is expected to continue to grow at a rate significantly above the national average. The Company plans to initiate service on its PCS networks by the end of 1997.

  Through the Lucent Equipment Agreement, the Company has selected Lucent to be its primary network vendor to undertake a substantial portion of the construction and implementation of the Company's PCS networks. Lucent is a leading provider of telecommunications equipment and has significant experience building 1900 MHz CDMA-based PCS networks, including portions of the networks being used by PrimeCo and Sprint PCS. In addition, the Company has received a commitment from Lucent to provide the Lucent Financing, consisting of vendor financing of up to $300 million of senior secured loans for the purchase of infrastructure equipment and certain related network buildout costs. The Lucent Financing is subject to the negotiation and execution of a definitive agreement and the satisfaction of certain contingencies. There can be no assurance that the Company and Lucent will enter into such definitive agreement or that such contingencies will be satisfied.

  The Company was incorporated in June 1994, is at an early stage of development and has no operating history. Consequently, the Company does not have any meaningful historical financial information upon which a prospective investor could evaluate an investment in the Class C Common Stock offered hereby. The Company is subject to all risks typically associated with a start-up entity. The Company has incurred cumulative net losses through September 30, 1996 of approximately $2.4 million. These losses resulted primarily from expenditures associated with organizational and start-up activities and the Company's pursuit of PCS licenses in the C-Block Auction. The Company expects to launch wireless communication services during the first half of 1998 and does not expect to generate any revenues until such time or later. The Company will incur significant operating losses and generate negative cash flow from operating activities during the next several years, while it seeks to develop and construct its PCS networks and build a PCS customer base. These losses and negative cash flow are expected to be substantial and to increase during the initial years of the PCS networks build-out and operation. The Company is substantially leveraged in relation to its equity and it has significant debt service obligations. In addition, the Company believes that its future operating results will be subject to annual and quarterly fluctuations due to several factors, some of which are beyond the control of the Company. These factors include the cost of constructing the Company's PCS networks (including any unanticipated costs associated therewith), the cost of relocating microwave licensees, the establishment of a market for PCS, pricing strategies for competitive services, new offerings of competitive services, changes in the regulatory environment, changes in technology, the cost and availability of PCS infrastructure and subscriber equipment, delays in the introduction of the Company's services resulting from any of such factors and general and local economic conditions. In addition, the extent of the potential demand for PCS cannot be estimated with any degree of certainty. See "Risk Factors-- Development Stage Company; Historical and Expected Future Operating Losses."

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

 General and Administrative Expense

  General and administrative expenses were $1,342,000 and $540,000 for the nine months ended September 30, 1996 and 1995, respectively, representing an increase of 149%. The increase is primarily due to increased expenditures relating to obtaining the Company's PCS licenses, the hiring of additional personnel to manage the start-up of the Company's operations and costs associated with the Company's procurement agreement and annual retainer with Mitsui as well as costs associated with a purchasing consultant provided by Mitsui.

 Other Income

  Other income was $152,000 and $33,000 for the nine months ended September 30, 1996 and 1995, respectively, representing an increase of 361%. The increase reflects increased interest income due to higher average investment balances.

 Provision for Income Taxes

  For federal income tax purposes, the Company had taxable income of approximately $152,000 and $33,000 for the nine months ended September 30, 1996 and 1995, respectively resulting in provisions for income taxes $35,000 and $5,000, respectively for such periods. The increase in the provision for income taxes reflects the increase in interest income.

 Net Loss

  Net losses were $1,125,000 and $3,512,000 for the nine months ended September 30, 1996 and 1995, respectively, representing an increase of 120%. The increase is primarily associated with increased expenditures related to obtaining the Company's PCS licenses and the hiring of additional personnel to manage the start-up of the Company's operations. The Company anticipates that net losses will continue to increase over the next year due to expenditures associated with the construction of the Company's wireless network.

FISCAL YEARS 1995 AND 1994

 General and Administrative Expenses

  General and administrative expenses were $791,000 and $448,000 for the years ended 1995 and 1994, respectively, representing an increase of 77%. The 1995 increase is primarily due to increased expenditures relating to payroll and travel which is reflective of the 12-month period in 1995 compared to the six-month period in 1994.

 Other Income

  Other income was $54,000 and $18,000 for the years ended 1995 and 1994, respectively, representing an increase of 200%. The 1995 increase is reflective of the 12-month period in 1995 compared to the six-month period in 1994 and higher average investment balances in 1995 compared to 1994.

 Provision for Income Taxes

  Provisions for income taxes were $7,000 and $3,000 for the years ended 1995 and 1994, respectively. Although the Company has net deferred tax assets related to net losses incurred during the development stage, the Company has recorded a valuation allowance equal to the net deferred tax assets due to the uncertainty of future operating results. However, for federal income tax purposes, all expenses incurred by the Company prior to the Company earning any revenues are capitalized for tax purposes. Therefore the Company had taxable income in 1995 and 1994 of approximately $54,000 and $18,000, respectively. The increase reflects the increase in interest income.

 Net Loss

  Net losses were $744,000 and $433,000 for the years ended 1995 and 1994, respectively, representing an increase of 72%. The 1995 increase is reflective of the 12-month period in 1995 compared to the six-month period in 1994 and the increased expenditures related to obtaining the Company's PCS licenses and the hiring of additional personnel to manage the start-up of the Company's operations.

LIQUIDITY AND CAPITAL RESOURCES

  From inception through September 30, 1996, the Company has raised net proceeds of approximately $63 million from the sale of equity securities. Subsequent to September 30, 1996, and shortly after the License Grant Date, the Company drew down $49.3 million under the Hyundai Loan. The term of the note issued under the Hyundai Loan is one year, with a fixed interest rate of 6.5% per annum during the term of the note. In addition, the Company received $700,000 in connection with Hyundai's purchase of 70,000 Hyundai Units. After giving effect to the foregoing, the Company has raised a total of approximately $118 million, which has been used primarily to fund the payment of 10% of the purchase price of the Company's PCS licenses. The Hyundai Loan will be surrendered to finance Hyundai's purchase of 4,930,000 Hyundai Units at a price of $10 per Hyundai Unit, to be effected upon the closing date of the Stock Offering. See "Certain Transactions--Hyundai Relationship."

  The Company bid approximately $1.1 billion in the C-Block Auction to qualify as the high bidder for its PCS licenses. To date, the Company has paid an aggregate of $106.0 million to the FCC representing the first and second five percent payments of the purchase price of its PCS licenses. The remaining 90% of the purchase price of the licenses, or $953.7 million, will be financed with the Government Financing, and will be carried on the Company's financial statements at $ . The Company will be required to make interest expense
payments based on an interest rate of   %. The Company will be required to
make quarterly payments of interest only for the first six years of the license and quarterly payments of interest and principal over the remaining four years of the license term.

  In aggregate, the Company estimates that it will require $542 million of financing to fund its business plan from the effective date of the Offerings through the end of 1998. The Company will require funding for capital expenditures, interest expense payments, operating losses, working capital and other general corporate purposes. Based on network design analysis completed by the Company and Lucent, the Company plans to spend approximately $11 per POP through the end of 1997 for the build-out of its PCS networks, which, once commercial service is launched during the first half of 1998, would provide coverage to approximately 80% of the aggregate population of its markets. Additionally, the Company intends to spend approximately $3 per POP through the end of 1998 to provide additional capacity on its PCS networks. To the extent unexpected expenditures arise or the Company's estimates prove to be inaccurate, the Company may require additional financing. See "Risk Factors-- Significant Capital Requirements; Financing Risks" and "Certain Transactions."

  In aggregate, the Company intends to have raised or have available $615 million to fund the Company's business plan from the effective date of the Offerings through the end of 1998. The Company expects sources of funding to include the Stock Offering, the Unit Offering and drawdowns on the Lucent Financing. The Company has received a commitment from Lucent to provide the Lucent Financing for the purchase of infrastructure equipment and certain related network buildout costs. The Lucent Financing provides for an initial tranche of $200 million with an eight-year term and a subsequent tranche of $100 million to be available commencing January 1, 1998 with a seven-year term, with undrawn availability under both tranches terminating on December 31, 1999. The Company anticipates that Tranche A of the Lucent Financing will allow the Company to construct PCS networks providing coverage to approximately 80% of the aggregate population of its markets and that Tranche B of the Lucent Financing will allow for financing of additional equipment needed to support the projected growth in the Company's subscriber base. All principal amounts loaned under the Lucent Financing would be repayable in equal quarterly installments commencing March 31, 2001 and ending December 31, 2004.

The Lucent Financing is subject to the parties negotiating and executing a definitive agreement and the satisfaction of certain contingencies. There can be no assurance that the Company and Lucent will enter into such a definitive agreement or that the conditions to the Lucent Financing will be met. See "Risk Factors--Significant Capital Requirements; Financing Risks" and "Description of Certain Indebtedness." See "Risk Factors--PCS Network Construction and Implementation Risks" and "Certain Transactions."

  The following table sets forth the Company's estimated sources and uses of funds on an aggregate basis from the effective date of the Offerings through the end of 1998. Actual amounts of financing required may vary materially from these estimates and additional financing may be required in the event of significant unforseen delays in implementation, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and other technological risks.

                                                                    AMOUNTS
                                                                  -------------
                                                                  (IN MILLIONS)
     SOURCES OF FUNDS:
       Lucent Financing.........................................      $251
       Unit Offering net proceeds...............................       211
       Stock Offering net proceeds..............................       153
                                                                      ----
         Total..................................................      $615
                                                                      ====
     USES OF FUNDS:
       Capital expenditures.....................................      $273
       Interest expense payments on Government Financing and Lu-
        cent Financing..........................................       157
       Operating losses and working capital.....................       112
       Others, including general corporate purposes.............        73
                                                                      ----
         Total..................................................      $615
                                                                      ====

                     THE WIRELESS COMMUNICATIONS INDUSTRY

GROWING DEMAND FOR WIRELESS SERVICES

  Demand for wireless communications has grown rapidly over the past decade and has been driven by technological advancements and increased competition. Wireless communication products and services have evolved from basic tone-only paging services to mass-market cellular technology services and are now entering the next generation of development with the evolution of wireless communication technology. Each new generation of wireless communication products and services has generally been characterized by improved product quality, broader service offerings and enhanced features.

  The Company believes that the demand for wireless communications will continue to grow dramatically and that PCS will capture a significant share of the wireless market. Currently, wireless telephony penetration in the United States is estimated to be 13% and, according to Kagan Associates, is expected to grow to 47% by 2006. As reported by the Cellular Telecommunications Industry Association ("CTIA"), the compound annual growth rate of cellular subscribers exceeded 45% from 1990 through 1995. Despite this rapid growth in the number of cellular subscribers, wireless minutes of use only represent approximately one percent of total telecommunications switched minutes of traffic, due in part to capacity constraints which discourage cellular operators from aggressively pricing their services.

INDUSTRY OVERVIEW

  General. Wireless communications networks use a variety of radio frequencies to transmit voice and data signals. Wireless communications technologies include one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular telephone, SMR networks and emerging PCS services. Each application operates on a distinct portion of radio frequency spectrum. Although the principal wireless voice application to date has been cellular telephony, PCS is expected to develop rapidly.

  Cellular. The cellular telephone industry commenced in 1983 when the FCC began granting two 20 MHz licenses per market throughout the United States. In 1986, the FCC granted an additional 5 MHz of spectrum per cellular license to provide a total of 25 MHz for each cellular operator. Today, there are two cellular operators in each market.

  PCS. In order to increase competition in wireless communications, promote improved quality and service, and make available the widest possible range of wireless services to U.S. consumers, Federal legislation was enacted in 1993 directing the FCC to allocate radio frequency spectrum for PCS by competitive bidding. The FCC established PCS service areas in the United States based upon Rand McNally & Co.'s market definition of 51 major trading areas ("MTAs") and 493 basic trading areas ("BTAs"), which are the geographic territories for which PCS licenses have been or will be auctioned.

  PCS licenses differ from existing cellular licenses in three basic ways: location of the licensed frequencies on the radio spectrum, amount of spectrum allocated per license and geographic area licensed. PCS networks will operate at higher frequencies (140 MHz in the 1850-1990 MHz frequency band) compared to cellular frequencies (50 MHz in the 800-900 MHz frequency band). Also, PCS licenses will permit the use of spectrum blocks of 30 MHz (like those of the Company) or 10 MHz versus spectrum blocks of 25 MHz for cellular licenses. Finally, the geographic areas for PCS licenses are divided differently than for cellular licenses. PCS is segmented among 51 MTAs for A- and B-Block licenses and 493 BTAs for other PCS licenses, including C-Block licenses, as opposed to cellular's 306 metropolitan statistical areas and 428 rural service areas.

  In March 1995, the FCC completed the A- and B-Block PCS auction, resulting in the award of two 30 MHz licenses in each of the MTAs. In May 1996, the FCC completed the C-Block Auction, resulting in the award of one license for 30 MHz of spectrum in each of the BTAs. In July 1996, the FCC reauctioned 18 C-Block licenses for which the high bidders failed to make initial post-auction down payments. On August 26, 1996, the FCC began the auction of D-, E- and F-Block licenses, which will be for licenses of only 10 MHz of spectrum in each of the BTAs. Although the F-Block licenses are reserved for Entrepreneurs, the D- and E-Block licenses are not reserved for any specific class of applicants.

LIMITATIONS OF CELLULAR TELEPHONE INDUSTRY

  Despite its widespread availability and growth to date, cellular services have several limitations, including inconsistent service quality, lack of privacy, limited capacity and, currently, the inability to transfer data without a modem. Most current cellular services transmit voice and data signals over analog-based systems, which use one continuous electronic signal that varies in amplitude or frequency over a single radio channel accommodating one conversation. In contrast, digital networks, including PCS networks, convert voice or data signals into a stream of digits and typically use voice compression techniques to allow a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with improvements in digital protocols, allows PCS and other digital wireless technologies to offer greater call privacy and single number service, and more robust data transmission features.

  The Company believes that due to relatively high per minute airtime charges and unpredictable monthly bills, there is a price-sensitive mass consumer market that refrains from subscribing to or extensively using cellular services. The Company believes that if the mass consumer market were offered significantly lower per minute airtime charges and more predictable and affordable pricing plans, mass consumers would increase their use of wireless communications services, contributing to a new phase of growth in the industry. The Company also believes that business customers who are high-volume users of wireless communications will be attracted to lower priced airtime service, as they would realize substantial aggregate savings. The Company believes that PCS operators have the opportunity to capture a substantial market share due to technical and other advantages that they will have relative to incumbent cellular operators, including (i) greater flexibility to reduce per minute airtime usage charges, (ii) increased network capacity, (iii) enhanced voice quality and (iv) the ability to include enhanced capabilities such as advanced calling features, data transmissions to and from portable computers, and short messaging and facsimile services without need of a modem.

THE PCS SOLUTION

  PCS operators plan to construct all-digital wireless telephony networks and will compete primarily with existing cellular telephone operators. PCS operators using digital technology will have several technical and capacity related advantages relative to analog cellular providers. The Company believes that the enhanced capacity of PCS networks will allow PCS operators to offer wireless communications services at per minute airtime prices significantly below the per minute airtime prices currently being charged by cellular operators. As a result PCS subscribers are expected to use more airtime minutes per month than cellular subscribers due to both lower effective airtime pricing and enhanced features. The Company believes that PCS operators will realize substantial revenue growth from broad penetration and greater levels of usage.

  PCS was introduced in the United States in the Washington, D.C. MTA in late 1995. Despite the PCS network having a much smaller geographic coverage area than existing cellular competitors and no current roaming capability, approximately 90,000 customers subscribed for PCS services in the first seven months of commercial availability. The Company believes that the experience in international markets where PCS has already been introduced provides additional support for the potential growth of PCS in the United States. For example, in approximately three years, the two PCS operators in the United Kingdom have gained over 1.1 million subscribers. In Japan, approximately 600,000 new PCS subscriptions were activated during the first year of operations.

INDUSTRY OUTLOOK

  Industry sources expect the wireless telecommunications market in general and the PCS market in particular to grow at a rapid rate in the United States. Kagan Associates forecasts wireless telephony penetration at approximately 47% by 2006. Wireless communication technology developments are expected to evolve and continue to drive mass consumer growth as users demand more sophisticated services and products. The Company believes that wireless communications penetration rates will increase as prices fall and greater emphasis is placed on the development and use of mass retail distribution channels.

                                   BUSINESS

THE COMPANY

  General Wireless intends to become a leading provider of affordable wireless communications services. The Company holds PCS licenses to serve the rapidly growing metropolitan areas of San Francisco, Atlanta and Miami, as well as 11 selected high-growth contiguous markets. In total, the Company's markets contain 19.8 million POPs, approximately 71% of which are located in the Metropolitan Areas. The Company believes that this is the highest percentage of total POPs located in densely populated urban markets (markets having at least three million POPs) of any PCS or cellular operator in the United States. Additionally, the Company believes its markets are particularly attractive because of their high historical and projected population growth rates, as well as other desirable demographic characteristics, such as high population densities, favorable business climates, high median household income levels and long commute times. From 1990 through 1995, the aggregate population of the Company's markets has grown at over 150% of the national rate and is expected to continue to grow at a rate above the national average. The Company plans to launch commercial service on its PCS networks during the first half of 1998.

  The demand for wireless communications services in the United States has grown dramatically during the last five years, notwithstanding the technical limitations of existing analog cellular technology. The number of cellular subscribers has grown from 5.3 million at December 31, 1990 to 33.8 million at December 31, 1995, representing a compound annual growth rate of 45%. Over the same time period, the wireless telephony penetration rate has grown from approximately 3% to approximately 13%, and is forecasted by Kagan Associates to reach approximately 47% by the year 2006.

  The Company believes that due to relatively high per minute airtime charges and unpredictable monthly bills, there is a price-sensitive mass consumer market that refrains from subscribing to or extensively using cellular services. The Company believes that if the mass consumer market were offered significantly lower per minute airtime charges and more predictable and affordable pricing plans, mass consumers would increase their use of wireless communications services, contributing to a new phase of growth in the industry. The Company also believes that business customers who are high-volume users of wireless communications services will be attracted to lower priced airtime service, as such high-volume users would realize substantial aggregate savings.

STRATEGY

  The Company intends to become a leading provider of affordable wireless communications services. The Company's strategy to achieve this objective is based upon the following:

  Operate in large, rapidly growing markets with attractive demographic profiles. The Company has acquired PCS licenses in densely populated, high growth major metropolitan areas. These licenses will enable the Company to provide wireless communications services in the San Francisco, Atlanta and Miami BTAs, all of which are among the 12 largest BTAs in the United States, Sacramento, which is the 26th largest BTA, and 10 selected BTAs that are contiguous to these major cities. Approximately 71% of the Company's 19.8 million POPs are located in the Metropolitan Areas, which the Company believes is the highest concentration of POPs located in densely populated urban markets (markets having at least three million POPs) of any PCS or cellular operator in the United States. The remaining 29% of the Company's POPs are located in selected contiguous markets that represent commuting corridors and rapidly growing suburban areas that have a high level of commerce and interaction with the Metropolitan Areas.

  The Company believes there are significant advantages created by focusing on densely populated major metropolitan markets. First, cell site efficiencies can be maximized in densely populated areas, thereby reducing network build-out costs per subscriber and providing greater pricing flexibility. Accordingly, the Company can achieve a higher ratio of population coverage to geographic coverage relative to PCS and cellular operators in less densely populated markets. Second, these markets have multiple business centers and residential areas that generally have a high demand for mobile communications services. Third, cellular operators typically face significant capacity constraints in high traffic areas due to the analog technology used in the majority of their networks. Fourth, major markets have numerous local, regional and national retailers as well as agents and resellers that can facilitate rapid growth by new wireless entrants.

  The Company also believes it will benefit from the continued population growth of its markets. The aggregate population of the Company's markets has grown at over 150% of the national rate over the last five years and is projected to continue to grow at rates significantly above the national average. This rapid growth will provide the Company with an expanding base of potential customers, which the Company believes will allow the Company to leverage significantly its infrastructure and reduce per POP operating and network build-out costs.

  Furthermore, the Company's markets have attractive demographic characteristics. Relative to national averages, the Company's markets have above-average population densities, favorable business climates, high median household income levels and long commute times. The Company's Metropolitan Areas were all ranked in the top 10 U.S. markets in terms of the number of cellular subscribers as of December 31, 1995. The Company believes that these attractive demographic characteristics will enable it to achieve higher-than-average penetration rates.

  Use a focused network build-out to achieve low costs. General Wireless intends to achieve lower operating costs and capital requirements relative to its PCS and cellular competitors by concentrating its network build-out in "high-usage" areas rather than building out wide-area cellular-like networks. Additionally, the Company intends to use the most cost-effective digital technology and outsource selected technical and administrative functions.

  The Company plans to offer high quality network coverage in the "high-usage" areas of its markets, which the Company defines as those areas where the majority of the population lives, commutes, works and shops. These areas primarily include densely populated urban areas, commuting corridors and high-growth suburban areas. The Company plans to limit the construction of its networks outside of these high-usage areas because it believes the incremental cost of building out such network coverage is substantial and is inconsistent with the Company's objective to be the low cost provider of wireless communications services. Based on network design analysis completed to date, the Company plans to spend approximately $11 per POP through the end of 1997 for the build-out of its PCS networks, which, once commercial service is launched during the first half of 1998, would provide coverage to approximately 80% of the aggregate population of its markets. Additionally, the Company intends to spend approximately $3 per POP in 1998 to provide additional capacity on its PCS networks. The Company believes its per POP network build-out costs will be significantly less than its competitors. The Company believes its focused build-out strategy differs from the strategy of many existing cellular operators and from the expected strategy of many PCS operators that are expected to compete by placing greater emphasis on coverage area rather than on airtime prices. The Company's strategy parallels those used by certain CLECs and IXCs that have targeted specific coverage areas of major markets and are interconnected to other carriers' facilities for expanded coverage.

  The Company believes it will further reduce network build-out and operating costs by using CDMA digital technology. The Company believes that CDMA is the most efficient and cost-effective network technology that is capable of delivering high-quality network service. CDMA is expected to enable greater privacy and fraud prevention, as well as fewer dropped calls than competing technologies. CDMA technology allows increased capacity within the allocated frequency by reusing the entire frequency in each cell rather than using only a fraction of the frequency in each cell as is typically the case with analog cellular, TDMA and GSM technologies. In addition, CDMA technology requires fewer cells than these other technologies in order to provide coverage over the same geographic area, thereby reducing the overall infrastructure, and operating costs of the Company's networks. See "--Digital Technology Selection."

  The Company intends to maintain a low level of corporate overhead while maintaining high quality standards and a rapid build-out schedule by outsourcing certain engineering and non-strategic administrative functions. The Company has contracted with Lucent for project management of a turnkey network solution including program management, RF engineering, site acquisition, network design, spectrum clearing and microwave removal, and site construction and equipment procurement. In addition, the Company plans to take advantage of existing third-party vendors of such administrative services as billing, collection and customer service. The Company believes that specialized third-party vendors can deliver such non-strategic services at high quality and low costs, and that outsourcing will enable management to focus on the implementation of its core business strategy. The Company may, in the future, internalize these non-strategic services to the extent that increased operating scale allows it to do so on a cost-effective basis.

  Leverage turnkey relationship with Lucent to construct a high-quality network. The Company has entered into a definitive agreement with Lucent (the "Lucent Equipment Agreement"), under which the Company has selected Lucent to be its primary network vendor to undertake the turnkey construction and implementation of the Company's PCS networks. Lucent is a leading provider of telecommunications equipment and has significant experience building 1900 MHz CDMA-based PCS networks, including portions of the networks being used by PrimeCo and Sprint PCS. Under the "turnkey" arrangement, Lucent will have broad responsibilities for program management, network deployment, including RF engineering, site acquisition, network design, spectrum clearing and microwave removal, and site construction and equipment procurement. The Company's networks will be built with Lucent mini-cell equipment, 5ESS(R)-2000 switches, transmission equipment and power systems, and will have CDMA technology that the Company believes will allow it to offer wireless telephone voice quality comparable to wireline telephone voice quality. The Company believes that through future innovations expected to be developed by Lucent's Bell Laboratories research unit, Lucent will be able to provide next-generation products to enhance the functionality and performance of the Company's networks. The Lucent Equipment Agreement enables the Company to monitor and control the major activities of the network build-out.

  Implement an innovative and affordable pricing structure. General Wireless plans to implement an innovative and affordable pricing structure to capitalize on wireless customers' demand sensitivity to price. The Company believes that a substantial market opportunity exists to narrow the pricing gap between existing cellular airtime and wireline telephone rates, which approximate 45 cents and 5 cents per minute of use, respectively. Relative to current cellular service packages, General Wireless expects to offer service packages that include larger blocks of prepaid minutes consisting of both peak and off-peak airtime at significantly lower effective prices per minute. Based on this pricing strategy, General Wireless expects to realize ARPU similar to that currently achieved by cellular operators without negatively impacting operating margins. Additionally, the Company believes that its cost structure will better support more affordable pricing relative to PCS competitors that provide wide-area cellular-like coverage.

  The Company believes that its service packages will provide enhanced value to both business customers and the mass consumer market. Business customers who are heavy-volume users and account for a disproportionate amount of current cellular usage and airtime revenue would realize substantial aggregate savings from airtime price reductions. Also, the Company believes that the mass consumer market will be attracted by the prospect of an affordable and predictable monthly bill at high usage levels.

  Maximize customer reach through extensive use of indirect distribution channels. The Company's distribution strategy will emphasize indirect channels in general, and retailers in particular. The Company believes it will realize several important advantages from this distribution strategy. First, the Company believes that the use of multiple indirect channels will enable the Company to achieve a fast ramp-up of subscribers through representation at numerous points of purchase. Second, the Company believes that indirect distribution channels will cost-effectively focus the Company's sales and marketing resources directly on customer creation, as opposed to investment in Company stores and related infrastructure. Third, the focus on retailers and agents, rather than resellers, will better allow the Company to maintain a direct relationship with its customer base through billing and customer service. The Company believes that direct contact with its customers will allow it to realize better customer satisfaction and achieve lower customer turnover.

MARKETS

  As part of its bidding strategy in the C-Block Auction, the Company has selectively acquired PCS licenses serving the Metropolitan Areas and other contiguous BTAs, creating three market clusters: the San Francisco cluster, the Miami cluster and the Atlanta cluster. Each of these clusters consists of an anchor market containing a major urban center and two to five contiguous BTAs. The Company believes that these market clusters represent densely populated urban areas, commuting corridors and high growth communities that have a high level of intercity commerce with the Metropolitan Areas. The Company believes its markets are particularly attractive because of their high historical and projected population growth rates, as well as other desirable demographic characteristics, such as favorable business climates, high median household income levels and long commute times. Over the past five years, the aggregate population of the Company's markets has grown at over 150% of the national rate and is expected to continue to grow at a rate significantly above the national average.

                                                        1995       POPULATION
                                                        POPS     GROWTH RATE(1)
                                                     ----------- --------------
                                                     (THOUSANDS)
   SAN FRANCISCO CLUSTER:
      San Francisco--Oakland--San Jose..............    6,840         1.3%
      Sacramento....................................    1,879         2.5%
      Stockton......................................      575         2.3%
      Monterey--Salinas.............................      383         1.5%
      Chico--Oroville...............................      230         2.1%
      Yuba City--Marysville.........................      141         2.8%
                                                       ------         ----
       Subtotal POPs/Weighted Average Growth Rate...   10,048         1.6%
   MIAMI CLUSTER:
      Miami--Fort Lauderdale........................    3,495         1.3%
      West Palm Beach...............................    1,012         2.5%
      Fort Meyers...................................      554         3.0%
      Fort Pierce--Vero Beach.......................      385         2.5%
      Naples........................................      185         4.0%
                                                       ------         ----
       Subtotal POPs/Weighted Average Growth Rate...    5,631         1.9%
   ATLANTA CLUSTER:
      Atlanta.......................................    3,712         3.0%
      Gainesville...................................      193         2.6%
      Athens........................................      179         1.5%
                                                       ------         ----
       Subtotal POPs/Weighted Average Growth Rate...    4,084         2.9%
                                                       ------         ----
   Total POPs/Weighted Average Growth Rate..........   19,763         1.9%
   U.S. Average.....................................      --          1.3%

--------
(1) Average compound annual growth rates in population between 1990 through 1995, based upon the 1990 U.S. Census and the 1995 PCS Atlas and Databook.

MARKETING AND DISTRIBUTION

  The Company will use a wide range of indirect distribution channels, including mass retailers, agents and resellers, to market and sell its service offerings. The Company believes that a focus on indirect channels for the majority of its sales and customer activations will provide it with the most cost effective distribution reaching the largest percentage of potential customers. In particular, the Company intends to target those indirect channels, such as retailers and agents, that allow the Company to maintain a direct relationship with customers. In addition to indirect distribution channels, the Company will also employ direct marketing targeted to specific customer segments using its own sales force, telemarketing and direct mail.

  The Company believes that the mass consumer and business segments can be best accessed through retailers and other non-exclusive indirect distribution channels. Currently, many cellular operators distribute their products and services through direct sales channels and exclusive agents. General Wireless believes that wireless products and services will be purchased increasingly from retailers, which will sell such products on a non-exclusive basis where consumers and businesses are accustomed to purchasing other electronic products such as wireline telephones, pagers, personal computers and televisions. In addition to its differentiation based on affordable prices for large amounts of monthly minutes of use, General Wireless intends to provide incentives to retailers to insure that its brands are prominently displayed and effectively promoted at the point of purchase. These incentives include traditional upfront commission payments and airtime revenue sharing arrangements.

  In addition to retailers, the Company plans to use agents that can cost-effectively penetrate important segments of the target market. These agents include direct marketing organizations that represent third-party products and services and ethnic marketing companies focused on particular nationalities in major cities. In addition, the Company believes that resellers of other telecommunications services such as long distance and paging services will find the Company's agent program attractive. As with retailers, General Wireless plans to compensate agents through upfront commission payments and airtime revenue sharing arrangements.

  To a lesser extent than retailers and agents, the Company will also use resellers to distribute its wireless products and services. Resellers typically purchase wholesale airtime and consequently perform all services otherwise performed by the operator. As a result, resellers are typically able to negotiate substantial retail airtime discounts as their sole compensation. Many wireless service providers employ resellers to distribute their products and services. General Wireless believes that undue reliance on resellers can lead to their gaining bargaining power over rates that can limit the operators' flexibility and impair margins. Further, General Wireless believes that the value of directly billing, servicing and maintaining its own customer base can be a source of competitive advantage. As a result, the Company does not intend to rely heavily on resellers.

  In addition to its indirect distribution channels, the Company plans to utilize a direct sales force to target existing high-volume cellular subscribers. The Company expects such subscribers to be the most attracted to lower airtime rates, higher quality and additional features that digital technology provides and that are most likely to purchase digital telephones from the service operator. The Company may also market directly to potential customers through Company-owned kiosks, direct mail, the Internet and other forms of direct marketing.

PRODUCTS AND SERVICES

  The Company expects to offer a variety of commercialized wireless services through state-of-the-art wireless CDMA technology, which the Company intends to support with Advanced Intelligent Network ("AIN") capability. The Company's planned services and features are designed to increase usage and provide consumers with greater capabilities in call management, including the following:

    High Quality Voice Service. CDMA networks have more powerful error correction, less susceptibility to fading and reduced interference relative to competing digital technologies. CDMA networks achieve voice quality that is comparable to the typical wireline telephone. CDMA technology also employs adaptive equalization which filters out background noise more effectively than existing wireline or analog cellular phones.

    Advanced Handsets. In addition to supporting high-quality voice transmissions, the Company expects that CDMA handsets will allow digital data transmission without a phone line modem and will have advanced power management to maximize handset battery life.

    Short Messaging Services. This allows alphanumeric incoming messages to the handset to be received, stored and displayed on demand.

    Caller ID. This displays the telephone number and directory name of the incoming call on the customer's handset, allowing the customer to decide whether or not to accept the call.

    Allowable Called Number Table. This limits the outgoing calls to the phone numbers on the allowable call number table in order to limit unauthorized use.

    Over-the-Air Activation. This allows the subscriber to initiate and obtain feature changes in services by over-the-air activation or deactivation via handset entry.

    Message Waiting Notification. This initiates a voice message waiting indicator on the handset that notifies the subscriber of a new message.

    Custom Calling Features. Additional features that the Company anticipates offering include call waiting, call forwarding, distinctive ringing and call blocking.

  The Company believes that new features and services will be developed to take advantage of CDMA's expected position as the most widely deployed digital wireless protocol in the United States. The Company intends to offer a portfolio of products to accommodate the growth in data and image transmission as well as other new applications for wireless data services that are currently envisioned (e.g., facsimile, wireless local area network and point of sale terminal connections).

DIGITAL TECHNOLOGY SELECTION

  There are three prominent network technologies that provide digital service in the 1850-1990 MHz frequency band: CDMA, TDMA and GSM. The Company has selected CDMA as the digital technology for its PCS networks based on several key advantages relative to other digital protocols:

  Broader availability of CDMA to facilitate roaming. Numerous cellular operators and PCS licensees have announced that they plan to use CDMA technology in their market areas, which cover more than 90% of the U.S. population. PrimeCo, for example, which recently begin operating its CDMA PCS network in November 1996, has announced plans to offer PCS service using CDMA technology in 40 markets covering more than 70 million people. Sprint PCS, which began operating its CDMA PCS system in December 1996, plans to offer a CDMA service footprint covering 65 cities and 190 million people. Conversely, GSM and TDMA have been chosen by other wireless service providers whose markets cover only 54% and 45%, respectively, of the U.S. population. The Company believes the widespread selection of the CDMA standard by wireless telephony operators will facilitate roaming outside of its service areas by its subscribers, and also roaming in its service areas by other companies' subscribers. The table below lists certain major cellular operators and PCS licensees who have selected CDMA technology.

         CELLULAR                PCS A- AND B-BLOCK         PCS C-BLOCK
  ---------------------------   ---------------------  ---------------------
  AirTouch Communications       Ameritech              General Wireless
                                Centennial Cellular    Chase
                                Corp.                  Telecommunications,
  ALLTEL Mobile Communications Inc.                    Inc.
                                GTE MobilNet           Mercury PCS, LLC
  Ameritech Cellular Communications
  Inc.
                                                       NextWave Telecom
                                PrimeCo                Inc.
  Bell Atlantic NYNEX Mobile Inc.
                                                       Urban Communications
  Comcast Cellular Corp.        Sprint PCS
  GTE MobilNet
  360(degrees) Communications
  Southern New England Telephone
  Company
  U S WEST NewVector Group, Inc.

  Higher network capacity. CDMA technology allows increased capacity within the allocated frequency by reusing the entire frequency in each cell rather than using only a fraction of the frequency in each cell as is typically the case with analog cellular, TDMA and GSM technologies. The Company believes that the use of CDMA technology will increase capacity with fewer cells relative to other digital technologies.

  Lower infrastructure costs. Cells using CDMA technology can achieve a greater range of coverage or subscriber density per base station because of the more efficient modulation of CDMA technology. As a result, CDMA networks can achieve the same level of coverage as the current analog, TDMA or GSM networks with fewer cells, which is expected to reduce the overall infrastructure and operational costs of CDMA networks.

  Greater privacy and fraud prevention. One of the benefits of CDMA technology is that it combines a constantly changing coding scheme with a low power signal to enhance security and privacy. Vendors are currently developing additional encryption capabilities to enhance further overall network security. Partly because of its security and privacy features, spread spectrum technology (upon which CDMA is based) has been used by government, military and intelligence agencies for over 30 years.

  Longer handset battery life. Power control characteristics of CDMA reduce interference levels. The power regulating nature of CDMA establishes a communication link with a subscriber handset at the lowest possible power level suitable for high quality voice transmission. Average power output from subscriber handsets for CDMA is 200 milliwatts compared to 600 milliwatts for analog cellular and TDMA and 1,000 milliwatts for GSM. Not only is co-channel and adjacent channel interface minimized, but battery life in subscriber handsets can be proportionately extended to provide longer periods between recharge.

  Fewer dropped calls. CDMA technology is designed, unlike other technologies, so that the mobile telephone will generally not switch frequencies during hand-off from one cell to another. Therefore, CDMA networks are able to use the "soft hand-off" where the original cell site of a mobile user does not discontinue handling a call until the mobile user has established connection in a new cell, resulting in a decreased number of dropped calls relative to other technologies. See "Risk Factors--Risks Relating to Selection of Digital Technology; Availability of Handsets."

  Simplified frequency planning. Frequency planning is the process by which wireless service providers analyze and test alternative patterns of frequency use within their systems to minimize interference and maximize capacity. Currently, cellular service providers spend considerable time and money on frequency planning. Because TDMA and GSM networks have frequency reuse constraints similar to present analog systems, frequency reuse planning for TDMA and GSM networks is expected to be comparable to planning for the current analog systems. With CDMA technology, however, the same subset of allocated frequencies can be reused in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.

INFRASTRUCTURE AND NETWORK BUILD-OUT

  The Company has outsourced its network build-out in substantially all of its markets to Lucent under the turnkey Lucent Equipment Agreement, which capitalizes on Lucent's expertise in managing highly skilled professional personnel in RF engineering, network design and construction. The Lucent Equipment Agreement is structured to enable management to monitor and control the major activities of the network build-out, which include (i) program management, (ii) RF engineering, (iii) site acquisition, (iv) network design,
(v) spectrum clearing and microwave removal and (vi) site construction and equipment procurement.

 Program Management. Day-to-day management of the network build-out process will be performed by Lucent under the monitoring and control of the Company. The Company's management has defined the economic limits and network coverage requirements within which Lucent will operate. The Company's management also monitors and manages progress in order to anticipate potential delays and exceptional cost variances.

 RF Engineering. The RF engineering process utilized by Lucent employs both empirically-derived models and advanced computer models containing topographic, demographic and building structure data for the Company's markets, along with the Company's specific design criteria and coverage plan, to develop optimal solutions for cell site locations. To facilitate this process and to reduce site acquisition costs, RF engineers incorporate information on pre-identified potential cell sites, such as existing rental sites and sites whose owners are willing to co-locate with other wireless operators. The Company works closely with Lucent to insure that the most cost effective RF engineering plan is developed, and manages directly the process of balancing geographic coverage, population coverage and system activation schedules.

 Site Acquisition. Lucent, pursuant to the Lucent Equipment Agreement, is responsible for site acquisition on behalf of the Company. The Company's site selection process will require the negotiation of lease or acquisition agreements for approximately 500 sites for the Company's PCS networks over a five-year period. The Company has identified a significant number of sites for lease in its service area to form an inventory of potential sites for rent on existing structures being offered by wireless providers, high-rise office building owners, utility companies and other site managers representing tower owners. Lucent will utilize pre-existing sites to the fullest extent possible and fill in any gaps with sites constructed for the Company to meet its coverage needs. Earlier experience by PrimeCo has shown that up to 75% of its commercial coverage was provided by pre-existing structures that were available for lease.

 Network Design. The Company intends to leverage Lucent's extensive expertise in optimizing network design to minimize the investment and operating costs of its "backhaul" network. Deregulation of LEC services has reduced prices for backhaul services and this, coupled with the economic use of microwave links, is expected to provide significant savings to the Company as compared to past cellular experience.

 Spectrum Clearing and Microwave Removal. For a period of up to five years after the grant of a PCS license, PCS licensees may be required to share spectrum with existing fixed microwave licensees operating on the

C-Block spectrum. To secure a sufficient amount of unencumbered spectrum to operate its PCS networks efficiently, the Company may need to pay to relocate as many as approximately 85 existing paths to alternate spectrum locations or transmission technologies. The Company believes that more than 50 of these microwave paths are eligible for cost sharing between the Company and other affected licensees, which the Company believes will reduce the Company's cost of relocating these microwave paths.

 Site Construction and Equipment Procurement. Lucent is expected to outsource site construction activities once sites are acquired and network design has been completed. In addition, the Company will work closely with Lucent to identify and select certain key system elements that affect system performance, such as antennas, to insure that both cost and performance objectives are met. See "Risk Factors--PCS Network Construction and Implementation Risks" and "--Relocation of Incumbent Fixed Microwaves Licensees."

  The Company's selection of Lucent as its infrastructure vendor was based on the Company's evaluation of the reliability and performance of Lucent's 5ESS(R)-2000 switching platform and on the Company's evaluation of Lucent's performance in delivering 1900 MHz CDMA base stations and software to other large CDMA users such as PrimeCo and Sprint PCS. The Company also believes that Lucent, through its research and development team at Bell Laboratories, will remain a leading innovator in the effective use of the 1900 MHz spectrum.

  Over the five-year term of the Lucent Equipment Agreement, the Company may purchase up to $400 million in equipment and services from Lucent. Through the Lucent Financing, the Company has received a commitment from Lucent for vendor financing for up to $300 million of such equipment and services. The Lucent Equipment Agreement provides for certain minimum quantities of equipment to be purchased by the Company once the Company secures sufficient financing for such purchases. The Company expects that the Lucent Financing will enable it to complete such minimum purchase. The Lucent Equipment Agreement also provides for certain credits for volume purchases, which the Company expects to receive based upon its PCS network build-out plans. Warranties provided under the Lucent Equipment Agreement are generally 12 to 60 months for equipment, six to 12 months for services and three to 24 months for licensed software. Liquidated damages are provided in the event that Lucent is unable to deliver certain products and services on schedule. Such damages are subject to a maximum liability cap. See "Description of Certain Indebtedness--Lucent Financing."

  In addition, the Company has entered into an agreement with Hyundai for the purchase of certain infrastructure and subscriber equipment once Hyundai is able to supply equipment that meets certain specifications and is compatible with that of Lucent's network infrastructure. See "Certain Transactions-- Hyundai Relationship--Equipment Purchase Agreement."

COMPETITION

  The wireless communications market in the United States is expected to become increasingly competitive. Cellular operators and other wireless services providers are already exploiting existing wireless technology and have established and continue to augment wireless telecommunications networks that will directly compete with many of the services to be offered by the Company. Additionally, other PCS operators are expected to compete with the Company in each market. The success of the Company will depend largely upon its ability to satisfy the mass consumer and business markets, which the Company believes have not been adequately served by existing cellular service operators. The Company plans to compete with cellular and other PCS operators on the basis of affordable pricing, predictable monthly bills and voice transmission quality.

  Cellular Operators. The Company will compete with established cellular telephone service operators in the markets it intends to enter. Principal cellular providers in the Company's markets are AT&T Wireless Services, Inc., BellSouth Mobility, Inc., GTE Mobile Communications Inc., AirTouch Communications, Inc., Centennial Cellular Corp., U.S. Cellular Corp., Independent Cellular Network Inc. and Palmer Wireless, Inc. Under FCC rules, cellular telephone service licensees have enjoyed a duopoly because the FCC only permits two licensees in each market. Cellular licensees to date have faced limited competition from businesses that "resell" cellular telephone service to customers, but the Company could face additional competition from resellers of cellular and PCS networks.

  The introduction of digital transmission technologies to supplant traditional analog cellular systems will increase the capacity and quality of existing cellular telephone systems once deployed. However, the Company believes that upgrading from analog to digital is expensive and that it will likely be several years before cellular networks are fully converted to digital technology. The Company expects the analog infrastructure to continue to be used for the foreseeable future due in part to a lack of a national digital technology standard. The Company further expects that many cellular licensees will also attempt to acquire an additional 10 MHz PCS license in the D- and E-Block auctions in areas in which they currently provide cellular telephone services, as permitted by the FCC under its PCS licensing rules. This would provide the cellular operators with greater capacity and potentially allow them to add additional customers and offer more advanced services in their markets in the near term. The Company believes that by providing low-priced services and new wireless features on its digital PCS networks, it will be competitive with cellular services.

  Other PCS Operators. The Company will compete with A- and B-Block licensees, many of whom are cellular-affiliated companies that will utilize PCS spectrum in new markets to expand their national or regional coverage. Principal A- and B-Block licensees in the Company's markets are PrimeCo, Pacific Telesis Mobile Services, Sprint PCS, InterCel, Inc. and AT&T Wireless Services, Inc. These parties, whose licenses were granted on June 23, 1995, have all had substantial lead-time to develop their networks and have significantly greater financial, technical, marketing and other resources than the Company.

  In addition, the Company will compete with the D-, E- and F-Block license winners to the extent that such licenses are not acquired by existing cellular or A- or B-Block PCS licenses. Although the D-, E- and F-Block licenses are for only 10 MHz, entities can, subject to the Entrepreneur Requirements and the FCC's rules limiting entities to 45 MHz of cellular, broadband PCS and SMR spectrum in a given market, acquire two or three of the 10 MHz licenses and consolidate them so as to design a 20 MHz or 30 MHz PCS system similar to that of the Company.

  SMR and "Enhanced" SMR Services. As a result of advances in digital technology, some service providers have begun to design and deploy digital mobile networks, which are referred to as "Enhanced SMR" or "ESMR." ESMR networks increase the capacity of SMR system frequencies to a level that may be competitive with that of analog cellular networks. SMR service providers offer or plan to offer fleet dispatch services, short messaging, data services and interconnected voice telephony services over wide geographic service areas. Given similar developments in the deployment of digital technology in the cellular operators' networks, it is unclear at this time whether the quality and capacity of SMR-based digital mobile networks will be able to compete effectively with analog and digital cellular and PCS networks.

  Other Competition. The FCC has proposed or adopted final rules to authorize additional wireless mobile services. First, the FCC has proposed to authorize the use of the 37 and 39 GHz bands for the provision of fixed and mobile communications services. The FCC is scheduled to begin auctions for 30 MHz of spectrum in the 2.3 GHz band for WCS by April 15, 1997. The FCC has proposed that WCS providers be permitted to offer a broad range of fixed, mobile, radio location and satellite broadcast services, some of which could be in competition with the Company's service offerings. Second, in May 1996 the FCC adopted final rules to permit Interactive Video and Data Service ("IVDS") licensees to provide mobile two-way data services. Because of the limited amount of spectrum allocated for IVDS, however, it is expected to be technically infeasible to provide voice services to IVDS customers for the foreseeable future. Third, the FCC authorized the use of LMDS licenses to provide certain fixed and mobile services. Fourth, the FCC has proposed to reallocate former federal government spectrum located at 4 GHz for a broad range of wireless fixed and mobile services, and is expected to reallocate additional former federal government spectrum for wireless mobile services in the future. The Company may also face competition from MSS. Finally, the FCC recently modified its rules to permit the partitioning and disaggregation of broadband PCS licenses into licenses to serve smaller service areas, and/or use smaller spectrum blocks. The purpose of the FCC's rule change was to permit existing PCS licensees and new PCS entrants to have greater flexibility to determine how much spectrum and geographic area they need or desire in order to provide PCS service. The FCC's action thus will give the Company greater flexibility to partition or disaggregate its C-Block licenses to other PCS providers, but could also result in A-, B-, D-, E- and/or F-Block PCS licensees in the Company's PCS markets also partitioning or disaggregating their licenses in a manner that provides increased competition to the Company. See "Legislation and Government Regulation."

  In addition, as a result of the enactment of the 1996 Act, regional energy utility companies are expected to enter the wireless and wireline telecommunications markets by leveraging their significant capital assets, brand-name value, existing customer base and infrastructure advantages in their geographical areas of operation. Similarly, the 1996 Act also eliminates barriers for cable television system operators to provide wireline local loop services over their existing wireline infrastructure. See "Risk Factors-- Competition."

EMPLOYEES

  As of November 30, 1996, the Company had a total of 11 employees. The Company's future success depends in substantial part upon its ability to attract and retain highly qualified technical and managerial personnel, and upon the continued service of Mr. Roger D. Linquist and Mr. Malcolm M. Lorang. Prior to the conclusion of the C-Block Auction and the grant of its PCS licenses, the Company has maintained a small management group to make the most efficient use of resources. Going forward, the Company plans to expand the senior management team and other corporate staff significantly. In addition, following the grant of its PCS licenses and as the Company approaches the commercial launch of its services, the Company expects to hire field personnel in its markets including operations management, field technicians, administration staff, customer service representatives and sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key technical, managerial or other employees or that it can attract, assimilate or retain other highly qualified technical, managerial or other personnel in the future. See "Risk Factors-- Management of Growth; Need to Establish Infrastructure" and "--Dependence on Key Personnel."

FACILITIES

  The Company's principal administrative facility is located in Dallas, Texas. In connection with the Company's expansion, the Company intends to relocate to larger facilities for its corporate headquarters functions. In addition, the Company intends to establish regional facilities in each of the Metropolitan Areas. There can be no assurance that the Company will be able to locate adequate facilities on terms favorable to the Company. See "Risk Factors-- Management of Growth; Need to Establish Infrastructure."

                     LEGISLATION AND GOVERNMENT REGULATION

  As a recipient of licenses acquired through the C-Block Auction, the Company's ownership structure and operations are and will be subject to substantial FCC regulation.

OVERVIEW

  FCC Authority. The Communications Act of 1934, as amended (the "Communications Act"), grants the FCC the authority to regulate the licensing and operation of all non-federal government radio-based services in the United States. The scope of the FCC's authority includes (i) allocating radio frequencies, or spectrum, for specific services, (ii) establishing qualifications for applicants seeking authority to operate such services, including PCS applicants, (iii) approving initial licenses, modifications thereto, license renewals, and the transfer or assignment of such licenses,
(iv) promulgating and enforcing rules and policies that govern the operation of spectrum licensees, (v) the technical operation of wireless services, interconnection responsibilities between and among PCS, other wireless services such as cellular, and landline carriers, and (vi) imposition of fines and forfeitures for any violations of those rules and regulations. Under its broad oversight authority with respect to market entry and the promotion of a competitive marketplace for wireless providers, the FCC regularly conducts rulemaking and adjudicatory of proceedings to determine and enforce rules and policies potentially affecting broadband PCS operations.

  Regulatory Parity. The FCC has adopted rules designed to create symmetry in the manner in which it and the states regulate similar types of mobile service providers. According to these rules, all "commercial mobile radio service" ("CMRS") providers that provide substantially similar services will be subject to similar regulation. A CMRS service is one in which the mobile radio service is provided for a profit, interconnected to the public switched telephone networks, and made available to the public. Under these rules, providers of PCS, SMR, and ESMR services are subject to regulations similar to those governing cellular carriers if they offer an interconnected commercial mobile service. The FCC announced that it would forbear from applying several regulations to these services, including its rules concerning the filing of tariffs for the provision of interstate services. Congress specifically authorized the FCC to forbear from applying such regulation in the Omnibus Budget Reconciliation Act of 1993. With respect to PCS, the FCC has stated its intent to continue monitoring competition in the PCS service marketplace. The FCC also concluded that Congress intended to preempt state and local rate and entry regulation of all CMRS providers, including PCS, but established procedures for state and local governments to petition the FCC for authority to continue or initiate such regulation.

  Commercial Mobile Radio Service Spectrum Ownership Limit. The FCC has limited the amount of broadband CMRS spectrum (including cellular, broadband PCS and SMR) in which an entity may hold an attributable interest in a given geographic area to 45 MHz. For these purposes only PCS and other CMRS licenses are attributed to an entity where its investments exceed certain thresholds or the entity is an officer or director of a broadband PCS, cellular or SMR licensee. Thus, entities with attributable interests in cellular licenses (which are for 25 MHz) in certain markets cannot hold more than 20 MHz of PCS spectrum in the same markets. The Company's ability to raise capital from entities with attributable broadband CMRS interests in certain geographic areas is likely to be limited by this restriction.



  Other FCC Requirements. The FCC had been conducting rulemakings to address interconnection issues among CMRS carriers and between CMRS and LECs. These proceedings were significantly affected by the 1996 Act and FCC rulemakings conducted pursuant to the 1996 Act. See "--1996 Act" and "--FCC
Interconnection Proceedings."

  The FCC has adopted rules that prohibit broadband PCS, cellular and certain SMR licensees from unreasonably restricting the resale of their services. The FCC has determined that the availability of resale will increase competition at a faster pace by allowing new entrants to the wireless market quickly through the resale of their competitors' services while they are building out their own facilities. This prohibition will expire five years after the FCC concludes its initial licensing of broadband PCS spectrum, which is expected to conclude in

1997. Additionally, the FCC requires such carriers to provide manual roaming service to subscribers of other such carriers, through which traveling subscribers of other carriers may make calls after establishing a method of payment with a host carrier.

  The FCC has revised its rules to permit CMRS operators, including PCS licensees, to use their assigned spectrum to provide fixed local loop and other services on a co-primary basis with mobile services. The FCC is continuing its rulemaking proceeding to determine the extent to which such fixed services fall within the scope of CMRS regulation.

  The FCC has imposed number portability requirements on broadband PCS, cellular, and certain SMR providers. By December 31, 1998, such licensees, as well as LECs, must provide their customers with the ability to change carriers while retaining phone numbers. CMRS providers subject to the number portability requirements must have the capability of delivering calls from their networks to ported numbers anywhere in the United States. By June 30, 1999, such providers must be able to offer number portability without impairment of quality, reliability, or convenience when switching service providers, including the ability to support roaming throughout their networks. The FCC has solicited further comment on the appropriate cost-recovery methods regarding long-term number portability.

  FCC rules that will take effect in October 1997 require cellular, PCS, and certain SMR carriers to transmit 911 emergency calls from handsets that transmit mobile identification numbers to Public Safety Answering Points ("PSAPs") without any credit checks or validation and require that such carriers must be capable of transmitting 911 calls from individuals with speech or hearing disabilities through means such as text telephone devices. By April 1988 such carriers must relay the mobile telephone number of the originator of a 911 call as well as the location of the cell that is handling the call. By October 2001, such carriers must be able to provide the PSAP with the location of the mobile caller within a radius of 125 meters. Several parties filed petitions currently pending at the FCC requesting, among other things, that the FCC reconsider the requirement that wireless carriers transmit calls that do not have a code identification of PSAPs. The FCC has issued a Further Notice seeking additional comment on the future of mobile emergency calling technology and capabilities.

  In August 1996 the FCC adopted new guidelines and methods for evaluating the effects of radiofrequency emmissions from transmitters including PCS mobile telephones and base stations. The new guidelines, which are generally more stringent than previous requirements, were effective immediately for hand-held devices and will otherwise become effective January 1, 1997.

  Other Federal Regulations. Wireless networks are subject to certain Federal Aviation Administration and FCC guidelines regarding the location, lighting and construction of transmitter towers and antennas. In addition, the FCC has authority to enforce certain provisions of the National Environmental Policy Act as they would apply to the Company's facilities. The Company intends to use common carrier point-to-point microwave and traditional landline facilities to connect base station sites and to link them to their respective main switching offices. These microwave facilities have historically been separately licensed by the FCC on a first-come, first-served basis (although the FCC has proposed to auction certain such licenses) and are subject to specific service rules.

  Wireless providers also must satisfy a variety of FCC requirements relating to technical and reporting matters. One such requirement is the coordination of proposed frequency usage with adjacent wireless users, permittees and licensees in order to avoid electrical interference between adjacent networks. In addition, the height and power of base station transmitting facilities and the type of signals they emit must fall within specified parameters.

  State and Local Regulation. The scope of state regulatory authority covers such matters as the terms and conditions of interconnection between LECs and wireless carriers under FCC oversight, customer billing information and practices, billing disputes, other consumer protection matters, certain facilities construction issues, transfers of control, the bundling of services and equipment and requirements relating to making capacity available to third party carriers on a wholesale basis. In these areas, particularly the terms and conditions of interconnection between LECs and wireless providers, the FCC and state regulatory authorities share regulatory responsibilities with respect to interstate and intrastate issues, respectively.

  The FCC and a number of state regulatory authorities have initiated proceedings or indicated their intention to examine access charge obligations, mutual compensation arrangements for interconnections between LECs and wireless providers, the pricing of transport and switching facilities provided by LECs to wireless providers, the implementation of "number portability" rules to permit telephone customers to retain their telephone numbers when they change telephone service providers, and alterations in the structure of universal service funding, among other matters.

  The Company and its subsidiaries have been and intend to remain active participants in rulemaking and other administrative policy proceedings before the FCC and before state regulatory authorities. Proceedings with respect to the foregoing policy issues before the FCC and state regulatory authorities could have a significant impact on the competitive market structure among wireless providers and the relationships between wireless providers and other carriers.

GENERAL PCS REGULATIONS

  In June 1994 the FCC allocated spectrum for broadband PCS services between the 1850 to 1990 MHz bands. Of the 140 MHz available for PCS services, the FCC created six separate blocks of spectrum identified as the A-, B-, C-, D-, E- and F-Blocks. The A-, B- and C-Blocks are each allocated 30 MHz of spectrum, the D-, E- and F-Blocks are allocated 10 MHz each. For each block, the FCC adopted a 10-year PCS license term with an opportunity to renew. 20 MHz of spectrum within the PCS band is reserved for unlicensed use.

  The FCC adopted a "rebuttable presumption" that all PCS licensees are common carriers, subject to Title II of the Communications Act. Accordingly, each PCS licensee deemed to be a common carrier must provide services upon reasonable request and the rates, terms and conditions of service must not be unjustly or unreasonably discriminatory.

  Structure of PCS Block Allocations. The FCC defines the geographic contours of the licenses within each PCS block based on the MTAs and BTAs developed by Rand McNally & Co. The FCC awarded A- and B-Block licenses in 51 MTAS. The C-, D-, E- and F-Block spectrum were allocated on the basis of 493 smaller BTAS. In addition, there are spectrum aggregation caps on PCS licensees limiting them to 45 MHz of broadband CMRS spectrum (e.g., no more than one 30 MHz PCS license and one 10 MHz license) in any given market.

  All but three of the 102 total A-Block licenses and all B-Block licenses were auctioned in 1995. The three A-Block licenses were awarded separately pursuant to the FCC's "pioneer's preference" program. The auctioned A- and B-Block licenses were awarded in June 1995. The C- and F-Block spectrums are reserved for Entrepreneurs. See "--C-Block License Requirements." The FCC completed its initial auction for the C-Block on May 6, 1996 and reallocated 18 C-Block licenses on which initial auction winners defaulted in a reauction that ended on July 16, 1996. The D-, E-, and F-Block licenses are being auctioned simultaneously, beginning on August 26, 1996.

  In December 1996 the FCC adopted rules permitting broadband PCS carriers to partition any service areas within their license areas and/or disaggregate any amount of spectrum within their spectrum blocks to entities that meet the eligibility requirements for the spectrum blocks. The purpose of the FCC's rule change was to permit existing PCS licensees and new PCS entrants to have greater flexibility to determine how much spectrum and geographic area they need or desire in order to provide PCS service. Thus, A-, B-, D-, and E-Block licensees may sell or lease partitioned or disaggregated portions of their licenses at any time to entities that meet the minimum eligibility requirements of the Communications Act. Entrepreneur (C- and F-) Block licensees, such as the Company, may only sell or lease partitioned or disaggregated portions of their licenses to other qualified entrepreneurs during the first five years of their license terms. Thereafter, if Entrepreneur Block licensees partition or disaggregate to non-entrepreneurs, they must repay a proportional share of the outstanding balance on their installment payments and a share of any bidding credits that they received.

  PCS Licensing Auctions. Before granting licenses won by a successful bidder, the FCC requires that such bidder submit a Long Form for each market in which it has submitted a winning bid. The Company filed its Long Form on May 22, 1996. This submission began an administrative process in which parties have an opportunity to challenge the winning bidders' qualifications to be FCC licensees. Two C-Block applicants who were unsuccessful in winning any markets in the auction, Antigone Communications Limited Partnership and PCS Devco, Inc. ("Objectioners"), jointly filed an Informal Objection against the Company's subject license applications alleging: (i) the Company violated the FCC's anti-collusion rules (from November 6, 1995, the filing deadline for the short-form applications to participate in the auction, until May 15, 1996, the payment deadline for the first post-auction deposit, applicants bidding for the same markets were prohibited from discussing with each other in any manner the substance of their bids or bidding strategies); (ii) the Company exceeded the FCC's foreign ownership limit; and (iii) the Company withheld material information from the FCC in its long-form application. The Company filed an Opposition with the FCC asserting that Objectioners lacked standing and challenging the Objectioners' allegations as frivolous and supplemented the record as appropriate in response to further FCC inquiry. Assuming the Objection is dismissed, the Company may proceed with the construction and operation of its system under the license grants; however, Objectioners may file Petitions for Reconsideration of the decision with the FCC or appeal the decision in federal court, requesting that the license grant be overturned.


1996 ACT

  On February 8, 1996, the President signed the 1996 Act, which effected a sweeping overhaul of the Communications Act. In particular, the 1996 Act substantially amended Title II of the Communications Act, which governs telecommunications common carriers. The policy underlying this legislative reform was the opening of the telephone exchange service markets to full competition. The 1996 Act makes all state and local barriers to competition unlawful, whether they are direct or indirect. It directs the FCC to initiate rulemaking proceedings on local competition matters and to preempt all inconsistent state and local laws and regulations. The 1996 Act requires incumbent wireline LECs to open their networks to competition through interconnection and access to unbundled network elements and prohibits state and local barriers to the provision of interstate and intrastate telecommunications services.

  The 1996 Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing interstate or intrastate telecommunications services. States retain jurisdiction under the 1996 Act to adopt laws necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of telecommunications services and safeguard the rights of consumers.

  Implementation of the provisions of the 1996 Act will be the task of the FCC, the state public utility commissions and a joint federal-state board. Much of the implementation of the 1996 Act is being completed in numerous rulemaking proceedings with short statutory deadlines. These proceedings address issues and proposals that were already before the FCC in pending rulemaking proceedings affecting the wireless industry as well as additional areas of telecommunications regulation not previously addressed by the FCC and the states.

  Some specific provisions of the 1996 Act which are expected to affect wireless providers are summarized below:

  Expanded Interconnection Obligations: The 1996 Act establishes a general duty of all telecommunications carriers, including C-Block PCS licensees, to interconnect with other carriers, directly or indirectly. The 1996 Act also contains a detailed list of requirements with respect to the interconnection obligations of LECs. These "interconnect" obligations include resale, number portability, dialing parity, access to rights-of-way and reciprocal compensation.

  LECs designated as "incumbents" (i.e., those providing landline local exchange telephone service at the time the 1996 Act was adopted) have additional obligations including: to negotiate in good faith; to interconnect on terms that are reasonable and non-discriminatory at any technically feasible point at cost-based rates (plus a reasonable profit); to provide non-discriminatory access to facilities and network elements on an unbundled basis; to offer for resale at wholesale rates any service that LECs provide on a retail basis; and to provide actual co-location of equipment necessary for interconnection or access.

  The 1996 Act establishes a framework for state commissions to mediate and arbitrate negotiations between incumbent LECs and carriers requesting interconnection, services or network elements. The 1996 Act establishes deadlines, policy guidelines for state commission decision making and federal preemption in the event a state commission fails to act.

  Review of Universal Service Requirements. The 1996 Act contemplates that interstate telecommunications providers, including CMRS providers, will "make an equitable and non-discriminatory contribution" to support the cost of providing universal service, although the FCC can grant exemptions in certain circumstances.

  Prohibition Against Subsidized Telemessaging Services. The 1996 Act prohibits incumbent LECs from subsidizing telemessaging services (i.e., voice mail, voice storage/retrieval, live operator services and related ancillary services) from their telephone exchange service or exchange access and from discriminating in favor of its own telemessaging operations.

  Conditions on RBOC Provision of In-Region InterLATA Services. The 1996 Act generally requires that before engaging in landline long distance services in the states in which they provide landline local exchange service referred to as in-region interLATA services, the Regional Bell Operating Companies ("RBOCs") must (1) provide access and interconnection to one or more unaffiliated competing facilities-based providers of telephone exchange service, or after 10 months after enactment of the 1996 Act, no such provider requested such access and interconnection more than three months before the RBOCs has applied for authority and (2) demonstrate to the FCC its satisfaction of the 1996 Act's "competitive checklist."

  The specific interconnection requirements contained in the competitive checklist, which the RBOCs must offer on a non-discriminatory basis, include interconnection and unbundled access; access to poles, ducts, conduits and rights-of-way owned or controlled by the RBOCs; unbundled local loops, unbundled transport and unbundled switching; access to emergency 911, directory assistance, operator call completion and white pages; access to telephone numbers, databases and signaling for call routing and completion; number portability; local dialing parity; reciprocal compensation; and resale.

  The 1996 Act eliminates the previous prohibition on RBOC provision of out-of-region, interLATA services and all interLATA services associated with the provison of CMRS service, including in-region CMRS service.

  RBOC Commercial Mobile Joint Marketing. The RBOCs are permitted to market jointly and sell wireless services in conjunction with telephone exchange service, exchange access, intraLATA and interLATA telecommunications and information services.

  CMRS Facilities Siting. The 1996 Act limits the rights of states and localities to regulate placement of CMRS facilities so as to "prohibit" or prohibit effectively the provision of wireless services or to "discriminate" among providers of such services. It also eliminates environmental effects from RF emissions (provided the wireless system complies with FCC rules) as a basis for states and localities to regulate the placement, construction or operation of wireless facilities. The FCC's implementation of these provisions and the scope thereof have neither been adopted by the agency nor reviewed by the courts.

  Equal Access. The 1996 Act provides that wireless providers are not required to provide equal access to common carriers for toll services. The FCC is authorized to require unblocked access subject to certain conditions.

  Deregulation. The FCC is required to forebear from applying any statutory or regulatory provision that is not necessary to keep telecommunications rates and terms reasonable or to protect consumers. A state may not apply a statutory or regulatory provision that the FCC decides to forebear from applying. In addition, the FCC must review its telecommunications regulations every two years and change any that are no longer necessary.

FCC INTERCONNECTION PROCEEDINGS

  In August 1996 the FCC adopted rules to implement the interconnection provisions of the 1996 Act. In its interconnection order, the FCC determined that CMRS-to-CMRS interconnection may be accomplished indirectly through the interconnection of each CMRS provider to an incumbent LEC's network. The FCC determined that LECs are required to enter into reciprocal compensation arrangements with all CMRS providers for the transport and termination of LEC-originated traffic. Additionally, the FCC established default "proxy" rates for reciprocal compensation, interconnection and unbundled network elements to be used unless or until a state develops rates for these items based on the Total Element Long Run Incremental Cost ("TELRIC"). The proxy rates for CMRS-to-LEC interconnection would result in significant savings when compared with rates that CMRS providers, principally cellular carriers, have been paying to LECs.

  On October 15, 1996 the U.S. Court of Appeals for the Eighth Circuit, acting on consolidated petitions for review of the FCC's interconnection order, issued a stay of the rate-related portions of the order. The court found that the petitioners, primarily LECs and state regulatory boards, had demonstrated that they will likely succeed on the merits of their arguments that the FCC is without jurisdiction to establish pricing regulations regarding intrastate telephone service. The petitioners additionally argued that TELRIC pricing does not permit a LEC to recover a substantial portion of its investment in its network and therefore constitutes an unconstitutional "taking." In response to petitions by the FCC and potential LEC competitors, the U.S. Supreme Court refused to dissolve the Eighth Circuit's stay order.

  The portions of the FCC's interconnection order that are not related to pricing issues when into effect on the date of the Eighth Circuit's decision. In addition to the appeal in federal circuit court, several parties have petitioned the FCC for reconsideration of its decision. It is not possible to determine the final outcome of the court proceedings or the petitions for reconsideration or the effect such outcome will have on CMRS carriers, including the Company.

RELOCATION OF INCUMBENT FIXED MICROWAVE LICENSEES

  In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees in the spectrum allocated for PCS use, the FCC has adopted (i) a transition plan to relocate fixed microwave operators that currently are operating in the PCS spectrum, and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefiting PCS licensees will help defray the costs of the relocation. PCS licensees will only be required to relocate fixed microwave incumbents if they cannot share the same spectrum. The transition and cost sharing plans expire on April 4, 2005, at which time remaining incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations.

  Relocation generally involves a PCS operator compensating an incumbent for costs associated with system modifications and new equipment required to move to alternate, readily available spectrum. This transition plan allows most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire, or emergency medical service operations, the voluntary negotiation period is three years. The FCC currently is considering whether to shorten the voluntary negotiation period by one year. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the existing microwave user is permitted to continue its operations until final FCC resolution of the matter.

  The FCC's cost-sharing plan allows PCS licensees that relocate fixed microwave links outside of their license areas to receive reimbursements from later-entrant PCS licensees that benefit from the clearing of their spectrum. A non-profit clearinghouse will be established to administer the FCC's cost-sharing plan.

C-BLOCK LICENSE REQUIREMENTS

  When the FCC allocated spectrum to PCS, it designated the C-Block as an "Entrepreneurs' Block." FCC rules require C-Block Entrepreneurs to meet various qualifications to hold C-Block licenses or to receive certain financing preferences. Among these are: (i) the various structural requirements governing equity investments, including the Entrepreneurs Requirements, Small Business Requirements and Control Group Requirements, all of which apply specifically to Entrepreneurs, and the Foreign Ownership Limitations, which apply to all communications entities governed by the FCC;
(ii) transfer restrictions limiting, among other things, the sale of C-Block licenses; and (iii) other ongoing requirements that mandate network build-out schedules and limit cross-ownership of cellular and other wireless investments. The Company was the winning bidder for 14 licenses in the C-Block Auction. The FCC also determined that Entrepreneurs that qualify as a Small Business would be eligible to receive a C-Block Loan from the federal government for 90% of the dollar amount of their winning bids in the C-Block Auction. The Government Financing provided to the License Subsidiaries are C-Block Loans. See "Description of Certain Indebtedness." In order to ensure continued compliance with the FCC rules, the FCC has announced its intention to conduct random audits during the initial 10-year PCS license terms. There can be no assurance that the Company will continue to satisfy any of the FCC's qualifications or requirements, and the failure to do so would have a material adverse effect on the Company. See "Risk Factors--C-Block License Requirements" and "--Foreign Ownership Limitations."

 Structural Requirements

  Entrepreneurs Requirements. In order to hold a C-Block license, an entity must: (i) meet the Entrepreneurs Revenues Limit by having less than $125 million in gross revenues and (ii) meet the Entrepreneurs Asset Limit by having less than $500 million in total assets. To qualify for the C-Block Auction, an entity had to have met the Entrepreneurs Revenues Limit for each of the two years prior to the auction and the Entrepreneurs Asset Limit at the time it filed its Short Form. For at least five years after winning a C-Block license, a licensee must continue to meet the Entrepreneurs Requirements, which are modified for such five-year period to exclude certain assets and revenues from being counted toward the Entrepreneurs Asset Limit and the Entrepreneurs Revenues Limit, respectively. Additional amounts are excluded if the licensee maintains an organizational structure that satisfies the Control Group Requirements described below. In calculating a licensee's gross revenues for purposes of the Entrepreneurs Requirements, the FCC includes the gross revenues of the licensee's affiliates, those persons or entities that hold interests in the licensee and the affiliates of such persons or entities.

  By claiming status as an Entrepreneur, the Company qualified to enter the C-Block Auction. If the FCC were to determine that the Company did not satisfy the Entrepreneur Requirements at the time it participated in the C-Block Auction or that the Company fails to meet the ongoing Entrepreneurs Requirements, the FCC could revoke the Company's PCS licenses, fine the Company or take other enforcement actions, including imposing the Unjust Enrichment Penalties. Although the Company believes it has met the Entrepreneurs Requirements, there can be no assurance that it will continue to meet such requirements or that, if it fails to continue to meet such requirements, the FCC will not take action against the Company, which could include revocation of its PCS licenses. See "Risk Factors--C-Block License Requirements--Entrepreneurs Requirements."

  Small Business Requirements. An entity that meets the Entrepreneurs Requirements may also receive certain preferential financing terms if it meets the Small Business Requirements. These preferential financing terms include the 25% Bidding Credit and the ability to make quarterly interest-only payments on its C-Block Loan for the first six years of the license term. To meet the Small Business Requirements, a licensee must have had annual average gross revenues of not more than $40 million for the three calendar years preceding the date it filed its Short Form. In calculating a licensee's gross revenues for purposes of the Small Business Requirements, the FCC includes the gross revenues of the licensee's affiliates, those persons or entities that hold interests in the licensee, and the affiliates of such persons or entities.

  By claiming status as a Small Business, the Company qualified for the Bidding Credit. If the FCC were to determine that the Company does not qualify as a Small Business, the Company would, at a minimum, be forced to repay the full value of the Bidding Credit. Further, the FCC could revoke the Company's PCS licenses, fine the Company or take other enforcement actions, including imposing the Unjust Enrichment Penalties. Although the Company has structured itself to meet the Small Business Requirements, there can be no assurance that it will remain in compliance with these requirements or that, if it fails to continue to meet such requirements, the FCC will not take action against the Company, which could include revocation of its PCS licenses. See "Risk Factors--C-Block Requirements--Small Business Requirements."

  Control Group Requirements. If a C-Block licensee meets the Control Group Requirements, the FCC excludes certain assets and revenues from such licensee's total revenues and assets, making it easier for the licensee to meet the Entrepreneurs Requirements and the Small Business Requirements. The Control Group Requirements mandate that the Control Group, among other things, have both actual and legal control of the licensee. Further, the FCC permits licensees to qualify under the Control Group Requirements pursuant to the Qualifying Investor Option if its Control Group is comprised of the following:
(i) Qualifying Investors that own at least 15% of the equity interest on a fully diluted basis and 50.1% of the voting power in the C-Block licensee and
(ii) Additional Control Group Members that hold at least 10% of the equity interest in the C-Block licensee. Additional Control Group Members must be either: (a) the same Qualifying Investors in the Control Group, (b) members of the licensee's management or (c) non-controlling institutional investors, including venture capital firms. To take advantage of the FCC's Qualifying Investor Option, a C-Block licensee must have met the Qualifying Investor Option requirements at the time it filed its Short Form and must continue to meet the Qualifying Investor Option requirements for three years following the License Grant Date. Commencing the fourth year of the license term, the FCC rules (i) eliminate the requirement that the Additional Control Group Members hold any of the licensee's equity interest and (ii) allow the licensee to reduce the minimum required equity interest held by the Qualifying Investors from 15% to 10%.

  In order to meet the Control Group Requirements, the Company's Certificate of Incorporation provides that the Company's Class A Common Stock, as a class, must constitute 50.1% of the voting power of the Company. In addition, the Company's Bylaws provide for certain restrictions on transfer relating to certain shares of the Company's capital stock held by Qualifying Investors. See "Description of Capital Stock." There can be no assurance that the Company will remain in compliance with the Control Group Requirements or, if it fails to continue to meet such requirements, that the FCC will not take action against the Company, which could include revocation of its PCS licenses. Although the Company has taken these and other steps to meet the Control Group Requirements, there can be no assurance that the Company has or will continue to meet the Control Group Requirements, and the failure to meet such requirements would have a material adverse effect on the Company. See "Risk Factors--C-Block Requirements--Control Group Requirements."

  Asset and Revenue Calculation. In determining whether an entity qualifies as an Entrepreneur and/or as a Small Business, the FCC counts the gross revenues and assets of the entity's "financial affiliates" toward the entity's total gross revenues and total assets. Financial affiliation can arise from common investments, familial or spousal relationships, contractual relationships, voting trusts, joint venture agreements, stock ownership, stock options, convertible debentures and agreements to merge. Affiliates of noncontrolling investors with ownership interests that do not exceed the applicable FCC "passive" investor ownership thresholds are not attributed to C-Block licensees for purposes of determining whether such licensees financially qualify for the applicable C-Block Auction preferences. The Entrepreneurs Requirements and the Small Business Requirements provide that, to qualify as a passive investor, an entity may not own more than 25% of the Company's total equity on a fully diluted basis. There can be no assurance that the Company will not exceed these passive investor limits or otherwise violate the Entrepreneur Requirements and/or the Small Business Requirements.

  In addition, if an entity makes bona fide loans to a C-Block licensee, the assets and revenues of the creditor would not be attributed to the licensee unless the creditor is otherwise deemed an affiliate of the licensee, or the loan is treated by the FCC as an equity investment and such treatment would cause the creditor/investor to exceed the applicable ownership interest thresholds (for purposes of both the financial affiliation and foreign ownership rules). Although the FCC permits a creditor/investor to use standard terms to protect its investment in C-Block licensees, such as covenants, rights of first refusal and super-majority voting rights on specified issues (such as those for which the holders of the Company's Class C Common Stock have voting rights), the FCC has stated that it will be guided but not bound by criteria used by the Internal Revenue Service to determine whether a debt investment is bona fide debt. The FCC's application of its financial affiliation rules is largely untested and there can be no assurance that the FCC or the courts will not treat certain of the Company's lenders or investors as financial affiliates of the Company.

  Foreign Ownership Limitations. The Communications Act requires that non-U.S. citizens, their representatives, foreign governments or corporations otherwise subject to domination and control by non-U.S. citizens may not own of record or vote (i) more than 20% of the capital contribution to a common carrier directly, or (ii) more than 25% of the capital contribution to the parent corporation of a common carrier licensee if the FCC determines such holding are not within the public interest. Because the FCC classifies PCS as a common carrier offering, PCS licensees are subject to the foreign ownership limits. Congress recently eliminated restrictions on non-U.S. citizens serving as members on the board of directors and officers of a common carrier radio licensee or its parent. The FCC also recently adopted rules that, subject to a public interest finding by the FCC, could allow additional indirect foreign ownership of CMRS companies to the extent that the relevant foreign states extend reciprocal treatment to U.S. investors. The Company's Long Form filed by the Company with the FCC after the completion of the C-Block Auction indicates that the Company is in compliance with the FCC foreign-ownership rules. However, if the foreign ownership of the Company were to exceed 25% in the future, the FCC could revoke the Company's PCS licenses or impose other penalties. Further, the Company's Certificate of Incorporation enables the Company to redeem shares from holders of Common Stock whose acquisition of such shares results in a violation of such limitation. The restrictions on foreign ownership could adversely affect the Company's ability to attract additional equity financing from entities that are, or are owned by, non-U.S. entities. See "Risk Factors--Foreign Ownership Limitations."

 Transfer Restrictions

  License Transfer Restrictions. During the first five years after the License Grant Date, transfer or assignment of a C-Block license is prohibited to any entity that fails to satisfy the Entrepreneurs Requirements. If such a transfer occurs to an entity that does not qualify for bidding credits, such a sale would be subject to full payment of the bidding credit and the license must adjust its installment payments to the FCC to effect the payment plan applicable to the new entity (e.g., an enterprise that is not a Small Business or an Entrepreneur). After five years, all such transfers and assignments of the licenses remain subject to the Unjust Enrichment Penalties.

  Unjust Enrichment. Any transfer during the full license term (10 years) may require certain costs and reimbursements to the government of bidding credits and/or outstanding principal and interest payments (the "Unjust Enrichment Penalties"). In addition, if the Company wishes to make any change in ownership structure during the initial license term involving the de facto and de jure control of the Company, it must seek FCC approval and may be subject to the same costs and reimbursement conditions indicated above.

 F-Block Rules.

  The FCC has for the most part extended its C-Block eligibility requirements and auction rules to the F-Block, with the following exceptions. For the purposes of determining the Entrepreneur's asset limit, F-Block applicants do not count the value of C-Block licenses, although they must count other CMRS licenses, including A-Block and B-Block PCS licenses. F-Block auction participants did not receive the discount on upfront payments that was available to C-Block bidders. Participants in the F-Block auction could qualify for either of two bidding credit levels: applicants with average gross revenues of not more than $40 million of the previous three years received a 15% bidding credit, while applicants with average gross revenues of not more than $15 million for the same period are referred to as "Very Small Businesses" and received a 25% bidding credit. Post auction down payments for F-Block winners are the same 20% required for D-Block and E-Block winners. The most favorable F-Block installment plan provides interest-only payments for two years, compared with the six-year interest-only period available for the C-Block. Furthermore, F-Block licenses that fall more than 15 days behind in scheduled installment payments will incur a 5% late payment fee.

  The Company (i) believes that it has structured itself to satisfy the Entrepreneurs Requirements, (ii) intends to diligently pursue and maintain its qualification as a Small Business and (iii) has structured the securities being offered, including certain restrictions on ownership and transfer, in a matter intended to ensure compliance with the applicable FCC Rules. The Company has relied on representations of its investors to determine its compliance with the FCC's rules applicable to C-Block licenses. There can be no assurance, however, that the Company's investors or the Company itself will continue to satisfy these requirements during the term of any PCS license granted to the License Subsidiaries or that the Company will be able to successfully implement divestiture or other mechanisms included in the Company's Certificate of Incorporation that are designed to ensure compliance with FCC rules. Any non-compliance with FCC rules could subject the Company to serious penalties, including revocation of its PCS licenses. See "Risk Factors--C-Block License Requirements," "--Effect of Control by Certain Stockholders," "--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment," "--Foreign Ownership Limitations" and "Legislation and Government Regulation."

OTHER ONGOING REQUIREMENTS

  Build-Out Requirements. The FCC has mandated that recipients of PCS licenses adhere to five year and 10-year build-out requirements. Under both five- and 10-year build-out requirements, all 30 MHz PCS licensees (such as C-Block licensees) must construct facilities provide offer coverage to at least one-third of the population in their service area within five years from the date of initial license grants. Service must be provided to two-thirds of the population within 10 years. Violations of these regulations could result in license revocations or forfeitures or fines.

  Additional Requirements. As a C-Block licensee, the Company will be subject to certain restrictions that limit, among other things, the number of PCS licenses it may hold as well as certain cross-ownership restrictions pertaining to cellular and other wireless investments.

  Penalties for Payment Default. In the event that the License Subsidiaries become unable to meet their obligations under the Government Financing, the FCC could in such instances reclaim some or possibly all of the Company's PCS licenses, reauction them, and subject the Company to a penalty comprised of the difference between the price at which it acquired its license and the amount of the winning bid at reauction, plus an additional penalty of three percent of the lesser of the subsequent winning bid and the defaulting bidders bid amount. See "Risk Factors--Government Regulation" and "--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment."

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company, and their ages as of November 30, 1996, are as follows:

                NAME                AGE                 POSITION
                ----                ---                 --------
 Roger D. Linquist................   58 President and Chief Executive Officer,
                                        Chairman of the Board of Directors and
                                        Secretary
 Malcolm M. Lorang................   63 Vice President, Chief Technical Officer
 Robert Fugate....................   36 Vice President of Corporate Development
 Dennis G. Spickler...............   45 Vice President of Finance, Chief
                                        Financial Officer
 John R. Lister...................   58 Vice President and General Manager
                                        (Northern California)
 Albert S. Loverde................   56 Vice President and General Manager
                                        (Georgia/Florida)
 Robert G. Barrett(1).............   52 Director
 Ralph M. Baruch(2)...............   73 Director
 Frederic C. Hamilton(1)..........   69 Director
 Joseph T. McCullen, Jr.(2).......   61 Director
 Arthur Patterson(1)..............   52 Director
 John Sculley(2)..................   57 Director
 Toshihiro Soejima................   49 Director

--------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

  Roger D. Linquist founded the Company and has served as President, Chief Executive Officer and a director since its inception. Prior to working at the Company, Mr. Linquist was President and Chief Executive Officer of PacTel Personal Communications, a subsidiary of Pacific Telesis, and Communications Industries Inc. from 1982 through 1988. In 1989, Mr. Linquist founded PageMart Wireless, Inc. ("PageMart"), a major U.S. paging company. Mr. Linquist served as PageMart's Chief Executive Officer from 1989 to 1993, and as Chairman through March 1994, when he resigned to form General Wireless. Mr. Linquist presently serves as a director of PageMart. Mr. Linquist has experience in management consulting with McKinsey & Company and has held various management positions at Texas Instruments Research Laboratories. Mr. Linquist was a founding director of the CTIA.

  Malcolm M. Lorang has served as the Vice President of Engineering since the Company's inception. Mr. Lorang has a broad background in RF communications systems and systems engineering, most recently serving as Vice President of Engineering for PageMart from 1989 to 1994. Previously, Mr. Lorang served as a corporate scientist at PacTel Teletrac, Inc. ("PacTel Teletrac") from 1988 to 1989, Texas Instruments Research Laboratories from 1972 to 1988 and Magnavox Research Laboratories from 1958 to 1972. Mr. Lorang has authored numerous patents, including patents in the RF communication systems area, and was heavily involved in the military applications for spread spectrum, upon which CDMA is based.

  Robert Fugate has served as the Vice President of Corporate Development since June 1996. In addition, Mr. Fugate served as Chief Financial Officer of the Company from June 1996 to September 1996 and was employed as a consultant to the Company from March 1996 to June 1996. From September 1988 to February 1996, Mr. Fugate was employed at Mobile Telecommunication Technologies Corp. where he served as Senior Vice President, Finance and Chief Financial Officer. Prior to 1988, Mr. Fugate was employed in the investment banking division of Prudential-Bache Securities and at Mobile Communications Corporation of America, where he held a variety of operational and financial responsibilities.

  Dennis G. Spickler joined the Company as Vice President of Finance and Chief Financial Officer in September 1996. Previously he served as Vice President, Chief Financial and Information Technology Officer for PrimeCo from its inception in March 1995 through September 1996. Prior to joining PrimeCo, Mr. Spickler served in various management positions for Bell Atlantic Corporation including Managing Director, Mergers and Acquisitions from April 1991 to March 1995 and Vice President, Financial Operations for Bell Atlantic TriCon Leasing Corporation from 1988 to 1991. From 1973 to 1986 Mr. Spickler worked in public accounting principally for Coopers & Lybrand L.L.P. where he specialized in serving a variety of telecommunications clients.

  John R. Lister joined the Company as Vice President and General Manager (Northern California) in July 1996. Prior to joining the Company, from February 1996 to June 1996, Mr. Lister was self employed. From April 1993 through February 1996, Mr. Lister served as President and Co-Chief Executive Officer of PacTel Teletrac, which later became AirTouch Teletrac, Inc. ("AirTouch"). Prior to joining PacTel Teletrac, from July 1987 to April 1993, Mr. Lister served in various management positions for PacTel Personal Communications ("PacTel"), including President and Chief Operating Officer, Vice President and General Manager of its Los Angeles cellular market and Vice President of Corporate Development.

  Albert S. Loverde joined the Company as Vice President and General Manager (Georgia/Florida) in July 1996. Prior to joining the Company, from February 1995 to July 1996, Mr. Loverde served as Director of Engineering for PriCellular Wireless. From January 1995 to February 1995, Mr. Loverde served as Director of Marketing at Haddcomm. From August 1990 to January 1995, Mr. Loverde served as Vice President and General Manager for Sterling Cellular, Inc. ("Sterling"). Prior to joining Sterling, Mr. Loverde served as Executive Director of Mobile Systems for Bell South International, Inc. from 1989 to 1990, Vice President and General Manager for PacTel Cellular, Inc. (AirTouch) operations in Atlanta and Athens, Georgia from 1987 to 1989, and President and CEO of BBL Industries, Inc. from 1985 to 1987. From 1961 to 1985, Mr. Loverde designed and developed various telecommunications systems at Bell Telephone Laboratories, Incorporated.

  Robert G. Barrett, a director of the Company since December 1995, has been a Managing Partner of Battery Ventures, a venture capital firm specializing in communications and software investment since 1984. Mr. Barrett serves on the Board of Directors of Brooktrout Technology, Inc., Marcam Corporation and several privately held high technology companies.

  Ralph M. Baruch, a director of the Company since December 1995, was a founder of Viacom International, Inc. ("Viacom") and served as its President and Chief Executive Officer from 1971 to 1983, and as Chairman and a member of the Office of the Chief Executive Officer from 1983 until July 1987. Mr. Baruch has served as a consultant to Viacom since July 1987. Mr. Baruch also is a director of Orange & Rockland Utilities, Inc., and several privately held corporations and not-for-profit organizations.

  Frederic C. Hamilton, a director of the Company since December 1995, has been Chairman, President and Chief Executive Officer of the Hamilton Companies since January 1995. Mr. Hamilton currently serves as the Chairman of the Board of Directors of Tejas Gas Corporation, BHP Petroleum (Americas) and Hamilton Oil Company, Inc. and as a director for the United States Trust Corp. and several other privately held companies, Mr. Hamilton has also served as a director of several other companies, including BHP Petroleum (Americas) Inc., Celanese Corporation, ITT Corp., Volvo International and Norwest Corporation.

  Joseph T. McCullen, Jr., a director of the Company since December 1995, has been a General Partner of OneLiberty Ventures, a venture capital firm specializing in developing early stage technology companies, since September 1986. Mr. McCullen is also a director of several privately held companies.

  Arthur Patterson, a director of the Company since its inception, is a founder and Managing Partner of Accel Partners, a venture capital firm specializing in developing telecommunications companies, established in 1983. Mr. Patterson is also a director of several other telecommunication services companies including PageMart,

UUNet Technologies, Inc. and GT Global Group of Investment Companies, and software companies including Axtent Technologies, Inc., Unify Corp. and VIASOFT, Inc.

  John Sculley, a director of the Company since December 1995, is Chief Executive Officer of Sculley Associates, Inc., a high technology and marketing consulting and investment firm specializing in new companies and emerging markets that Mr. Sculley founded in June 1994. From February 1994 to June 1994, Mr. Sculley was self-employed. From November 1993 to February 1994, Mr. Sculley served as Chief Executive Officer of Spectrum Information Technologies Inc. From April 1983 to October 1993, Mr. Sculley served as Chairman and Chief Executive Officer of Apple Computer Inc. ("Apple"). Prior to joining Apple, Mr. Sculley served in various marketing and management positions for Pepsico Inc. for 16 years, including serving as President and Chief Executive Officer for five years. Mr. Sculley is a director of NFO, Inc., Professional Sports Care Management, Inc. and several privately held companies.

  Toshihiro Soejima, a director of the Company since December 1995, is President and Chief Executive Officer of Mitsui Comtek Corp. as well as Senior Vice President and General Manager of the Electronics & Information Business Division of Mitsui & Co. (U.S.A.), Inc. Both companies are wholly-owned subsidiaries of Mitsui & Co., Ltd. of Japan. Mr Soejima joined Mitsui Comtek Corp. in Tokyo in 1970.

  The Company currently has authorized 11 directors, with the current number set at eight. Each director holds office until the next annual meeting of stockholders or until his or her successor is duly elected and qualified. The Company's Board of Directors is divided into two classes, the Class A Common Stock directors and the Class C Common Stock directors. Pursuant to the Stockholders Agreement among the Company and the holders of Class A Common Stock and Class C Common Stock (the "Stockholders Agreement"), there are four Class A Common Stock directors, each with one vote and all of whom are elected by the holders of the Class A Common Stock, and seven Class C Common Stock directors who collectively have three votes, all of whom are elected by the holders of the Class C Common Stock and each of whom have a fractional vote. All of the Company's directors have been elected pursuant to the terms of the Stockholders Agreement. Under the terms of the Hyundai Loan and the Hyundai stock purchase agreement between Hyundai and the Company (the "Hyundai Stock Purchase Agreement"), the Company has agreed to amend the Stockholders Agreement so that Hyundai may appoint a designee as a Class C Common Stock director to the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company. See "Certain Transactions" and "Description of Capital Stock."

COMPENSATION OF DIRECTORS

  Members of the Company's Board of Directors who are neither employees of the Company nor representatives of investors will receive a retainer of $1,000 per meeting attended in person or by video conference ($500 if attended by telephone), which may be applied to an option as described below under "1996 Stock Option Plan," as compensation for serving on the Board of Directors. Other directors receive no compensation for serving on the Board of Directors, but are reimbursed for expenses incurred to attend Board and committee meetings. Messrs. Baruch, Hamilton and Sculley have each received options to purchase 30,100 shares of Class C Common Stock, each with an exercise price of $5.00 per share. Upon completion of this Offering, Messrs. Barrett, McCullen and Patterson will each receive an option to purchase 30,100 shares of Class C Common Stock at the initial public offering price.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation earned by the Company's Chief Executive Officer and the other executive officer (collectively, the "Named Officers") whose salary and bonus for fiscal 1995 were in excess of $100,000 for services rendered in all capacities to the Company and its subsidiaries for that fiscal year:

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                              ANNUAL COMPENSATION   COMPENSATION
             NAME AND PRESENT               -----------------------    AWARDS
            PRINCIPAL POSITION              YEAR SALARY($) BONUS($)  OPTIONS(#)
            ------------------              ---- --------- -------- ------------
Roger D. Linquist
 President and Chief Executive Officer..... 1995 $240,000  $    --   1,031,900
Malcolm M. Lorang
 Vice President of Engineering............. 1995 $110,000       --     115,350

--------

OPTION GRANTS IN LAST FISCAL YEAR

  The following table contains information concerning stock option grants made to each of the Named Officers during fiscal 1995. No stock appreciation rights were granted any persons in fiscal 1995.

                                                 INDIVIDUAL GRANTS(1)
                         ---------------------------------------------------------------------
                                                                         POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED
                         NUMBER OF                                          ANNUAL RATES OF
                         SECURITIES                                              STOCK
                         UNDERLYING   % OF TOTAL                          PRICE APPRECIATION
                          OPTIONS   OPTIONS GRANTED EXERCISE              FOR OPTION TERM(3)
                          GRANTED   TO EMPLOYEES IN   PRICE   EXPIRATION ---------------------
    NAME                    (#)       FISCAL YEAR   ($/SH)(2)    DATE      5%($)      10%($)
    ----                 ---------- --------------- --------- ---------- ---------- ----------
Roger D. Linquist....... 1,031,900       78.4%        $5.00   12/1/2010  $5,566,730 $6,557,205
Malcolm M. Lorang.......   115,350        8.7%        $5.00   12/1/2010  $  622,272 $  732,991

--------

(1) Each of the options listed in the table is fully vested and immediately exercisable for shares of Class C Common Stock.

(2) The exercise price may be paid in cash, in shares of the Company's Class C Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There is no assurance that the actual stock price appreciation over the 15-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Class C Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table sets forth information concerning option holdings as of the end of fiscal 1995 with respect to each of the Named Officers. No options were exercised by any option holder as of such date. No stock appreciation rights were exercised during fiscal 1995 and no stock appreciation rights were outstanding as of the end of fiscal 1995.

                         FISCAL YEAR-END OPTION VALUES

                                                              VALUE OF
                                    NUMBER OF                UNEXERCISED
                              SECURITIES UNDERLYING         IN-THE-MONEY
                               UNEXERCISED OPTIONS             OPTIONS
                                  AT FY-END(#)             AT FY-END($)(1)
                            ------------------------- -------------------------
     NAME                   EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
     ----                   ----------- ------------- ----------- -------------
Roger D. Linquist..........  1,031,900       --           $ 0          --
Malcolm M. Lorang..........    115,350       --           $ 0          --

--------

(1) Based on the fair market value of the Company's Class C Common Stock at December 31, 1995, $5.00 per share (as determined by the Company's Board of Directors), less the exercise price payable for such shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Company's Board is currently comprised of Messrs. Barrett, Hamilton and Patterson. None of these individuals has been at any time an officer or employee of the Company. No member of the Compensation Committee of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

1996 STOCK OPTION PLAN

  The Company's 1996 Stock Option Plan (the "1996 Plan") is intended to serve as the successor equity incentive program to the Company's 1995 Option Plan (the "Predecessor Plan"). The 1996 Plan was adopted by the Board of Directors
on September 18, 1996 and approved by the stockholders on     , 1996. The 1996
Plan will become effective upon the effectiveness of the Stock Offering. shares of Class C Common Stock have been authorized for issuance under the 1996 Plan. The share reserve is comprised of (i) the shares which remained available for issuance under the Predecessor Plan, including the shares subject to outstanding options thereunder, plus (ii) an additional increase of shares, which amount will represent approximately 18% of the shares of Class C Common Stock to be sold in this Stock Offering. Such amount was established so that sufficient option shares may be issued to Qualifying Investors to satisfy the Control Group Requirements. The share reserve under the 1996 Plan will automatically increase from time to time as options are to be granted to the Trust (as described below to satisfy the Small Business Requirement). Except as otherwise described below, the terms of the Predecessor Plan are similar to the terms of the options granted under the Option Grant Program.

  The 1996 Plan is comprised of two programs: (i) the Option Grant Program under which eligible individuals may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date and (ii) the Director Fee Option Program under which eligible non-employee Board members may elect to apply all or a part of the retainer fee otherwise payable them to the purchase of and option at a discounted price.


  The Option Grant Program will be administered by the Compensation Committee. The Compensation Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants, the time or times when such option grants are to be made, the number of shares subject to each such grant, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

  Upon an acquisition of the Company by merger or asset sale, each outstanding option granted by the Plan Administrator under the Option Grant Program will be subject to accelerated vesting under certain circumstances.

  Stock appreciation rights are authorized for issuance under the Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock.

  Under the Director Fee Option Grant Program, non-employee Board members who are not affiliated with or related to any party that receives compensation or have entered into an arrangement with the Company to receive compensation from the Company are eligible to receive option grants in lieu of their retainer fees. Under this program, each eligible non-employee Board member will have the right to apply all or a portion of his total retainer fee otherwise
payable in cash each year (expected to be $   for 1997) to the acquisition of
a special option grant under the Director Fee Option Grant Program. The program will become effective on the date of the Stock Offering and the first option grants will be made on that date to those eligible non-employee Board members who have filed their option-in-lieu-of-cash election and will have an exercise price equal to the initial public offering price of the Class C Common Stock. Beginning in 1998, the grant will automatically be made on the first trading day in January following the filing of the option-in-lieu-of-cash election and will have an exercise price per share equal to the fair market value of the option shares on the grant date. The number of shares subject to the option will be determined by dividing three (3) times the retainer fee by the fair market value per share of Common Stock on the grant date.

  The Plan Administrator has the authority to effect the cancellation of outstanding options under the Option Grant Program in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

  The 1996 Plan will terminate on    , 2016, unless sooner terminated by the
Board.

  On September 18, 1996, the Company approved the creation of the General Wireless, Inc. Employee Trust (the "Trust") for the benefit of employees, non-employee Board members and consultants and other independent advisors who provide services to the Company and are eligible to receive options under the 1996 Plan (collectively, the "Beneficiaries"). The Trust has been structured to meet the requirements of a Qualifying Investor under FCC rules. Accordingly, all trustees and Beneficiaries of the Trust must also meet the requirements of a Qualifying Investor. The Trust has a term of 15 years.

  The Board of Directors has approved the grant of an immediately exercisable option to the Trust (a "Trust Option") to purchase such number of shares of Class C Common Stock as may be required to meet the FCC's Control Group requirements. Such Trust Option will be granted upon the effectiveness of the Stock Offering and will have an exercise price equal to the initial public offering price of the Class C Common Stock. The Trust Option will have a 15 year term and will be subject to vesting for 10 years, both measured from the date of effectiveness of the Stock Offering.

  Based upon an initial public offering price of $   per share, and assuming
no further issuances of options or other equity securities of the Company, the
Company estimates that the Trust Option will be for     shares of Class C
Common Stock.

  The 1996 Plan provides that so long as the Board of Directors desire to maintain the Small Business Requirements, additional options will be automatically granted to the Trust so that the Small Business Requirements are satisfied at all times. Such additional options will have provisions similar to those described with respect to the Trust Option (except that the exercise price of any such option grant will be equal to the fair market value of such shares on the date of grant).

  At the end of the term of the Trust, the Trust Options will be allocated to the persons who are Beneficiaries at such time.

EMPLOYEE STOCK PURCHASE PLAN

  The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on September 18, 1996 and approved by the
stockholders on     , 1996. The Purchase Plan is designed to allow eligible
employees of the Company and participating subsidiaries to purchase shares of Class C Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 500,000 shares of Class C Common Stock has been established for this purpose.

  The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will begin on the day the Underwriting Agreement is executed and priced in connection with this Offering and will end on the last business day in
    , 1998. Each offering period will be comprised of consecutive purchase intervals, each of a duration of six months. Shares of Class C Common Stock will be purchased for each participant at the end of each purchase interval during the offering period.

  Payroll deductions may not exceed 15% of base salary for each purchase interval. The purchase price per share will be 85% of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date.

  The Board may terminate the Purchase Plan at any time. The Purchase Plan
will terminate in all events on the last business day in     , 2016.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

  The Company does not presently have any employment contracts in effect with the Chief Executive Officer or the other executive officer named in the Summary Compensation Table.

  The Trustees as Plan Administrator of the 1996 Plan will have the authority to provide for the accelerated vesting of the shares of Class C Common Stock subject to outstanding options held by the Chief Executive Officer and any other executive officer in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 145 of the Delaware General Corporation Law ("Delaware Law"), the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company's Certificate of Incorporation provides that directors and officers of the Company shall be indemnified to the fullest extent of Delaware law.

  The Delaware Law provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction which the director derives an improper personal benefit. The Certificate of Incorporation provides for the elimination and limitation of the personal liability of directors of the Company for monetary damages to the fullest extent permitted by Delaware Law. In addition, the Certificate of Incorporation provides that if Delaware Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware Law, as so amended. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or recision in the event of a breach of a director's duty of care. The Company's Certificate of Incorporation also provides that the Company shall, to the full extent permitted by Delaware Law, as amended from time to time, indemnify and advance expenses to each of its currently acting and former directors, officers, employees and agents.

  The Company has and intends to expand its directors and officers liability insurance to insure each person who was, is, or will be a director or officer of the Company against specified losses and wrongful acts of such director or officer in his or her capacity as such, including breaches of duty, trust, neglect, error and misstatement. In accordance with the directors and officers insurance policy, each insured party will be entitled to receive advances of specified defense costs.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                             CERTAIN TRANSACTIONS

 Initial Equity Capital

  The Company has raised approximately $67.6 million (net of repurchases) through private sales of equity securities. From inception to December 1995, the Company raised approximately $2.3 million (net of repurchases) through the sale of equity securities to Mr. Roger Linquist, Mr. Malcolm Lorang and the Accel Entities (consisting of Accel IV, L.P., Accel Investors '94, L.P., Accel Keiretsu L.P., Ellmore C. Patterson Partners and Prosper Partners). In June 1994, such parties acquired (after adjusting for stock splits, reclassifications and exchanges), respectively, 72,270, 7,550 and 184,830 shares of Class B Common Stock at a purchase price of $2.74 per share. In September 1994, Mr. Linquist, Mr. Lorang and the Accel Entities acquired (after adjusting for stock splits, reclassifications and exchanges) 121,720, 12,170 and 365,170 shares of Class B Common Stock at the same price. In addition, the Accel Entities received warrants to purchase an aggregate of 574,990 shares of Class C Common Stock in connection with the exchanges and the private placement effected in December 1995 described below. In June 1995, Battery Ventures III, L.P. acquired 275,000 (after adjusting for stock splits and reclassifications) shares of Class B Common Stock at the same price. Mr. Arthur Patterson and Mr. Robert Barrett, both directors of the Company, are affiliated with the Accel Entities and Battery Ventures III, L.P., respectively. Messrs. Linquist and Lorang purchased a portion of their stock through the issuance of promissory notes to the Company as follows: in June 1994, five year notes in the principal amounts of $166,750 and $16,675 at an interest rate of seven percent issued by Messrs. Linquist and Lorang, respectively; and in September 1994, five year notes in the principal amounts of $333,400 and $33,340 at an interest rate of 7.05%. In December 1995, the Company repurchased all 193,990 shares sold to Mr. Linquist at a purchase price equal to the price paid by Mr. Linquist plus any interest due under the promissory notes issued by Mr. Linquist to the Company. Also on December 12, 1995, Mr. Lorang refinanced his notes with a new promissory note having a principal amount of $54,415, term of 12 years and an interest rate of 6.36%.

  Since December 1995, the Company has raised approximately $65.3 million through the sale of Common Stock and warrants to purchase Common Stock. The following table summarizes the securities purchased by directors, officers and five percent stockholders of the Company and persons associated with them in connection with the private placements of the Company's Class B and Class C Common Stock effected in December 1995 and May 1996. Except as otherwise noted, Class B units consisting of two shares of Class B Common Stock and a warrant to purchase one share of Class B Common Stock with an exercise price of $5.00 per share were sold at a price of $10.00 per unit and Class C units consisting of two shares of Class C Common Stock and a warrant to purchase one share of Class C Common Stock with an exercise price of $10.00 per share were sold at a price of $20.00 per unit.

                                 CLASS A  CLASS B  CLASS B   CLASS C   CLASS C
INVESTOR(1)                       STOCK    STOCK   WARRANTS   STOCK    WARRANTS
-------------------------------  -------- -------- -------- ---------  --------
Roger D. Linquist(2)...........        20    --       --      310,000   155,000
Frederic C. Hamilton/The
 Hamilton Companies (3)........        10  100,000   50,000     2,340     1,170
Ralph M. Baruch Revocable Trust
 dated January 26, 1996........        --    --       --       52,340    26,170
John Sculley...................        --   50,000   25,000     --        --
Accel Entities(4)..............        --    --       --      955,340   477,670
Battery Ventures III, L.P.
 (5)...........................        --    --       --      525,000   262,500
Mitsui Entities(6).............        --    --       --    1,000,000    50,000
Chancellor Capital Management
 Entities(7)...................        --    --       --      900,000   450,000
Mellon Bank, N.A., as Trustee
 for First Plaza Group Trust...        --    --       --      600,000   900,000
OneLiberty Ventures Enti-
 ties(8).......................        --    --       --      314,000   157,000
Primus Capital Fund III Limited
 Partnership(9)................        --    --       --      300,000   150,000
Trailhead Ventures, L.P.(10)...        --    --       --      250,000   125,000

--------
(1) Shares held by affiliated persons and entities have been aggregated. See "Principal Stockholders."
(2) Mr. Linquist paid for the Class C units by issuing a 12 year promissory note in the principal amount of $2,809,375 with an interest rate of 6.36%, secured by shares of PageMart common stock.
(3) The shares of Class A Common Stock are held by Mr. Hamilton in his name. All other shares are held by The Hamilton Companies, LLC.

(4) Mr. Patterson is affiliated with and is the Board designee of the Accel Entities. Includes 33,460 shares of Class C Common Stock owned by and 16,730 shares subject to warrants to purchase Class C Common Stock issued to Accel Investors '94 L.P.; 875,080 shares of Class C Common Stock owned by and 937,540 shares subject to warrants to purchase Class C Common Stock issued to Accel IV, L.P.; 20,060 shares of Class C Common Stock owned by and 10,030 shares subject to warrants to purchase Class C Common Stock issued to Accel Keiretsu L.P.; 21,020 shares of Class C Common Stock owned by and 10,510 shares subject to warrants to purchase Class C Common Stock issued to Ellmore C. Patterson Partners; and 5,720 shares of Class C Common Stock owned by and 2,860 shares subject to warrants to purchase Class C Common Stock issued to Prosper Partners.
(5) Mr. Barrett is affiliated with and is the Board designee of Battery Ventures III, L.P.

(6) Toshihiro Soejima is affiliated with and is the Board designee of the Mitsui Entities. The 500,000 units purchased by Mitsui consist of two shares of Class C Common Stock and 0.01 of a warrant per unit. Includes 750,000 shares of Class C Common Stock owned by and 37,500 shares subject to warrants to purchase Class C Common Stock issued to Mitsui & Co., Ltd.; 25,000 shares of Class C Common Stock owned by and 1,750 shares subject to warrant to purchase Class C Common Stock issued to Mitsui & Co. (U.S.A.), Inc.; and 225,000 shares of Class C Common Stock owned by and 11,250 shares subject to warrants to purchase Class C Common Stock issued to Mitsui Comtek Corp. In March 1996, Mitsui & Co., Inc. sold 200,000 shares of Class C Common Stock, and a warrant to purchase 10,000 shares of Class C Common Stock to Kenwood Corporation.

(7) Chancellor Capital Management designated a member of the Board of Directors from December 1995 to June 1996. Includes 500,000 shares of Class C Common Stock owned by and 250,000 shares subject to warrants to purchase Class C Common Stock issued to Los Angeles County Employees Retirement Association; 313,450 shares of Class C Common Stock owned by and 151,700 shares subject to warrants to purchase Class C Common Stock issued to Drake & Co., for the account of Citiventure III; and 86,550 shares of Class C Common Stock owned by and 43,280 shares subject to warrants to purchase Class C Common Stock issued to other Chancellor Capital Management entities.

(8) Joseph McCullen is affiliated with and is the Board designee of the OneLiberty Ventures Entities. Includes 311,000 shares of Class C Common Stock owned by and 155,000 shares subject to warrants to purchase

   Class C Common Stock issued to OneLiberty Fund III, L.P.; and 3,000 shares of Class C Common Stock owned by and 1,500 shares subject to warrants to purchase Class C Common Stock issued to Gilde Investment Fund, B.V.
(9) Primus Capital Fund III Limited Partnership designated a member of the Board of Directors from December 1995 to June 1996.
(10) Trailhead Ventures, L.P. designated a member of the Board of Directors from December 1995 to June 1996.

 Mitsui Relationship

  In December 1995, Mitsui & Co., Ltd., Mitsui & Co. (U.S.A.), Inc. and Mitsui Comtek Corp. (collectively, "Mitsui") and the Company entered into a Procurement Agreement (the "Procurement Agreement") pursuant to which Mitsui agreed to act as the exclusive procurement consultant to search for and obtain agreements with eight certain equipment manufacturers of U.S., European and Japanese origin for the supply of certain network equipment, handsets and other products and materials that the Company, at its discretion, may authorize Mitsui to procure from time to time. Mitsui may solicit vendor proposals from vendors other than the eight listed in the agreement provided that Mitsui gives prior written notice to the Company. Mitsui is not authorized to accept any vendor proposal or otherwise bind the Company, and any equipment purchased from vendors shall be directly by the Company. In addition, Mitsui agreed to appoint one Mitsui employee to work at the Company's facilities during the term of the Agreement as the designated procurement consultant. This procurement consultant is not authorized to accept any proposal or otherwise bind or make any representation, warranty or commitment on behalf of the Company.

  As partial consideration for the covenants of Mitsui contained in the Agreement, the Company will pay Mitsui a flat retainer fee and a personnel fee. As further compensation for the services rendered by Mitsui, the Company will pay Mitsui a commission of the total purchase price paid for vendor equipment purchased and accepted by the Company or any subsidiary or affiliate of the Company in accordance with the Agreement. The Company is also required to pay an annual fee of $150,000 to Mitsui for its onsite procurement consulting services. The Procurement Agreement has a term of five years and is automatically renewable for one year periods unless either party provides written notice of its intention not to renew such Agreement. Mr. Soejima, a director of the Company, is the President of Mitsui Comtek Corp. and is a senior officer of Mitsui & Co. (U.S.A.), Inc.

 Hyundai Relationship

  In March 1996, Hyundai and the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") and a Loan Agreement (the "Loan Agreement"). In addition, in connection with the Stock Purchase Purchase Agreement, the Company, Hyundai and Hyundai's parent company, Hyundai Electronics Industries Co., Ltd. ("Parent") entered into an Equipment Purchase Agreement ("Equipment Purchase Agreement") and an Employee Training Agreement ("Employee Training Agreement").

  Under the Loan Agreement, Hyundai agreed to loan up to $50,000,000 to the Company upon the satisfaction of certain conditions. Such conditions included
(i) the grant of PCS licenses for at least 10 million POPs within the top 50 BTAs and (ii) approval of any required U.S. and foreign governmental agencies. Pursuant to the terms of the Loan Agreement, Hyundai loaned the $49,300,000 to the Company within three business days after the License Grant Date. The Hyundai Loan is evidenced by a Senior Promissory Note (the "Hyundai Note"). The Hyundai Note accrues interest at a fixed rate of 6.5% per annum. However, if the Hyundai Note is not paid at maturity, interest on amounts outstanding will accrue at a fixed rate equal to nine percent per annum thereafter. The Hyundai Note contains restrictive covenants, including, among other things, restrictions on the issuance of additional debt, liens, the declaration of dividends and the redemption or repurchase of any capital stock.

  At any time within 90 days prior to the scheduled maturity date of the Loan or within five days after any notice of prepayment by the Company pursuant to the Loan, the Company will have the right to pay such amount in full in cash. If such cash payments are not made by the Company on the due date or prepayment date, however, Hyundai will have the right to require the Company to pay the amount in question in the form of warrants for Class C Common Stock having fair market value equal to the amount of principal to be paid or repaid, rather than cash, subject to the meeting FCC restrictions, including the Control Group Requirements and limitations on foreign ownership.

  At any time when $10,000,000 in principal amount of the Hyundai Loan is outstanding, Hyundai shall have the right, in lieu of any other board representation rights which may be available to it, to designate one director to the Company's board of directors who shall have the right to vote one vote out of the three available to the Company's Class C directors. At any time when the outstanding principal amount of the Hyundai Loan is less than $10,000,000, Hyundai shall have no special board rights, and shall have such board representation rights, if any, as are available to any other stockholder holding the same number of shares.

  The Loan Agreement also provides that so long as there is principal and interest outstanding under the Hyundai Loan, Hyundai shall tender principal and accrued unpaid interest, rather than cash, to the Company in payment of the purchase price of the securities purchased under the Stock Purchase Agreement. In any such tender, Hyundai shall pay to the Company, for each dollar of the purchase price, one dollar of principal together with interest thereunder at a fixed rate of 6.5% per annum. The Company expects that the entire amount of the Hyundai Loan will be cancelled in connection with Hyundai's purchase of equity securities of the Company in accordance with the Stock Purchase Agreement, which stock purchase is expected to occur on or about the closing of the Stock Offering. The Loan Agreement also provides that to the extent Hyundai elects to extend the term of the Stock Purchase Agreement to up to three years, it must consent to any request for an extension of the term of the Hyundai Loan for the same period.

  Stock Purchase Agreement. Under the Stock Purchase Agreement, the Company agreed to sell and issue to Hyundai, and Hyundai agreed to purchase from the Company, up to 5,000,000 Hyundai Units, each Unit consisting of one share of Class C Common Stock and a warrant of 0.05 shares of Class C Common Stock at an exercise price of $10 per share, at a purchase price of $10.00 per Hyundai Unit. Shortly after the License Grant Date, Hyundai purchased 70,000 Hyundai Units for $700,000 in accordance with the Stock Purchase Agreement.

  The total number of Hyundai Units saleable under the Stock Purchase Agreement will be determined at the time of closing of the Offerings, but will not be less than 1,000,000 Hyundai Units. Currently, FCC regulations and rules provide that, in general, if more than 25% of the capital contribution to companies acquiring licenses in the C-Block Auction is from foreign entities, then the FCC can revoke such licenses if warranted in the public interest. Based upon the Company's capitalization as of March 31, 1996, approximately 24% of the capital contribution to the Company has been from foreign sources. Thereafter, the Hyundai Units will automatically be purchased by Hyundai to the extent permissible under such FCC restrictions. To the extent additional foreign capital contribution to the Company is permissible under FCC restrictions, the Company has agreed that any such amounts would be sold first to Hyundai under the Stock Purchase Agreement, until all the Hyundai Units saleable under the Stock Purchase Agreement (as determined on the Closing
Date) are sold to Hyundai (or until the Stock Purchase Agreement is terminated). Based upon the size of the Stock Offering, the Company expects that the amount of capital contribution permissible by foreign entities will increase such that the remaining 4,930,000 Hyundai Units may be sold to Hyundai. Accordingly, the Company expects that all Hyundai Units will be sold on or about the closing date of the Stock Offering. In accordance with the terms of the Loan Agreement, the purchase price for the purchase of the Hyundai Units will be paid through the cancellation of the Hyundai Loan. Consequently, the Hyundai Loan will not be outstanding shortly after the Stock Offering. Any such stock purchase is conditioned upon conditions similar to those set forth in the Loan Agreement, and in particular, the sale of the entire amount of the Hyundai Units will require the expiration of the waiting period under the Hart-Scott-Rodino applications that the Company and Hyundai have made with the Federal Trade Commission and approval of the Republic of Korea. Further, Hyundai will be granted certain rights to register the shares of Class C Common Stock issuable as part of the Hyundai Units and will become a party to the Stockholders Agreement. See "Description of Capital Stock-- Registration Rights."

  Equipment Purchase Agreement. The Equipment Purchase Agreement, the Company is obligated to purchase certain specified amounts and types of Hyundai's manufactured telecommunications products and equipment and/or to promote certain specified amounts and types of Hyundai's manufactured telecommunications products and equipment over a period of 10 years. Under the Equipment Purchase Agreement, the Company agreed to order a significant percentage of its infrastructure equipment requirements in product categories where Hyundai and the Parent offer products that meet the Company's specifications and are compatible with equipment supplied by Lucent. In addition, the Company agreed to make available to Hyundai an opportunity to participate in its initial network buildout. To meet the Company's specifications, Hyundai must provide financing that is comparable to that obtained by the Company from Lucent. The Company also agreed to purchase a significant percentage of its handset requirements sold through its direct sales channels in handset categories where Hyundai and the Parent offer products that meet the Company's specifications. For handsets sold through its indirect sales channels, the Company agreed to assist Hyundai and its Parent to meet their sales goals, with such assistance to include promotional programs and marketing certain Hyundai products at a preferred level. The price for each products ordered by the Company shall be competitive with prices generally offered by the Company's other contracted vendors of competing products, and shall not be greater than the price then being offered by Hyundai or its Parent for the same Hyundai product for sale to, or to customers of, another PCS carrier competing with the Company in the same BTA, other than any carrier whose order volume level for the same product category is at least twice the level of the Company's orders. To date, no infrastructure or other equipment has been ordered by the Company under this Agreement and Hyundai does not currently offer any products that meet the Company's specifications.

  Employee Training Agreement. Under the Employee Training Agreement, the Company agreed to train, through establishing a training program designed to enable each Employee to participate actively in the designated operations of the Company and to acquire knowledge and experience in such operations, a limited number of personnel of the Parent for a period of two years. Effective upon the closing of the Stock Purchase Agreement, the Company agrees to train between 10 and 18 personnel designated by the Parent each year for certain technical and operational positions or such other positions as may be mutually agreed upon by the parties. Each such employee shall remain an employee of the Parent and is expected to return to the Parent following his/her training period.

 Other

  The holders of shares of Class C Common Stock are entitled to certain registration rights and rights of first offer. In addition, the existing stockholders of the Company have entered into a voting arrangement under the terms of the Stockholders Agreement. See "Description of Capital Stock-- Registration Rights" and "--Voting Rights."

  The Company has granted options to certain of its directors. See "Management--Compensation of Directors" and "Principal Stockholders."

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of November 30, 1996 and as adjusted to reflect the sale of shares offered hereby, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Officers and (iv) all current executive officers and directors as a group.

                                                             BEFORE OFFERING
                          --------------------------------------------------------------------------------------
                              CLASS A                                                     TOTAL
                            BENEFICIALLY         CLASS B             CLASS C          BENEFICIALLY
                               OWNED       BENEFICIALLY OWNED  BENEFICIALLY OWNED         OWNED
                          ---------------- ------------------- ------------------- -------------------  VOTING
                          SHARES  PERCENT   SHARES    PERCENT   SHARES    PERCENT   SHARES    PERCENT   PERCENT
                          (1)(2) (1)(2)(3)  (1)(2)   (1)(2)(3)  (1)(2)   (1)(2)(3)  (1)(2)   (1)(2)(3) (1)(2)(3)
                          ------ --------- --------- --------- --------- --------- --------- --------- ---------
Accel Entities(4).......   --       --       550,000   52.2%   2,008,000   28.1%   2,558,000   31.2%      7.8%
Battery Ventures III,
 L.P.(5)................   --       --       275,000   26.1%     787,500   12.4%   1,062,500   14.3%      4.3%
Chancellor Capital
 Management
 Entities(6)............   --       --           --     --     1,350,000   20.6%   1,350,000   20.6%      7.4%
Mellon Bank, N.A. as
 Trustee for First Plaza
 Group Trust(7).........   --       --           --     --     1,500,000   21.5%   1,500,000   18.6%      4.9%
Mitsui Entities(8)......   --       --           --     --       840,000   13.7%     840,000   11.7%      6.6%
OneLiberty Ventures
 Entities(9)............   --       --           --     --       474,000    7.5%     474,000    6.5%      2.6%
Roger D. Linquist(10)...    20     66.7%   1,503,330   58.8%     465,000    7.4%   1,968,350   22.4%     36.6%
Malcolm M. Lorang(11)...   --       --       187,350   15.3%         --     --       187,350    2.6%       *
Robert G. Barrett(5)....   --       --       275,000   26.1%     787,500   12.4%   1,062,500   14.3%      4.3%
Ralph M. Baruch(12).....   --       --        30,100    2.8%      78,510    1.3%     108,610    1.5%       *
Frederic C. Hamilton/The
 Hamilton
 Companies(13)..........    10     33.3%     180,100   15.9%       3,510    --       183,620    2.5%     17.1%
Joseph T. McCullen,
 Jr.(9).................   --       --           --     --       474,000    7.5%     474,000    6.5%      2.6%
Arthur C. Patterson(4)..   --       --       550,000   52.2%   2,008,000   28.1%   2,558,000   31.2%      7.8%
John Sculley(14)........   --       --       105,100    9.5%         --     --       105,100    1.5%       *
Toshihira Soejima(8)....   --       --           --     --       840,000   13.7%     840,000   11.7%      6.6%
All Officers and
 Directors as a Group
 (11 persons)(8)(9)(10)
 (11)(12)(13)(14)(26)...    30      100%   3,050,980   98.1%   6,003,520   73.0%   9,057,530   79.8%     82.7%

                                                                   AFTER OFFERING
                                        -------------------------------------------------------------------------
                                             CLASS A                  CLASS C          TOTAL SHARES
                                        BENEFICIALLY OWNED      BENEFICIALLY OWNED  BENEFICIALLY OWNED
                                        ---------------------   ------------------- -------------------  VOTING
                                        SHARES      PERCENT      SHARES    PERCENT   SHARES    PERCENT   PERCENT
                                        (1)(2)     (1)(2)(3)     (1)(2)   (1)(2)(3)  (1)(2)   (1)(2)(3) (1)(2)(3)
                                        --------   ----------   --------- --------- --------- --------- ---------
Hyundai Electronics America(15).......        --            --  5,250,000      %    5,250,000      %         %
Accel Entities(16)....................        --            --  2,558,000      %    2,558,000      %         %
Battery Ventures III, L.P.(17)........        --            --  1,062,500      %    1,062,500      %         %
Chancellor Capital Management
 Entities(18).........................        --            --  1,350,000      %    1,350,000      %         %
Mellon Bank, N.A. as Trustee for First
 Plan Group Trust(19).................        --            --  1,500,000      %    1,500,000      %         %
Mitsui Entities(20)...................        --            --    840,000      %      840,000      %         %
OneLiberty Ventures Entities(21)......        --            --    474,000      %      474,000      %         %
Roger D. Linquist(22).................         20         66.7% 1,968,330      %    1,968,350      %         %
Malcolm M. Lorang(23).................        --            --    187,350      %      187,350      %         %
Robert G. Barrett(17).................        --            --  1,092,600      %    1,062,500      %         %
Ralph M. Baruch(24)...................        --            --    108,610      *      108,610      %         %
Frederic C. Hamilton(25)..............         10         33.3%   183,610      %      183,620      %         %
Joseph T. McCullen, Jr.(21)...........        --            --    504,100      %      474,000      %         %
Arthur C. Patterson(16)...............        --            --  2,588,000      %    2,558,000      %         %
John Sculley(26)......................        --            --    105,100      *      105,100      %         %
Toshihira Soejima(20).................        --            --    840,000      %      840,000      %         %
All Officers and Directors as a Group
 (10
 persons)(20)(21)(22)(23)(24)(25)(26)..        30          100% 9,057,500      %    9,057,530      %         %

--------
* Less than 1%.
(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

(2) The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to stock options that may be exercised within 60 days after November 30, 1996. Shares issuable pursuant to such options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. The number of shares of Common Stock outstanding after the
    Stock Offering includes the     shares of Class C Common Stock being
    offered for sale by the Company in the Stock Offering.
(3) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

(4) The address for this stockholder is One Palmer Square, Princeton, N.J. 08542, Attn: Carter Sednaoui. Includes 33,460 shares beneficially owned by and 38,000 shares subject to warrants to purchase shares of Class C Common Stock issued to Accel Investors '94 L.P., 20,350 shares of Class B Common Stock beneficially owned by Accel Investors '94 L.P., 875,080 shares beneficially owned by and 964,240 shares subject to warrants to purchase shares of Class C Common Stock issued to Accel IV, L.P., 503,800 shares of Class B Common Stock beneficially owned by Accel IV L.P., 20,060 shares beneficially owned by and 20,095 shares subject to warrants to purchase shares of Class C Common Stock issued to Accel Keiretsu L.P., 10,450 shares of Class B Common Stock beneficially owned by Accel Keiretsu L.P., 21,020 shares beneficially owned by and 23,160 shares subject to warrants to purchase shares of Class C Common Stock issued to Ellmore C. Patterson Partners, 12,100 shares of Class B Common Stock beneficially owned by Ellmore C. Patterson Partners, 5,720 shares beneficially owned by and 6,310 shares subject to warrants to purchase shares of Class C Common Stock issued to Prosper Partners and 3,300 shares of Class B Common Stock beneficially owned by Prosper Partners. Mr. Patterson, a director of the Company, is affiliated with the Accel Partners Entities, and may be deemed to share voting and investment power with respect to such shares. Mr. Patterson disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in the entities referred to above.

(5) The address for this stockholder is 200 Portland Street, Boston, MA 02114,
    Attn: Robert Barrett. Includes 525,000 shares beneficially owned by and 262,500 shares subject to a warrant to purchase shares of Class C Common Stock. Mr. Barrett, a director of the Company, is affiliated with Battery Ventures III, L.P., and may be deemed to share voting and investment power with respect to such shares. Mr. Barrett disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in the entities referred to above.

(6) The address for this stockholder is 1166 Avenue of the Americas, New York, NY 10036, Attn: Parag Saxena. Includes 500,000 shares beneficially owned by and 250,000 shares subject to a warrant to purchase shares of Class C Common Stock issued to the Los Angeles County Employees Retirement Association, 313,450 shares beneficially owned by and 156,720 shares subject to a warrant to purchase shares of Class C Common Stock issued to Drake & Co., for the account of Citiventure III, 10,000 shares beneficially owned by and 5,000 shares subject to a warrant to purchase shares of Class C Common Stock issued to Evermore Corporation, 20,000 shares beneficially owned by and 10,000 shares subject to a warrant to purchase shares of Class C Common Stock issued to Mellon Bank, N.A., for the account of Michael A. Wall, 16,550 shares beneficially owned by and 8,280 shares subject to a warrant to purchase shares of Class C Common Stock issued to Northpass & Co., for the account of KME Ventures III, L.P., 10,000 shares beneficially owned by and 5,000 shares subject to a warrant to purchase shares of Class C Common Stock issued to Carol Wong Chiu Yee, 10,000 shares beneficially owned by and 5,000 shares subject to a warrant to purchase shares of Class C Common Stock issued to Shirley Wong Shun Yee, 10,000 shares beneficially owned by and 5,000 shares subject to a warrant to purchase shares of Class C Common Stock issued to Sophia Wong Wai Yee, and 10,000 shares beneficially owned by and 5,000 shares subject to a warrant to purchase shares of Class C Common Stock issued to Claire Wong Yuk Yee. Mr. Saxena, a former director of the Company, is affiliated with the Chancellor Capital Management Entities, and may be deemed to share voting and investment power with respect to such shares. Mr Saxena disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in the entities referred to above.

(7) The address for this stockholder is One Mellon Bank Center, Pittsburgh, PA 15258-0001, Attn: Bernadette Rist. Represents shares held as Trustee for the First Plaza Group Trust.

(8) The address for this stockholder is 12980 Saratoga Avenue, Saratoga, CA 95070, Attn: Toshihiro Soejima. Includes 25,000 shares beneficially owned by and 1,250 shares subject to a warrant to purchase shares of Class C Common Stock issued to Mitsui & Co. (U.S.A.), Inc., 550,000 shares beneficially owned by and 27,500 shares subject to a warrant to purchase shares of Class C Common Stock issued to Mitsui & Co., Ltd., and 225,000 shares beneficially owned by and 11,250 shares subject to a warrant to purchase shares of Class C Common Stock issued to Mitsui Comtek Corp. Mr. Soejima, a director of the Company, is affiliated with the Mitsui Entities, and may be deemed to share voting and investment power with respect to such shares. Mr. Soejima disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in the entities referred to above.

(9) The address for this stockholder is One Liberty Square, 2nd Floor, Boston, MA 02109, Attn: Joseph T. McCullen, Jr. Includes 311,000 shares beneficially owned by and 155,500 shares subject to a warrant to purchase shares of Class C Common Stock issued to OneLiberty Fund III, L.P. and 3,000 shares beneficially owned by and 1,500 shares subject to a warrant to purchase shares of Class C Common Stock issued to Gilde Investment Fund, B.V. Mr. McCullen, a director of the Company, is affiliated with the foregoing entities and may be deemed to share voting and investment power with respect to such shares. Mr. McCullen disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in the entities referred to above.

(10) Includes 20 shares of Class A Common Stock, 310,000 shares beneficially owned by and 155,000 shares subject to a warrant to purchase shares of Class C Common Stock, and options exercisable for 1,503,330 shares of nonvoting Class B Common Stock. Pursuant to the terms of a Stockholders Agreement, with respect to the four Class A Directors to serve on the Company's Board of Directors, Mr. Linquist is entitled to nominate two Class A Directors, and, together with Mr. Hamilton, one additional Class A Director.

(11) Includes 19,720 shares of nonvoting Class B Common Stock and options exercisable for 167,630 shares of Class B Common Stock.

(12) Includes 52,340 shares of Class C Common Stock beneficially owned by and 26,170 shares subject to a warrant to purchase Class C Common Stock issued to Ralph M. Baruch Revocable Trust dated January 26, 1996, and options exercisable for 30,100 shares of Class B Common Stock granted to Mr. Baruch.

(13) Includes 10 shares of Class A Common Stock, 100,000 shares of Class B Common Stock and 2,340 shares of Class C Common Stock beneficially owned by, and 50,000 and 1,170 shares subject to warrants to purchase Class B Common Stock and Class C Common Stock, respectively, issued to, The Hamilton Companies LLC, and options exercisable for 30,100 shares of Class B Common Stock granted to Mr. Hamilton. Pursuant to the terms of a Stockholders Agreement, with respect to the four Class A Directors to serve on the Company's Board of Directors, Mr. Hamilton is entitled to nominate one Class A Director, and, together with Mr. Linquist, one additional Class A Director.

(14) Includes 50,000 shares of nonvoting Class B Common Stock, options exercisable for 30,100 shares of nonvoting Class B Common Stock and 25,000 shares subject to a warrant to purchase shares of nonvoting Class B Common Stock.


(15) The address for this stockholder is 510 Cottonwood Drive, Milpitas, California 95035. Includes 250,000 shares subject to warrants to purchase shares of Class C Common Stock.

(16) The address for this stockholder is One Palmer Square, Princeton, N.J. 08542, Attn: Carter Sednaoui. Includes 53,810 shares beneficially owned by and 38,000 shares subject to warrants to purchase shares of Class C Common Stock issued to Accel Investors '94 L.P., 1,378,880 shares beneficially owned by and 964,240 shares subject to warrants to purchase shares of Class C Common Stock issued to Accel IV, L.P., 30,510 shares beneficially owned by and 20,950 shares subject to warrants to purchase shares of Class C Common Stock issued to Accel Keiretsu L.P., 33,120 shares beneficially owned by and 23,160 shares subject to warrants to purchase shares of Class C Common Stock issued to Ellmore C. Patterson Partners and 9,020 shares beneficially owned by and 6,310 shares subject to warrants to purchase shares of Class C Common Stock issued to Prosper Partners. Mr. Patterson, a director of the Company, is affiliated with the Accel Partners Entities, and may be deemed to share voting and investment power with respect to such shares. Mr. Patterson disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in the entities referred to above. In addition,

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


   the shares beneficially owned by Mr. Patterson includes an option to purchase 30,100 shares of Class C Common Stock issued upon the effectiveness of the Stock Offering.

(17) The address for this stockholder is 200 Portland Street, Boston, MA 02114, Attn: Robert Barrett. Includes 800,000 shares beneficially owned by and 262,500 shares subject to a warrant to purchase shares of Class C Common Stock issued to Battery Ventures III, L.P. Mr. Barrett, a director of the Company, is affiliated with Battery Ventures III, L.P., and may be deemed to share voting and investment power with respect to such shares. Mr. Barrett disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in the entities referred to above. In addition, the shares beneficially owned by Mr. Barrett includes an option to purchase 30,100 shares of Class C Common Stock issued upon the effectiveness of the Stock Offering.

(18) The address for this stockholder is 1166 Avenue of the Americas, New York, NY 10036, Attn: Parag Saxena. Includes 500,000 shares beneficially owned by and 250,000 shares subject to a warrant to purchase shares of Class C Common Stock issued to the Los Angeles County Employees Retirement Association, 313,450 shares beneficially owned by and 156,720 shares subject to a warrant to purchase shares of Class C Common Stock issued to Drake & Co., for the account of Citiventure III, 10,000 shares beneficially owned by and 5,000 shares subject to a warrant to purchase shares of Class C Common Stock issued to Evermore Corporation, 20,000 shares beneficially owned by and 10,000 shares subject to a warrant to purchase shares of Class C Common Stock issued to Mellon Bank, N.A., for the account of Michael A. Wall, 16,550 shares beneficially owned by and 8,280 shares subject to a warrant to purchase shares of Class C Common Stock issued to Northpass & Co., for the account of KME Ventures III, L.P., 10,000 shares beneficially owned by and 5,000 shares subject to a warrant to purchase shares of Class C Common Stock issued to Carol Wong Chiu Yee, 10,000 shares beneficially owned by and 5,000 shares subject to a warrant to purchase shares of Class C Common Stock issued to Shirley Wong Shun Yee, 10,000 shares beneficially owned by and 5,000 shares subject to a warrant to purchase shares of Class C Common Stock issued to Sophia Wong Wai Yee, and 10,000 shares beneficially owned by and 5,000 shares subject to a warrant to purchase shares of Class C Common Stock issued to Claire Wong Yuk Yee. Mr. Saxena, a former director of the Company, is affiliated with the Chancellor Capital Management Entities, and may be deemed to share voting and investment power with respect to such shares. Mr. Saxena disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in the entities referred to above.

(19) The address for this stockholder is One Mellon Bank Center, Pittsburgh, PA 15258-0001, Attn: Bernadette Rist. Represents shares held as Trustee for the First Plaza Group Trust.

(20) The address for this stockholder is Saratoga Avenue, Saratoga, CA 95070,
     Attn: Toshihiro Soejima. Includes 25,000 shares beneficially owned by and 1,250 shares subject to a warrant to purchase shares of Class C Common Stock issued to Mitsui & Co. (U.S.A.), Inc., 550,000 shares beneficially owned by and 27,500 shares subject to a warrant to purchase shares of Class C Common Stock issued to Mitsui & Co., Ltd., and 225,000 shares beneficially owned by and 11,250 shares subject to a warrant to purchase shares of Class C Common Stock issued to Mitsui Comtek Corp. Mr. Soejima, a director of the Company, is affiliated with the Mitsui Entities, and may be deemed to share voting and investment power with respect to such shares. Mr. Soejima disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interest in the entities referred to above.

(21) The address for this stockholder is One Liberty Square, 2nd Floor, Boston, MA 02109, Attn: Joseph T. McCullen, Jr. Includes 331,000 shares beneficially owned by and 155,500 shares subject to a warrant to purchase shares of Class C Common Stock issued to One Liberty Fund III, L.P. and 3,000 shares beneficially owned by and 1,500 shares subject to a warrant to purchase shares of Class C Common Stock issued to Glide Investment Fund, B.V. Mr. McCullen, a director of the Company, is affiliated with the foregoing entities, and may be deemed to share voting and investment power with respect to such shares. Mr. McCullen disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in the entities referred to above. In addition, the shares beneficially owned by Mr. McCullen includes an option to purchase 30,100 shares of Class C Common Stock issued upon the effectiveness of the Stock Offering.

(22) Includes 20 shares of Class A Common Stock, 310,000 shares of Class C Common Stock, and options to purchase 1, 658,330 shares of Class C Common Stock exercisable within 60 days of September 30, 1996. Pursuant to the terms of a Stockholders Agreement, with respect to the four Class A Directors to serve on the Company's Board

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


   of Directors, Mr. Linquist is entitled to nominate two Class A Directors, and, together with Mr. Hamilton, one additional Class A Director.

(23) Includes 19,720 shares of Class C Common Stock and options to purchase 167,630 shares of Class C Common Stock exercisable within 60 days of September 30, 1996.

(24) Includes 52,340 shares beneficially owned by and 26,170 shares subject to a warrant to purchase shares of Class C Common Stock issued to the Ralph
     M. Baruch Revocable Trust dated 1/26/96, and options to purchase 30,100 shares of Class C Common Stock exercisable within 60 days of September 30, 1996 that are issued to Mr. Baruch personally.

(25) Includes 102,340 shares of Class C Common Stock issued to and warrants to purchase 51,170 shares of Class C Common Stock issued to The Hamilton Companies, LLC, and 10 shares of Class A Common Stock and options to purchase 30,100 shares of Class C Stock exercisable within 60 days of September 30, 1996 that are held by Mr. Hamilton personally. Pursuant to the terms of a Stockholders Agreement, with respect to the four Class A Directors to serve on the Company's Board of Directors, Mr. Hamilton is entitled to nominate one Class A Director, and, together with Mr. Linquist, one additional Class A Director.

(26) Represents options exercisable within 60 days of November 30, 1996.

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

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  Upon completion of the Offerings, the Company will be authorized to issue 95,000,000 shares of Common Stock, $.0001 par value, and 5,000,000 shares of undesignated Preferred Stock, $.0001 par value. The following description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Company's Amended and Restated Certificate of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

  The Company has three classes of Common Stock authorized: Class A Common Stock, Class B Common Stock and Class C Common Stock. The authorized capital stock of the Company upon the closing of the Offerings will consist of 50 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock, and 84,999,950 shares of Class C Common Stock. Upon the completion of the Offerings (and giving effect to the conversion of all outstanding shares of Class B Common Stock into Class C Common Stock), there will be 30 shares of Class A Common Stock outstanding held of record by two stockholders (20 shares held by Mr. Roger D. Linquist and 10 shares held by Mr. Frederic Hamilton), no shares of Class B Common Stock outstanding and 7,147,110 shares of Class C Common Stock outstanding held of record by approximately 42 stockholders. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, if any, then outstanding. The Class C Common Stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Class C Common Stock to be issued upon completion of the Stock Offering will be fully paid and nonassessable.

  Conversion Rights

  Each share of Class A Common Stock is automatically converted into one share of Class C Common Stock upon the tenth anniversary of the date of grant of license(s) to the Company by the FCC. No conversion will be permitted to the extent such conversion would cause the Company to be in violation of any requirement, rule or regulation of the FCC.

  Voting Rights

  Collectively, the shares of Class A Common Stock represent 50.1% of the Company's voting interest, with each share of Class A Common Stock issued and outstanding having a voting interest equal to the quotient derived from dividing 50.1% by the number of shares of Class A Common Stock issued and outstanding, on all matters except the election of directors or as otherwise provided by law. With respect to the election of directors, the Class A Common Stock, voting together as a class, elects four members of the Company's Board of Directors (the "Class A Directors"). Pursuant to the terms of a Stockholders Agreement, with respect to the four Class A Directors, Mr. Linquist is entitled to nominate two Class A Directors, Mr. Hamilton, one Class A Director, and Messrs. Linquist and Hamilton, together, one Class A Director. Each Class A Director shall have one vote on each matter submitted to a vote of the Board of Directors, and collectively represent four of the seven votes of the Company's Board of Directors.

  Class B Common Stock carries no voting rights, except as otherwise required by law.

  Collectively, the shares of Class C Common Stock represent 49.9% of the Company's voting interest, with each share of Class C Common Stock issued and outstanding having a voting interest equal to the quotient derived from dividing 49.9% by the number of shares of Class C Common Stock issued and outstanding, on all matters except the election of directors or as otherwise provided by law. The holders of the Class C Common Stock as a class will be entitled to elect members to the Company's Board of Directors (the "Class C Directors") who collectively will represent three of the seven votes of the Company's Board of Directors. In addition, the affirmative vote of a majority of holders of Series C Common Stock, voting separately as a class shall be required for the Company (i) where stockholder approval is required under Delaware Law, to amend the Company's Certificate of Incorporation or Bylaws, unless such amendment is necessary to comply with FCC rules and regulations or other federal communications laws and such amendment without the affirmative vote of the holders of each class of Common Stock voting separately is permitted under Delaware law, (ii) to conduct a sale, lease, mortgage, transfer or other disposal or encumbrance of all or substantially all of the Company's assets,
(iii) to enter into a merger or other business combination with any other entity, except for a merger of a wholly-owned subsidiary of the Company with and into the Company, (iv) to conduct a liquidation, dissolution or winding up of the Company, and (v) to effect any capital reorganization of the Company or any reclassification or recapitalization of the capital stock of the Company.

  Redemption By the Company

  If a holder of Class C Common Stock acquires additional shares of Class C Common Stock or otherwise is attributed with ownership of such shares that would cause the Company to violate the Entrepreneurs Requirements or the Foreign Ownership Restrictions (collectively, "FCC Violations"), the Company, at its option, may redeem that number of such shares necessary to eliminate the FCC Violation at a redemption price equal to (i) 75% of the fair market value of such shares where such holder caused the FCC Violation or (ii) 100% of the fair market value where the FCC Violation was caused by no fault of the holder.

PREFERRED STOCK

  Effective upon the closing of the Offerings, the Company will be authorized to issue 5,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the Preferred Stock.

OPTIONS AND WARRANTS

  As of September 30, 1996 and assuming the conversion of Class B Common Stock into Class C Common Stock, options to purchase 2,093,310 shares of Class C Common Stock, each at an exercise price of $5.00 per share, were outstanding, 1,316,780 of which are fully vested. The Company also had outstanding warrants to purchase 105,000 shares of Class C Common Stock, each at an exercise price of $5.00 per share, and warrants to purchase 3,386,750 shares of Class C Common stock, each at an exercise price of $10.00 per share. In addition, the Company has outstanding warrants to purchase 400,000 shares of Class C Common Stock, each at an exercise price of $0.001 per share. Such warrants expire on various dates, the latest of which is 10 years from May 20, 1996. See "Certain Transactions."

REGISTRATION RIGHTS

  After the Stock Offering, the holders of 6,092,390 shares of Class C Common Stock and holders of warrants to purchase 3,786,750 shares of Class C Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the

Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Class C Common Stock therein. Certain of such stockholders benefiting from these rights may also require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Class C Common Stock, and the Company is required to use its diligent reasonable efforts to effect such registration. Further, holders may require the Company to file additional registration statements on Form S-3 at the Company's expense. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration in certain circumstances.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS, DELAWARE LAW AND CONTROL GROUP REQUIREMENTS

 Certificate of Incorporation and Bylaws

  Several provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws could deter or delay unsolicited changes in control of the Company. The Bylaws provide that the Company's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least a majority of the Company's capital stock. In addition, the Company's Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences of and issue preferred stock. These provisions and others that could be adopted in the future could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to (i) enhance the likelihood of continuity and stability in the composition of the Board of Directors , (ii) in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company, (iii) to reduce the vulnerability of the Company to an unsolicited acquisition proposal and (iv) to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company.

 Delaware Takeover Statute

  The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

  Control Group Requirements

  In order to meet the Control Group Requirements, the Company's Certificate of Incorporation provides that the Company's Class A Common Stock, as a class, must constitute 50.1% of the voting power of the Company. In addition, the Company's Bylaws provide for certain restrictions on transfer relating to certain shares of the Company's capital stock held by Qualifying Investors. The structure that the Company has adopted to ensure compliance with the Control Group Requirements will likely deter and delay unsolicited changes in control of the Company. See "Risk Factors--Government Regulation--Control Group Requirements" and "--Effect of Control by Certain Stockholders."

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Class C Common Stock is Boston EquiServe, L.P.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

 Government Financing

  Each of the License Subsidiaries will serve as the obligor on installment payments to be made for the C-Block PCS license held by such License Subsidiary. The aggregate debt obligation of the License Subsidiaries to the U.S. Government pursuant to the Government Financing will be approximately $954 million. Although the obligation of the License Subsidiaries under the Government Financing will be recorded on the Company's consolidated financial statements at an estimated fair market value of $ , based on an estimated fair market borrowing rate of 14%, the amount that would be owed to the U.S. Government if all Government Financing were declared immediately due and payable for all licenses would be $954 million plus accrued interest. The License Subsidiaries will be required to make interest expense payments based
on an interest rate of   %. The License Subsidiaries will be required to make
quarterly payments of interest only for the first six years of the license and quarterly payments of interest and principal over the remaining four years of the license term. In the event that a License Subsidiary becomes unable to meet its obligations under the Government Financing or otherwise violates regulations applicable to holders of FCC licenses, the FCC could take a variety of actions, including requiring immediate repayment of amounts due under the Government Financing, repayment of certain bidding credits, revoking the Company's PCS licenses and fining the Company an amount equal to the difference between the price at which the Company acquired the licenses and the amount of the winning bid at their reauction, plus an additional penalty of three percent of the lesser of the subsequent winning bid and the Company's bid amount. There can be no assurance that the Company or the License Subsidiaries will be able to meet their obligations under the Government Financing or that in the event of a failure to meet such obligations, the FCC will not require immediate repayment of amounts due under the Government Financing or revoke the Company's PCS licenses. In either such event the Company or the License Subsidiaries may be unable to meet their obligations to other creditors, including Lucent and the holders of the Senior Discount Notes.

  In connection with serving as the obligor on the payments to be made for the C-Block PCS license it holds, each License Subsidiary must execute a note to the United States Treasury Department documenting such License Subsidiary's payment obligations and a security agreement creating a first priority security interest in favor of the FCC in the license (and the proceeds of any sale thereof) in the event of a default. The security agreement permits the License Subsidiary to grant a subordinated security interest in the license to a third party.

  In addition, if the Government Financing were reflected at its aggregate total face value of $954 million, the Company's pro forma total debt (as adjusted for the Offerings) may exceed the total "enterprise value" of the Company implied by the initial public offering price of the Class C Common Stock (as determined by adding the market value of the Common Stock, the estimated fair market value of the Government Financing and the gross proceeds from the Unit Offering). The estimated fair market value of the Government Financing is based on an estimated fair market borrowing rate of 14%, as estimated by management. If a different fair market borrowing rate were used to estimate the fair market value of the Government Financing, the allocation of the Company's "enterprise value" between the Government Financing and the Common Stock would be correspondingly affected. See "--Ability to Service Debt; Substantial Leverage; Restrictive Covenants," "--Ability to Service Debt," "-- Government Regulation" and "Legislation and Government Regulation."

 Lucent Financing

  The Company has received a commitment from Lucent to provide vendor financing of up to $300 million of senior secured loans (the "Lucent Financing") for the purchase of infrastructure equipment and certain related network buildout costs. The Lucent Financing is subject to the parties negotiating and executing the Lucent Financing Agreement in definitive form and the satisfaction of certain other contingencies. The Lucent Financing provides for an initial tranche of $200 million with an eight-year term and a subsequent tranche of $100 million to be available commencing January 1, 1998 with a seven-year term, with undrawn availability under both tranches terminating on December 31, 1999. All principal amounts loaned under the Lucent Financing would be repayable in equal quarterly installments commencing March 31, 2001 and ending December 31, 2004. GWI PCS, Inc. will be the borrower under the Lucent Financing. The Company and all other subsidiaries are required to guaranty the obligations of GWI PCS, Inc. under the Lucent Financing.

  Under the Lucent Financing Agreement, the availability of each of Tranche A and Tranche B would be conditioned upon satisfaction of certain minimum financing requirements, which will be met upon completion of the Offerings. The availability of Tranche B would also be subject to (1) the Company's PCS networks (excluding that of the Chico market) providing service to geographical areas with at least 14 million POPs and (2) the Company having secured 20,000 subscribers (excluding those from the Chico market). There can be no assurance that the Company and Lucent will successfully negotiate and enter into definitive agreements. Even if such agreements are entered into, there can be no assurance that any of the conditions precedent, including the buildout and minimum subscriber requirements applicable to Tranche B, will be satisfied or waived. The inability of the Company to access such funds would likely have a material adverse effect on the Company, and there can be no assurance that the Company will be able to obtain replacement financing from other sources.

  Loans under the Lucent Financing will be secured by a perfected first priority lien on all the assets of GWI PCS, Inc. and its subsidiaries, including the stock of GWI PCS, Inc. held by the Company and the stock of all other subsidiaries, all investments or loans to GWI PCS, Inc., as well all FCC licenses held by the subsidiaries of the Company (to the extent permitted under applicable law and subject to the terms and conditions under which such FCC licenses were granted and any prior lien securing deferred payments due to the United States under the Government Financing). The FCC license and the assets related to the Chico BTA are excluded from security interest to be granted to Lucent to the extent Lucent does not provide any equipment or services in connection with the buildout of the Chico BTA.

  Proceeds from the Lucent Financing may only be used to pay (i) Lucent under the Lucent Purchase Agreement or (ii) third parties for up to $35 million of equipment purchases as directed by Lucent under the Lucent Equipment Agreement.

  Loans under the Lucent Financing will bear interest at a rate per annum equal to either (i) LIBOR plus an applicable margin or (ii) a Base Rate plus an applicable margin. The Base Rate is the higher of (a) the prime rate as publicly announced by one or more commercial banks to be determined and (b) the federal funds rate plus 0.5%. The Lucent Financing also requires the payment of certain commitment, arrangement and administrative agent fees. Certain prepayment fees will be assessed for prepayments made prior to certain amortization repayment dates. Such prepayment fees shall not apply if Lucent or another party that does not typically receive prepayment fees in the normal course of business is the holder of the Lucent Financing at the time of prepayment. GWI PCS, Inc. will be required to make mandatory prepayments of 100% of the net proceeds of any sale or other disposition of the assets of any of its subsidiaries that are not reinvested within 180 days or 50% of certain excess cashflow.

  As part of its fees, Lucent will receive warrants ("Lucent Warrants") to purchase Class C Common Stock or such other equity securities that may be issued in connection with the Company's equity financings that satisfy the minimum equity financing required to draw upon Tranche A ("Tranche A Required Equity Offerings"). The Lucent Warrants will have an exercise price equal to the initial public offering price under the Stock Offering or such other price of the equity securities issued in the Tranche A Required Equity Offerings. The total number of shares purchasable under the Lucent Warrants will equal $6 million divided by the exercise price of the Warrants. Lucent will also receive registration rights substantially similar to those granted to the Company's current stockholders.

  The Lucent Financing will contain a number of significant covenants that, among other things, limit the ability of GWI PCS, Inc. and its subsidiaries to incur additional indebtedness (beyond specified amounts), create liens and other encumbrances (except specified liens), make guarantee obligations, merge or consolidate with another entity, sell or otherwise dispose of assets, declare dividends, make distributions to stockholders and repurchases of equity, make investments, loans and advances, its business line, prepay its indebtedness and amending other material agreements. In addition, the Lucent Financing is expected to require the maintenance of certain specified financial and operating covenants, including, without limitation, ratios of total debt to total capitalization, total debt to EBITDA, EBITDA to interest expense and capital expenditure limitations.

  The Lucent Financing will contain representations, warranties, covenants, conditions and events of default customary for such senior credit facilities of similar size and nature.

  There can be no assurance that the Company and Lucent will negotiate and enter into definitive agreements. Even if such agreements are entered into, there can be no assurance that any of the conditions precedent, including the minimum capital or build-out requirements, will be satisfied or waived. The inability of the Company to access such funds would likely have a material adverse effect on the Company, and there can be no assurance that the Company will be able to obtain replacement financing from other sources. See "Risk Factors--Ability to Service Debt; Substantial Leverage; Restrictive Covenants" and "--Significant Capital Requirements; Financing Risks."

 Senior Discount Notes

  Concurrently with the Stock Offering and pursuant to a separate prospectus
the Company will make a public offering of    Units, each consisting of $1,000
principal amount of Senior Discount Notes which will mature on      , 2007 and
   Warrants to purchase    shares of Class C Common Stock, sufficient to
generate approximately $220 million in gross proceeds to the Company. The Senior Discount Notes will be issued pursuant to the Indenture related to the
Senior Discount Notes. From and after     , 2001, interest on the Senior
Discount Notes will accrue from     , 2001 or from the most recent interest
payment date to which interest has been paid or provided for, payable semiannually. The Senior Discount Notes are redeemable at the Company's option
after      , 2001 and prior thereto under certain circumstances. See "Use of
Proceeds."

  The Senior Discount Notes will rank pari passu in right of payment with all existing and future unsecured, unsubordinated indebtedness of the Company and will be senior in right of payment to all existing and future subordinated indebtedness of the Company. The Senior Discount Notes will be effectively subordinated to all liabilities of the Company's subsidiaries, including trade payables and indebtedness that may be incurred by the Company's subsidiaries under certain vendor financing arrangements.

  The Indenture relating to the Senior Discount Notes contains covenants with respect to among other things incurrence of indebtedness, restricted payments, consensual limitations on distributions and transfers, issuance of guarantees by subsidiaries, transactions with stockholders and affiliates, liens and asset dispositions.

  The closing of the Unit Offering and the closing of the Stock Offering are each conditioned upon the closing of the other.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Stock Offering, there has been no market for the Class C Common Stock of the Company. Therefore, future sales of substantial amounts of Class C Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after the Stock Offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Class C Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of the Stock Offering and the Hyundai Stock Purchase, the
Company will have outstanding an aggregate of       shares of Common Stock. Of
these outstanding shares of Common Stock, the     shares of Class C Common
Stock sold in the Stock Offering will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by an "affiliate" of the Company, as that term is defined in Rule 144 under the Securities Act (an "Affiliate"). The remaining 12,147,140 shares of Common Stock, consisting of 30 shares of Class A Common Stock and 12,147,110 shares of Class C Common Stock, are "restricted securities" as that term is defined in Rule 144 under the Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Section 4(1) or Rules 144, 144(k), 145 or 701 promulgated under the Securities Act, which are summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Class C Common Stock.

  All holders of Common Stock and options to purchase Common Stock have agreed pursuant to certain "lock-up" agreements that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of Class C Common Stock owned by them or that could be purchased by them through the exercise of options to purchase Class C Common Stock of the Company for a period of 180 days after the effective date of this offering without the prior written consent of Bear, Stearns & Co. Inc. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Section 4(1) or Rules 144, 144(k), 145 and 701, shares subject to lock-up agreements will not be saleable until the agreements expire. The number of outstanding shares that will be available for sale in the public market, after giving effect to lock-up agreements, will be as follows: (i) no shares of Class C Common Stock will be eligible for sale as of the Effective Date and (ii) 569,720 shares of Class C Common Stock will be eligible for sale beginning 180 days after the Effective Date, subject in some cases to certain volume and other limitations. The 11,577,420 remaining Restricted Shares will not be eligible for sale pursuant to Rule 144 until the expiration of their two-year holding periods.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Class C Common Stock then outstanding; or (ii) the average weekly trading volume of the Class C Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice and broker/dealer requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  In addition, any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits an Affiliate to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares. The Company's 1995 Stock Option Plan and 1996 Stock Option Plan require that the holders of shares issued upon exercise of options under such plan will not offer, sell, contract to sell or grant any option to sell or grant any option to purchase or otherwise dispose of the shares of Class C Common Stock owned by them for a period of 180 days after the effective date of this offering.

  The Company has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Class C Common Stock or any securities convertible into or exercisable or exchangeable for Class C Common Stock or any rights to acquire Class C Common Stock for a period 180 days after the date of this Prospectus, without the prior written consent of the Representatives of the Underwriters, subject to certain limited exceptions.

  The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issued or issuable pursuant to the Company's 1995 Stock Option Plan, Class C Common Stock issuable pursuant to the Company's Employee Stock Purchase Plan and Common Stock issuable pursuant to the 1996 Stock Option Plan. See "Management--1995 Stock Option Plan," "-- 1996 Stock Option Plan" and "--Employee Stock Purchase Plan." Accordingly, shares registered under such registration statements will, subject to Rule 144 volume limitations applicable to an Affiliate and the lapsing of the Company's repurchase options, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with the Company or the contractual restrictions described above. As of November 30, 1996, options to purchase a total of 2,093,310 shares of Class C Common Stock were outstanding (although all of the shares issuable upon exercise of such options will be subject to lock-up restrictions on sale for 180 days after the
Effective Date) and     shares were reserved for future issuance under the
stock plans.

                                 UNDERWRITING

  The Underwriters named below, for whom Bear, Stearns & Co. Inc., Lehman Brothers Inc., Salomon Brothers Inc and J.P. Morgan Securities Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the form of which is filed as an exhibit to the Registration Statement, of which this Prospectus is a part), to purchase from the Company the aggregate number of shares of Class C Common Stock set forth opposite their names:

                                                                       NUMBER
        UNDERWRITERS                                                  OF SHARES
        ------------                                                  ---------
     Bear, Stearns & Co. Inc.........................................
     Lehman Brothers Inc.............................................
     Salomon Brothers Inc............................................
     J.P. Morgan Securities Inc......................................
                                                                         ---
         Total.......................................................
                                                                         ===

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that, if any of the foregoing shares of Class C Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares must be so purchased. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company has advised that the Underwriters propose to offer the shares of Class C Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the Underwriters) at such public offering price less a
concession not to exceed $   per share. The selected dealers may re-allow a
concession to certain other dealers not to exceed $    per share. After the
initial offering to the public, the concession to selected dealers and the re-allowance to other dealers may be changed by the Representatives.

  The Company has granted to the Underwriters an option, exercisable within 30
days of the date hereof, to purchase up to an aggregate of      additional
shares of Class C Common Stock at the public price to the public less underwriting discounts and commissions set forth on the cover page of this Prospectus, for the purpose of covering over-allotments, if any. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of additional shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

  In connection with the Offering, the Company, its directors and executive officers have agreed that they will not sell, contract to sell or otherwise dispose of any shares of Class C Common Stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of the Underwriters, except for the shares offered hereby.

  Bear, Stearns & Co. Inc. acted as the placement agent in connection with the private placements of the Company's equity and debt securities that closed in 1995 and 1996. In addition, Bear, Stearns & Co. Inc. has from time to time, provided, and may in the future provide, financial advisory services to the Company for which it has received, and may in the future receive, customary compensation.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Class C Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Federal communications matters will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, Washington, D.C. Certain legal matters in connection with the Stock Offering will be passed upon for the Underwriters by Latham & Watkins, Washington, D.C.

                                    EXPERTS

  The Consolidated Financial Statements of the Company at December 31, 1994 and 1995 and for the period from inception (June 24, 1994) to December 31, 1994, the year ended December 31, 1995, and the period from inception (June 24, 1994) to December 31, 1995 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Class C Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and such Class C Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Securities and Exchange Commission.

  The Company intends to furnish its stockholders annual reports containing consolidated financial statements examined and reported on by its independent auditors and quarterly reports containing unaudited consolidated financial information for the first three quarters of each year.

                                   GLOSSARY

1996 Act.....................  Telecommunications Act of 1996.

AIN..........................  Advanced Intelligent Network. The means by which a telecommunications network will provide call control. Database structure and signal transfer points facilitate call management maintenance and control.

Analog.......................  A method of storing, processing and transmitting information through the use of a continuous (rather than pulsed or digital) electrical signal that varies in amplitude or frequency.

Applicant....................  An "applicant" generally refers to an entity that submits an application to the FCC for a license and also generally includes parties to the application, including holders of partnership and other ownership interests and any stock interest amounting to 5 percent or more of the equity, outstanding stock, or outstanding voting stock of such an entity, and all officers and directors of that entity.

ARPU.........................  Average Revenue Per Unit.

Base Station.................  Transmitter, receiver, signaling and related equipment located at each cell site.

Broadband PCS................  An allocation of 120 MHz spectrum at 2 GHz authorized for advanced wireless communications services, including voice, data, paging, facsimile and other innovative broadband applications.

BTA..........................  Basic Trading Area, as set forth in the Rand
                               McNally Commercial Atlas & Marketing Guide
                               (123d ed. 1992).

C-Block Auction..............  The FCC Auction of 493 30 MHz BTA licenses, restricted to entities meeting certain
                               financial and other criteria.

Carrier......................  A third party provider of communications services by wire or radio.

Cellular.....................  The domestic public cellular radio telecommunications service authorized by the
                               FCC in the 824-893 MHz band, in which each of two licenses per market employs 25 MHz of spectrum to provide service to the public. Cellular systems are based on multiple base stations, or "cells," that permit efficient frequency reuse and on software that permits the system to hand mobile calls from cell to cell as subscribers move through the cellular service area.

CDMA.........................  Code Division Multiple Access. One of the three leading PCS and digital cellular technology platforms.

CDPD.........................
                               Cellular Digital Packet Data.

CLEC.........................
                               Competitive Local Exchange Carrier.

CMRS.........................  Commercial Mobile Radio Service. A provider of mobile telecom-munications services that provides communications services (1) to the public (2) for profit, that are
                               (3) interconnected to the public switched telephone network. The FCC has adopted rules to regulate all similarly situated CMRS providers under similar regulations.

Common Carriers..............  Companies which own or operate transmission facilities and offer telecommunication services to the general public on a non-discriminatory basis.

CTIA.........................  The Cellular Telecommunications Industry
                               Association. A trade association in North
                               America comprised primarily of cellular and PCS telephone service providers and some mobile satellite service providers.

Digital......................  A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal. Digital PCS networks will utilize digital transmission.

ESMR.........................  Enhanced Specialized Mobile Radio Service, an
                               SMR service that contemplates expanded digital telephony service offerings to the public in general rather than local dispatch services to specialized business subscribers.

FCC..........................  The Federal Communications Commission.

GHz..........................  Gigahertz. A unit of frequency equal to one billion cycles (or hertz) per second.

GSM..........................  Groupe Speciale Mobile. One of the three leading PCS and digital cellular technology platforms, currently widely deployed in Europe.

Handsets.....................  Portable, fixed, mobile, wireless or transportable devices used for the reception and transmission of voice communications.

IVDS.........................  Interactive video and data service.

IXC..........................  Interexchange Carrier.

LATA.........................  Local Access and Transport Areas.

LEC..........................  Local Exchange Carrier.

LMDS.........................  Local Multipoint Distribution Service.

MHz..........................  Megahertz. A unit of frequency equal to one million cycles (or hertz) per second.

MSS..........................
                               Mobile Satellite Service.

MTA..........................
                               Major Trading Area, as set forth in the Rand
                               McNally Commercial Atlas & Marketing Guide
                               (123d ed. 1992).

PCS..........................  Personal Communications Services.

POPs.........................  Persons in the U.S. population based upon the
                               1995 PCS Atlas & Databook, Paul Kagan
                               Associates, Inc., unless stated otherwise.

PSAP.........................
                               Public Safety Answering Point.

RBOC.........................  Regional Bell Operating Company.

RF...........................  Radio Frequency.

Roaming......................  A service offered by wireless communications network carriers which allows subscribers to use their radio or phone while outside their carrier's service area. Roaming usually entails an agreement between participating carriers.

SMR..........................
                               Specialized Mobile Radio, a two-way mobile radio telephone system used traditionally mostly for local dispatch services.

Soft Hand-Off................  Cell transfer method which establishes a new cell communications channel prior to
                               disconnecting the existing cell channel.

Spectrum.....................
                               The electromagnetic radio spectrum. The FCC grants authorizations and licenses to private and governmental entities to use specified portions under certain conditions.

TDMA.........................  Time Division Multiple Access. One of the three leading PCS and digital cellular technology platforms.

WCS..........................  Wireless Communications Services.

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                                     INDEX

                                                                           PAGE
                                                                           ----
Report of Independent Public Accountants.................................  F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and Septem-
 ber 30, 1996 (unaudited)................................................  F-3
Consolidated Statements of Operations for the period from inception (June
 24, 1994) to December 31, 1994, the year ended December 31, 1995, the period from inception (June 24, 1994) to December 31, 1995, and for the nine months ended September 30, 1995 and 1996 (unaudited)...............  F-4
Consolidated Statements of Stockholders' Equity for the period from in-
 ception (June 24, 1994) to
 December 31, 1994, the year ended December 31, 1995, and the nine months ended September 30, 1996 (unaudited)....................................  F-5
Consolidated Statements of Cash Flows for the period from inception (June
 24, 1994) to December 31, 1994, the year ended December 31, 1995, the period from inception (June 24, 1994) to December 31, 1995, and for the nine months ended September 30, 1995 and 1996 (unaudited)...............  F-6
Notes to Consolidated Financial Statements...............................  F-7

After the 10 for 1 stock split discussed in Note 11 to the Company's Consolidated Financial Statements is effected, we expect to be in a position to render the following audit report.

                                          Arthur Andersen LLP

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of

General Wireless, Inc.:

  We have audited the accompanying consolidated balance sheets of General Wireless, Inc. (a Delaware corporation in the development stage) and subsidiary (the "Company") as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (June 24, 1994) to December 31, 1994, for the year ended December 31, 1995, and for the period from inception (June 24, 1994) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of General Wireless, Inc. and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the period from inception (June 24, 1994) to December 31, 1994, for the year ended December 31, 1995, and for the period from inception (June 24, 1994) to December 31, 1995, in conformity with generally accepted accounting principles.

Dallas, Texas,

April 26, 1996 (except with
 respect to the matters
 discussed in Note 10, as to
 which the date is May 20, 1996,
 Note 11, as to which the date
 is December 6, 1996, and Note
 12, as to which the date is
      , 1996)

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                          CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                  DECEMBER 31,
                                                 ---------------
                                                                  SEPTEMBER 30,
                                                  1994    1995        1996
                     ASSETS                      ------  -------  -------------
                                                                   (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents..................... $  918  $ 2,688     $ 6,569
  Prepaid expenses..............................    --       --           34
                                                 ------  -------     -------
    Total current assets........................    918    2,688       6,603
                                                 ------  -------     -------
OFFICE EQUIPMENT, net...........................     19       23          48
OTHER ASSETS
  PCS license deposits..........................    --    53,982      52,983
                                                 ------  -------     -------
    Total other assets..........................    --    53,982      52,983
                                                 ------  -------     -------
    Total assets................................ $  937  $56,693     $59,634
                                                 ======  =======     =======
      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses......... $   69  $    81     $   405
  Accrued offering costs........................    --     1,635       1,650
                                                 ------  -------     -------
    Total current liabilities...................     69    1,716       2,055
                                                 ------  -------     -------
STOCKHOLDERS' EQUITY:
  Convertible preferred stock, par value $.0001,
   per share, 10,000,000 shares authorized--
    Series A, 102,500 shares authorized, issued,
     and outstanding, with aggregate liquidation
     preference of $933,800 at December 31,
     1994; none authorized or outstanding at
     December 31, 1995, and September 30, 1996..    --       --          --
    Series B, 205,000 shares authorized, issued,
     and outstanding, with aggregate liquidation
     preference of $1,867,040 at December 31,
     1994; none authorized or outstanding at
     December 31, 1995, and September 30, 1996..    --       --          --
  Common stock, par value $.0001 per share;
   20,000,000 shares authorized 1,030,000 shares
   issued and outstanding at December 31, 1994..    --       --          --
  Common stock, par value $.0001 per share--
    Class A, 50 shares authorized, 30 shares
     issued and outstanding at December 31,
     1995, and September 30, 1996...............    --       --          --
    Class B, 10,000,000 shares authorized,
     1,054,720 shares issued and outstanding at
     December 31, 1995, and September 30, 1996..    --       --          --
    Class C, 39,999,950 shares authorized,
     5,563,330 and 6,092,390 shares issued and
     outstanding at December 31, 1995, and
     September 30, 1996, respectively...........    --         1           1
Additional paid-in capital......................  1,864   59,032      63,316
Less--Subscriptions receivable..................   (563)  (2,879)     (3,336)
Losses accumulated during the development
 stage..........................................   (433)  (1,177)     (2,402)
                                                 ------  -------     -------
    Total stockholders' equity..................    868   54,977      57,579
                                                 ------  -------     -------
      Total liabilities and stockholders' equi-
       ty....................................... $  937  $56,693     $59,634
                                                 ======  =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                             PERIOD FROM                     PERIOD FROM      NINE MONTHS
                              INCEPTION                       INCEPTION          ENDED
                          (JUNE 24, 1994) TO  YEAR ENDED  (JUNE 24, 1994) TO SEPTEMBER 30,
                             DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    --------------
                                 1994            1995            1995        1995    1996
                          ------------------ ------------ ------------------ -----  -------
                                                                              (UNAUDITED)
REVENUES................        $ --            $ --           $   --        $ --   $   --
                                -----           -----          -------       -----  -------
OPERATING EXPENSES:
  General and adminis-
   trative..............          448             791            1,239         540    1,342
                                -----           -----          -------       -----  -------
    Total operating ex-
     penses.............          448             791            1,239         540    1,342
                                -----           -----          -------       -----  -------
LOSS FROM OPERATIONS....          448             791            1,239         540    1,342
OTHER INCOME:
  Interest income.......          (18)            (54)             (72)        (33)    (152)
                                -----           -----          -------       -----  -------
    Total other income..          (18)            (54)             (72)        (33)    (152)
                                -----           -----          -------       -----  -------
NET LOSS BEFORE INCOME
 TAXES..................         (430)           (737)          (1,167)       (507)  (1,190)
                                -----           -----          -------       -----  -------
PROVISION FOR INCOME
 TAXES..................            3               7               10           5       35
                                -----           -----          -------       -----  -------
NET LOSS................        $(433)          $(744)         $(1,177)      $(512) $(1,225)
                                =====           =====          =======       =====  =======
NET LOSS PER SHARE--
  Primary and Fully Di-
   luted................
WEIGHTED AVERAGE NUMBER
 OF SHARES OUTSTANDING--
  Primary and Fully Di-
   luted................

   The accompanying notes are an integral part of these financial statements.

                   GENERAL WIRELESS, INC. AND SUBSIDIARY

                 (A CORPORATION IN THE DEVELOPMENT STAGE)

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

           (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

                            CONVERTIBLE
                          PREFERRED STOCK    COMMON STOCK                                LOANS
                          ---------------- -----------------                          ACCUMULATED
                           NUMBER                            ADDITIONAL               DURING THE
                             OF            NUMBER OF          PAID-IN   SUBSCRIPTIONS DEVELOPMENT
                           SHARES   AMOUNT  SHARES    AMOUNT  CAPITAL    RECEIVABLE      STAGE     TOTAL
                          --------  ------ ---------  ------ ---------- ------------- ----------- -------
BALANCE June 24, 1994
 (date of inception)....       --    $--         --    $--    $   --       $   --       $   --    $   --
 Issuance of common
  stock at $.04 per
  share on July 18,
  1994..................       --     --   1,030,000    --         41          --           --         41
 Issuance of Series A
  Preferred Stock at
  $6.67 per share on
  July 18, 1994, net of
  issuance costs........   102,500    --         --     --        680         (184)         --        496
 Issuance of Series B
  Preferred Stock at
  $6.67 per share on
  September 30, 1994,
  net of issuance
  costs.................   205,000    --         --     --      1,360         (367)         --        993
 Accrued interest on
  subscriptions
  receivable............       --     --         --     --         12          (12)         --        --
 Costs incurred to raise
  additional capital....       --     --         --     --       (229)         --           --       (229)
 Net loss...............       --     --         --     --        --           --          (433)     (433)
                          --------   ----  ---------   ----   -------      -------      -------   -------
BALANCE December 31,
 1994...................   307,500    --   1,030,000    --      1,864         (563)        (433)      868
 Issuance of common
  stock at $.04 per
  share on June 2,
  1995..................       --     --      75,000    --          3          --           --          3
 Issuance of Series A
  Preferred Stock at
  $6.67 per share on
  June 2, 1995..........    37,500    --         --     --        250          --           --        250
 Issuance of Series B
  Preferred Stock at
  $6.67 per share on
  June 2, 1995..........    75,000    --         --     --        500          --           --        500
 Purchase of common
  stock at $.04 per
  share on December 1,
  1995..................       --     --    (780,000)   --        (31)         --           --        (31)
 Purchase of Series A
  Preferred Stock at
  $7.32 per share on
  December 1, 1995......   (25,000)   --         --     --       (183)         183          --        --
 Purchase of Series B
  Preferred Stock at
  $7.22 per share on
  December 1, 1995......   (50,000)   --         --     --       (362)         362          --        --
 Recapitalization.......  (345,000)   --     519,720    --        --           --           --        --
 Issuance of Class A
  Common Stock at $10.00
  per share on December
  1, 1995, net of
  issuance costs........       --     --          30    --        --           --           --        --
 Issuance of Class B
  Common Stock and
  105,000 Class B Common
  Stock Warrants at
  $5.00 per share of
  stock on December 1,
  and December 28, 1995,
  net of issuance
  costs.................       --     --     210,000    --        990          --           --        990
 Issuance of Class C
  Common Stock and
  2,297,220 Class C
  Common Stock Warrants
  at $10.00 per share of
  stock on December 1
  and December 28, 1995,
  net of issuance
  costs ................       --     --   5,563,330      1    52,195       (2,809)         --     49,387
 Issuance of Class C
  Common Stock
  Warrants..............       --     --         --     --      3,754          --           --      3,754
 Accrued interest on
  subscriptions
  receivable............       --     --         --     --         52          (52)         --        --
 Net loss...............       --     --         --     --        --           --          (744)     (744)
                          --------   ----  ---------   ----   -------      -------      -------   -------
BALANCE December 31,
 1995...................       --     --   6,618,080      1    59,032       (2,879)      (1,177)   54,977
 Issuance of Class C
  Common Stock and
  264,530 Class C Common
  Stock Warrants at
  $10.00 per share of
  stock, net of issuance
  costs.................       --     --     529,060    --      4,118         (291)         --      3,827
 Accrued interest on
  subscriptions
  receivable............       --     --         --     --        166         (166)         --        --
 Net loss...............       --     --         --     --        --           --        (1,225)   (1,225)
                          --------   ----  ---------   ----   -------      -------      -------   -------
BALANCE, September 30,
 1996 (unaudited).......       --    $--   7,147,140   $  1   $63,316      $(3,336)     $(2,402)  $57,579
                          ========   ====  =========   ====   =======      =======      =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                            PERIOD FROM                     PERIOD FROM      NINE MONTHS
                             INCEPTION                       INCEPTION          ENDED
                         (JUNE 24, 1994) TO  YEAR ENDED  (JUNE 24, 1994) TO SEPTEMBER 30,
                            DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    -------------
                                1994            1995            1995        1995    1996
                         ------------------ ------------ ------------------ ----    ----
                                                                             (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss...............       $ (433)        $   (744)       $ (1,177)     $(512) $(1,225)
 Adjustments to
  reconcile net loss to
  net cash used by
  operating activities--
  Depreciation..........            2                8              10          8       14
  Changes in assets and
   liabilities--
   Prepaid expenses.....          --               --              --         --       (34)
   Accounts payable and
    accrued expenses....           69              250             319        (11)     324
                               ------         --------        --------      -----  -------
   Net cash used in
    operating
    activities..........         (362)            (486)           (848)      (515)    (921)
                               ------         --------        --------      -----  -------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Payment for PCS license
  deposits..............          --           (53,982)        (53,982)       --       999
 Purchase of office
  equipment.............          (21)             (12)            (33)       (11)     (39)
                               ------         --------        --------      -----  -------
   Net cash provided by
    (used in) investing
    activities..........          (21)         (53,994)        (54,015)       (11)     960
                               ------         --------        --------      -----  -------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from sale of
  common stock..........           41           51,452          51,493          3    4,437
 Proceeds from issuance
  of warrants...........          --             3,850           3,850        --       --
 Proceeds from sale of
  preferred stock.......        1,489              750           2,239        750      --
 Payment for repurchase
  of common stock.......          --               (31)            (31)       --       --
 Costs incurred to raise
  additional capital....         (229)             229             --        (165)    (595)
                               ------         --------        --------      -----  -------
   Net cash provided by
    financing
    activities..........        1,301           56,250          57,551        588    3,842
                               ------         --------        --------      -----  -------
INCREASE IN CASH AND
 CASH EQUIVALENTS.......          918            1,770           2,688         62    3,881
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............          --               918             --         918    2,688
                               ------         --------        --------      -----  -------
CASH AND CASH
 EQUIVALENTS, end of
 period.................       $  918         $  2,688        $  2,688      $ 980  $ 6,569
                               ======         ========        ========      =====  =======
SUPPLEMENTAL CASH FLOW
 DISCLOSURES:
 Cash paid for
  interest..............       $  --          $    --         $    --       $ --   $   --
                               ======         ========        ========      =====  =======
 Cash paid for income
  taxes.................       $  --          $      3        $      3      $   2  $     7
                               ======         ========        ========      =====  =======

   The accompanying notes are an integral part of these financial statements.

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL:

  General Wireless, Inc. was incorporated on June 24, 1994, as a Delaware corporation for the purpose of securing broadband Personal Communications Services ("PCS") licenses and becoming a leading provider of affordable wireless communications services. The consolidated financial statements include the accounts of General Wireless, Inc. and its wholly owned subsidiary GWI PCS, Inc., which was formed to hold any PCS licenses secured. GWI PCS, Inc., currently has no assets or operations of its own. General Wireless, Inc. and its subsidiary are herein referred to as the Company. The Company is in the development stage and, to date, has devoted substantially all of its efforts to developing its business strategy, raising capital, and securing PCS licenses. Accordingly, the Company has recognized no operating revenues and has incurred, and continues to incur, monthly operating losses and operating cash flow deficits.

  The Company is attempting to secure PCS licenses in densely populated urban markets with high population growth rates as well as other desirable demographic characteristics, such as favorable business climates, high median household income levels, and long commute times. The Federal Communications Commission (FCC) is offering PCS licenses through a competitive bidding process (the "FCC Auction"). Winning bidders are subject to FCC approval and continuing FCC regulations. Management can provide no assurance that the Company will obtain PCS licenses in its target markets (see Note 7). In addition, management can provide no assurance that the Company will be able to successfully finance and build out the wireless communications infrastructure needed to provide service, generate cash sufficient to service anticipated debt requirements, successfully market its product, or operate at a profit.

 Unaudited Update (Assumes grant of the FCC licenses, which, as of the date of this filing have not been granted).

  The Company submitted winning bids totaling $1,059,658,000 on licenses covering 14 Basic Trading Areas in the FCC Auction which ended May 6, 1996
(see Note 10). On     , 199 , the FCC conditionally granted the licenses to
the Company after dismissing an informal objection that had been filed. Final
license grant is expected on     , 1997, however, there can be no assurance
that the grant of the licenses will not continue to be appealed.

  In connection with the close of the auction, the Company paid $52,983,000 as an up front payment on the licenses. In addition, subsequent to the grant of the licenses, the Company received proceeds of $50 million as a loan from Hyundai Electronics America (see Note 9) and made another up front payment of $52,983,000. The Company expects to execute a note and security agreement with the United States Treasury Department for the remaining $953,692,000 due on the licenses (the "Government Debt"). The Government Debt bears interest at 6.5% per annum with quarterly interest payments of interest only due for the first six years of the license term and quarterly payments of principal and interest due over the remaining four years of the license term.

  On December 16, 1996, the Company announced it had signed a commitment letter with Lucent Technologies, Inc. ("Lucent") to supply infrastructure equipment to the Company and build the Company's PCS network. In connection therewith, Lucent has committed to provide up to $300 million of senior secured financing for the purchase of infrastructure and certain related network buildout costs (see Note 11).

  The Company recently reorganized forming subsidiaries to hold each of the 14 licenses and forming various additional subsidiaries which will be the Company's primary operating companies.

2. CAPITALIZATION:

 Preferred Stock

  On July 25, 1995, the Company effected a reverse stock split of 1 to 10 for Series A Preferred Stock and 1 to 4 for Series B Preferred Stock. The financial statements and accompanying notes thereto give retroactive effect to the reverse stock split as though it had occurred at the beginning of all periods presented.

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  On July 18, 1994, 102,500 shares of Series A Preferred Stock were issued at $6.67 per share for $500,250 in cash and $183,425 in subscriptions receivable (see Note 3) from certain officers and employees, less issuance costs of $3,573. On September 30, 1994, 205,000 shares of Series B Preferred Stock were issued at $6.67 per share for $1,000,200 in cash and $366,740 in subscriptions receivable (see Note 3) from certain officers and employees, less issuance costs of $7,157.

  On June 2, 1995, 37,500 shares of Series A Preferred Stock were issued at $6.67 per share for $250,125 in cash and 75,000 shares of Series B Preferred Stock were issued at $6.67 per share for $500,100 in cash.

  On December 1, 1995, in connection with a recapitalization (see below), the Company repurchased 25,000 shares of Series A Preferred Stock for $7.32 and 50,000 shares of Series B Preferred Stock for $7.22 from an officer of the Company. The officer used the proceeds of such repurchase to repay subscription notes receivable. Also, on December 1, 1995, all outstanding preferred stock was converted to Class B Common Stock. As of December 31, 1995, no shares of preferred stock were authorized or outstanding.

 Common Stock

  As of December 31, 1994, the Company had authorized 20,000,000 shares of $0.0001 par value common stock. On July 18, 1994, 1,030,000 shares of common stock were issued at $0.04 per share for $41,200 in cash. On June 2, 1995, 75,000 shares of common stock were issued at $0.04 per share for $3,000 in cash. On December 1, 1995, in connection with a recapitalization (see below), the Company repurchased 780,000 shares of common stock from an officer at $0.04 per share for $31,200.

  On December 1, 1995, in connection with a recapitalization (see below), all outstanding common stock was converted to Class B Common Stock. At December 31, 1995, the Company has authorized 50,000,000 shares of $0.0001 par value common stock, of which 50 shares are designated as Class A Common Stock, 10,000,000 shares are designated Class B Common Stock and 39,999,950 shares are designated as Class C Common Stock. The Company has reserved 1,957,390 shares of Class B Common Stock for issuance under the Company's stock option plan (see Note 6).

  Recapitalization--On December 1, 1995, the Company effected a recapitalization (the "Recapitalization") in order to enable it to raise additional equity financing yet remain in compliance with certain FCC ownership restrictions applicable to the Company. Pursuant to the Recapitalization, 115,000 shares of then outstanding Series A Preferred Stock were converted to 280,050 shares of Class B Common Stock, 230,000 shares of then outstanding Series B Preferred Stock were converted to 559,920 shares of Class B Common Stock, and 325,000 shares of outstanding common stock were converted to 4,750 shares of Class B Common Stock. In order to effect the Recapitalization, the Company issued warrants to purchase 575,000 shares of Class C Common Stock at $10.00 per share to an existing investor.

  In December 1995, the Company issued an aggregate of 210,000 shares of Class B Common Stock and warrants to purchase 105,000 shares of Class B Common Stock (the "Class B Warrants") for an aggregate of $1,050,000 in cash, less issuance costs of $59,903. The warrants to purchase Class B Common Stock are exercisable at a price of $5.00 per share. Also, in December 1995, the Company issued an aggregate of 5,563,330 shares of Class C Common Stock and warrants to purchase 2,297,220 shares of Class C Common Stock (the "Class C Warrants") for an aggregate of $55,633,300 consisting of $52,823,925 in cash and $2,809,375 in subscriptions receivable (see Note 3), less issuance costs of $3,436,961. The Class C Warrants are exercisable at a price of $10.00 per share. On December 1, 1995, the Company sold warrants to purchase 400,000 shares and 200,000 shares of Class C Common Stock, exercisable at prices of $.001 and $10.00 per share, respectively, for

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

an aggregate of $4,000,000, less issuance costs of $246,102. Also on December 1, 1995, the Company issued to a consultant warrants to purchase 50,000 shares of Class C Common Stock, exercisable at a price of $10.00 per share in exchange for consultation and assistance on the Recapitalization.

  Redemption--If, at any time, ownership of shares of Class C Common Stock by a holder would cause the Company to violate any FCC ownership requirements or restrictions, the Company may, at the option of the Board of Directors, redeem a number of shares of Class C Common Stock sufficient to eliminate such violation.

  Conversion Rights--Each share of Class A and B Common Stock shall automatically be converted into one share of Class C Common Stock upon the tenth anniversary of the date of grant of licenses to the Company by the FCC or such earlier date as may be determined by the Board of Directors. The Board of Directors may approve the conversion of shares of Class B Common Stock into shares of Class C Common Stock at any time following the consummation of an initial public offering of the Company's capital stock.

  Voting Rights--The holders of Class A Common Stock, as a class, shall have the right to (i) vote 50.1% of the Company's voting interests on all matters and (ii) elect four (of seven) members of the Board of Directors. The holders of Class B Common Stock, as a class, shall have no voting rights. The holders of Class C Common Stock, as a class, shall have the right to (i) vote 49.9% of the Company's voting interests on all matters and (ii) elect that remaining number of members of the Board of Directors (collectively, three of seven) as are from time-to-time set forth in the Company's bylaws.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Consolidation

  The accompanying financial statements include the accounts of General Wireless, Inc. and its majority owned subsidiaries. All significant intercompany balances and transactions are eliminated.

 Cash and Cash Equivalents

  For purposes of reporting cash flows, the Company includes as cash and cash equivalents (i) cash on hand, (ii) cash in bank accounts, (iii) investments in money market funds, and (iv) highly liquid investments in debt securities with original maturities of three months or less.

 Office Equipment

  Office equipment is stated at cost and depreciated using the straight-line method over an estimated useful life of three years. Maintenance and repair costs are charged to expense as incurred. Office equipment consisted of the following at December 31, 1994 and 1995 (in thousands):

                                                   DECEMBER 31, DECEMBER 31,
                                                       1994         1995
                                                   ------------ ------------
Office equipment, at cost.........................     $21          $ 33
Less--Accumulated depreciation....................      (2)          (10)
                                                       ---          ----
  Office equipment, net...........................     $19          $ 23
                                                       ===          ====

 PCS License Deposits

  PCS license deposits include deposits made in connection with the FCC Auction. After license grant, such deposits will be included as a cost of the PCS licenses.

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Subscriptions Receivable

  Subscriptions receivable represent promissory notes from certain officers of the Company in connection with the officers' purchases of the Company's capital stock. The Company's capital stock issued in connection with such promissory notes is reported as issued and outstanding in the accompanying financial statements in the amount of the related promissory note plus accrued interest. The promissory notes and related accrued interest receivable are classified as subscriptions receivable and included as a reduction of stockholders' equity in the accompanying financial statements.

  Subscriptions receivable consisted of the following at December 31, 1994 and 1995 (dollars in thousands):

                                                      DECEMBER 31, DECEMBER 31,
                                                          1994         1995
                                                      ------------ ------------
Promissory Notes from officers of the Company bear-
 ing interest at 7% per annum, compounded annually;
 principal and accrued interest due July 18, 1999,
 with accelerated payment required under certain
 conditions; 4,765 and 52,408 shares of stock of an-
 other corporation are pledged to secure certain of
 these notes at December 31, 1995 and 1994, respec-
 tively.............................................      $184        $   18
Promissory Notes from officers of the Company bear-
 ing interest at 7.05% per annum, compounded annual-
 ly; principal and accrued interest due September
 30, 1999, with accelerated payment required under
 certain conditions; 9,526 and 104,784 shares of
 stock of another corporation are pledged to secure
 certain of these notes at December 31, 1995 and
 1994, respectively.................................       367            36
Promissory Note from officer of the Company bearing
 interest at 6.36% per annum, compounded annually;
 principal and accrued interest due November 30,
 2007; 906,250 shares of stock of another corpora-
 tion are pledged to secure this note...............       --          2,809
Accrued interest receivable related to these promis-
 sory notes.........................................        12            16
                                                          ----        ------
  Total subscriptions receivable....................      $563        $2,879
                                                          ====        ======

 Fair Value of Financial Instruments

  Pending use of cash balances for development activities, the Company enters into various short-term financial instruments. The carrying values of the Company's short-term financial instruments, including cash and short-term investments, approximate their fair value.

 Use of Estimates in Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

 Net Loss Per Share

  Net loss per share is based upon the weighted average number of shares outstanding. Weighted average number of shares outstanding includes common shares and common share equivalents and gives effect to the Recapitalization (see Note 2) as if such Recapitalization had occurred at inception (June 24, 1994). Additionally, as required by the Securities and Exchange Commission rules, all warrants, options, and shares issued during the year immediately preceding the initial public offering are assumed to be outstanding for all periods presented.

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 New Accounting Pronouncements

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS No. 121), which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill. This statement becomes effective for the Company in fiscal year 1996. The Company has evaluated the rules set forth in this pronouncement and does not believe that adoption of SFAS No. 121 will have a material effect on its financial position or results of operations.

  In November 1995, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based
Compensation: (SFAS No. 123). This statement becomes effective for the Company in fiscal year 1996. This statement requires companies to provide additional disclosures related to employee stock-based compensation plans, or allows companies to change the accounting for compensation expense associated with its stock-based compensation. The Company expects to maintain its current accounting for stock-based compensation and include the additional disclosures required by SFAS No. 123.

 Interim Financial Presentation

  The accompanying unaudited financial statements have been prepared by the Company in accordance with GAAP for interim financial information and substantially in the form prescribed by the Securities and Exchange Commission. Accordingly, they do not include all of the financial information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1996, are not indicative of the results that may be expected for the year ending December 31, 1996.

4. COMMITMENTS AND CONTINGENCIES:

 Lease Commitments

  The Company has entered into various operating lease agreements for office space and equipment. Future minimum lease obligations related to the Company's operating leases are not material at December 31, 1995. Total rent expense for the period from inception (June 24, 1994) to December 31, 1994, and for the year ended December 31, 1995, was approximately $16,305 and $35,332, respectively.

  Effective December 1995, the Company entered into agreements with Mitsui Comtek and Mitsui & Co. (U.S.A.), Inc. (together "Mitsui") pursuant to which
(i) Mitsui would act as a procurement consultant to the Company for five years, receiving fees based on the extent of Mitsui's involvement in the negotiation or financing of certain equipment purchases plus an annual retainer fee of $350,000 and (ii) a representative of Mitsui would serve as a purchasing consultant within the Company for five years, receiving an annual fee of $150,000.

5. INCOME TAXES:

  The Company has certain net deferred tax assets related primarily to net losses incurred during the development stage. The Company has recorded a valuation allowance equal to the net deferred tax asset at December 31, 1994 and 1995, due to the uncertainty of future operating results. The valuation allowance will be reduced at such time as management believes it is more likely than not that the related net deferred tax assets will be realized. Any reductions in the valuation allowance will reduce future income tax provisions.

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The Company's significant deferred tax assets and liabilities and the changes in those assets and liabilities, were as follows (in thousands):

                                            DECEMBER 31,         DECEMBER 31,
                                                1994     CHANGE      1995
                                            ------------ ------  ------------
     Start-up costs capitalized for tax
      purposes.............................    $ 146     $ 106      $ 252
     Valuation allowance...................     (146)     (106)      (252)
                                               -----     -----      -----
                                               $ --      $ --       $ --
                                               =====     =====      =====

  Under existing tax law, all expenses incurred by a company prior to the company earning any revenues, are capitalizable for tax purposes. Accordingly, for tax purposes, the Company had taxable income of $17,649 and $45,811 for the years ended December 31, 1994 and 1995, respectively, which represents interest income earned on the Company's cash and cash equivalents, and results in income tax expense of $2,647 and $7,000, respectively.

6. STOCK OPTION PLAN:

  The Company has a stock option plan (the "Plan") under which it grants options to purchase Class B Common Stock. As of December 31, 1995, the maximum number of shares issuable under the Plan may not exceed 1,957,390 shares. The Plan is administered by the Board of Directors. Vesting periods and terms for stock option grants are determined by the plan administrator. No option granted shall have a term in excess of ten years. All options outstanding as of December 31, 1995, were vested. As of December 31, 1995, 1,957,390 shares of Class B Common Stock are reserved for the Plan (see Note 2). The stock option activity was as follows:

                                                        SHARES   PRICE PER SHARE
                                                       --------- ---------------
     Options outstanding at December 31, 1994.........       --         --
       Options granted................................ 1,316,780      $5.00
                                                       ---------
     Options outstanding at December 31, 1995......... 1,316,780      $5.00
                                                       =========

7. UNCERTAINTIES REGARDING FUTURE OPERATIONS:

  The Company's success will be affected by, among other things, the problems, expenses, difficulties, complications, and delays encountered in connection with the formation of any new business, the introduction of a new range of service offerings on a commercial basis, the need for additional equity and debt financing, and the competitive environment in which the Company intends to operate.

  To address these risks, the Company must, among other things, be granted PCS licenses in the FCC Auction (see Notes 1 and 10), obtain substantial additional capital to support the construction and initial operation of its PCS networks and the relocation of incumbent microwave licensees to clear spectrum for its PCS networks (see Notes 11 and 12), establish technical feasibility and acceptance of its products and services, develop a market for its PCS services and exploit that market, respond to competitive and technological developments, and continue to attract, retain, and motivate qualified personnel. Although management believes that the Company will be able to successfully mitigate these risks, management can provide no assurance that the Company will be able to do so or that the Company will ever operate profitably.

  Expenses are expected to exceed revenues in each location in which the Company offers service until a sufficient customer base is established. It is anticipated that this will take a number of years, and positive cash flows from operations are not expected in the near future. Although management believes that the Company will

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

generate cash flows in excess of its start-up costs and the cost of its PCS licenses, management can provide no assurance that the Company will be able to do so.

  PCS licensees are subject to an FCC-mandated minimum build-out schedule which will generate a significant need for additional capital resources for several years after the FCC auctions. The Company will be required to offer service to at least one-third of the population within five years and at least two-thirds of the population within ten years. The Company plans to build out its system to cover over 80% of the population of most major market service areas within five years, which exceeds the FCC-mandated minimum build-out schedule. To provide service within the required time frame, the Company must secure adequate and reliable sources of supply and the requisite financing to provide the funding necessary to build the infrastructure needed to provide services. Although management believes that sufficient sources of capital will be available to the Company to complete its build-out plans, management can provide no assurance that such sources of capital will be available (see Notes 11 and 12).

8. RELATED-PARTY:

  The President and Chief Executive Officer of the Company is a stockholder and member of the Board of Directors of the company from which GWI subleased its office space. The Company paid $10,763 and $22,157 during 1994 and 1995, respectively, pursuant to this lease.

9. HYUNDAI AGREEMENTS:

  On March 15, 1996, the Company and Hyundai Electronics America ("Hyundai") entered into a loan agreement (the "Loan Agreement") pursuant to which Hyundai agreed to loan $50 million to the Company upon the grant of PCS Licenses covering a population of at least 10 million subject to approval of the Korean government. The loan will be used to make the second five percent up front payment to the FCC. Under the Loan Agreement, Hyundai is entitled to designate one person to the Company's board of directors, so long as at least $10 million of the loan amount is outstanding. The Loan Agreement and any promissory note to be issued thereunder contain certain restrictive covenants which will restrict the Company's ability to issue debt senior to the promissory note, make dividends, or create liens. The note term is one year, with a fixed interest rate of 6.5% during the term of the note, increasing to nine percent for any unpaid portion after the maturity date. The Company may elect, with Hyundai's approval, to make payment in the form of Class C Warrants with fair market value (as determined by investment bankers) equal to the prepayment or maturity amount.

  In addition, on March 15, 1996, the Company and Hyundai entered into a Stock Purchase Agreement under which Hyundai agreed to purchase and the Company agreed to sell, subject to FCC restrictions and limitations, up to 5 million units of the Company's securities, each unit consisting of one share of Class C Common Stock and a warrant to purchase 0.05 shares of Class C Common Stock ("Hyundai Units"), at a price of $10.00 per unit. The total number of Hyundai Units saleable under the Stock Purchase Agreement will be determined at the time of closing of the Stock and Note Offerings (see Note 12), but will not be less than three million Hyundai Units (subject to the FCC Compliance Rules).

  The Company has also entered into an Equipment Purchase Agreement which will become effective upon the closing of the Loan Agreement and the Stock Purchase Agreement, respectively. The Equipment Purchase Agreement has a term of 10 years from the date of effectiveness. Under the Equipment Purchase Agreement, the Company agreed to purchase not less than 50% of its infrastructure equipment requirements in product categories where Hyundai and its parent, Hyundai Electronic Industries Co. Ltd. offer products that meet the Company's specifications and are compatible with equipment supplied by the Company's primary vendor (see Note 11). In

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

addition, the Company agreed to purchase not less than 50% of its handset requirements sold through the Company's direct sales channels in handset categories where Hyundai and its Parent offer products that meet the Company's specifications. In addition, the Company also entered into an Employee Training Agreement which will become effective upon the closing of the Loan Agreement and the Stock Purchase Agreement, respectively. Under the Employee Training Agreement, the Company agreed to provide certain training services to employees of Hyundai and its Parent for a period of two years.

10. SUBSEQUENT EVENTS:

  On May 6, 1996, the FCC Auction concluded with the Company submitting winning bids of approximately $1,059,658,000. License grants for which winning bids were submitted are subject to an approval process. Should such approval be granted, the Company will be required to construct a system in each of its markets that offers coverage to at least one-third of the population within five years and at least two-thirds of the population within ten years. As a result of being the winning bidder, the Company's PCS License Deposits were retained by the FCC to cover a five percent up front payment on the licenses. Approximately $999,000, representing deposit amounts in excess of the required five percent up front payment, was returned to the Company by the FCC. The Company will be required to make a second five percent up front payment five business days subsequent to the date of license grant. Management believes that the cash on hand, combined with the proceeds from the Loan Agreement (See
Note 9), will be sufficient to cover the second five percent down payment due. The remaining 90% of the purchase price will be financed by the U.S. government for a 10-year period at a fixed rate of interest equal to the yield on a 10-year U.S. Treasury Note at the date of license grant (the "Government Debt"). Under the terms of the Government Debt, the Company will be required to make installment payments of interest only for the first six years of the license and payments of interest and principal amortized over the remaining four years of the license term. The Company will record the debt at its estimated fair value using a market rate of interest.

  Grant of the licenses by the FCC will subject the Company to certain FCC ownership restrictions. Should the Company fail to qualify under such ownership restrictions, the PCS license may be subject to FCC revocation provisions. Management believes that the Company currently complies and will continue to comply with such restrictions. All licenses granted will expire ten years from the date of grant; however, FCC rules provide for renewal provisions.

  On May 20, 1996, the Company issued an aggregate of 529,060 shares of Class C Common Stock and warrants to purchase 264,530 shares of Class C Common Stock for an aggregate of $5,290,600 consisting of $5,000,000 in cash and $290,600 in subscriptions receivable, less issuance costs of $253,000. The Class C Warrants are exercisable at a price of $10.00 per share.


11. SUBSEQUENT EVENT-VENDOR FINANCING:

  The Company has received a commitment letter from Lucent Technologies, Inc. ("Lucent") to provide up to $300 million of senior secured financing for the purchase of infrastructure and certain related network buildout costs (the "Lucent Financing"). The Lucent Financing provides for an initial $200 million credit facility ("Tranche A") and a subsequent $100 million credit facility ("Tranche B") commencing January 1, 1998. The Lucent Financing will be secured by a perfected first priority lien on substantially all the assets of GWI PCS, Inc. and its subsidiaries, including, to the extent legally available and junior to the interest of the United States government, the PCS licenses granted to the Company. The Company can borrow under the Lucent Financing through December 31, 1999, and must repay the outstanding principal in equal quarterly installments beginning March 31, 2001 through December 31, 2004. The Lucent Financing commitment is contingent upon, among

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

other things, execution of an appropriate agreement for the Lucent Financing, completion of specified minimum levels of private or public securities offerings by the Company, and certain minimum buildout and subscriber base requirements. Loans under the Lucent Financing will bear interest at a variable rate equal to either a) LIBOR plus an applicable margin or b) a base rate (defined as the higher of the prime rate or the federal funds rate plus 0.5%) plus an applicable margin.

  The Lucent Financing requires the Company to pay certain commitment, arrangement, and administrative agent fees to Lucent. As part of its fees, Lucent will receive warrants to purchase Class C Common Stock or such other equity securities that satisfy the specified minimum financing requirements of the Lucent Financing, at an exercise price equal to the price of the applicable offering. The total number of shares subject to purchase under the warrants will be the equivalent of $6 million divided by the exercise price of the warrants. The Lucent Financing will contain a number of significant covenants that limit the ability of the Company to incur additional indebtedness beyond specified amounts, create liens unless as specified, make guarantees, merge or consolidate with another entity, sell or otherwise dispose of assets, and declare dividends, among other things. In addition, the Lucent Financing is expected to require the Company to maintain certain specified financial and operating covenants.

12. SUBSEQUENT EVENT-OFFERINGS AND STOCK SPLIT:

  The Company is currently in the process of an initial public offering of its Class C Common Stock (the "Stock Offering") and a public offering of senior discount notes together with warrants to purchase shares of Class C Common Stock (the "Unit Offering"). The Company plans to use the proceeds of these offerings to finance capital expenditures, to finance debt service on the Government Debt and any other debt incurred, to fund operating losses and working capital requirements, and other general corporate purposes.

  Immediately prior to the effectiveness of the Stock Offering, the Company will effect a 10 for 1 stock split. The historical consolidated financial statements have been adjusted to give retroactive effect to such split.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OF-FERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICI-TATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  10
The Company..............................................................  24
Use of Proceeds..........................................................  25
Dividend Policy..........................................................  25
Dilution.................................................................  26
Capitalization...........................................................  27
Selected Consolidated Financial Data.....................................  28
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  29
The Wireless Communications Industry.....................................  33
Business.................................................................  35
Legislation and Government Regulation....................................  45
Management...............................................................  55
Certain Transactions.....................................................  62
Principal Stockholders...................................................  67
Description of Capital Stock.............................................  72
Description of Certain Indebtedness......................................  76
Shares Eligible for Future Sale..........................................  79
Underwriting.............................................................  81
Legal Matters............................................................  81
Experts..................................................................  82
Additional Information...................................................  82
Glossary.................................................................  83
Index to Financial Statements............................................ F-1

                               ----------------

 UNTIL     (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING
TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             GENERAL WIRELESS, INC.

                                     SHARES OF
                              CLASS C COMMON STOCK

                               ----------------

                                   PROSPECTUS

                               ----------------

                            BEAR, STEARNS & CO. INC.
                                LEHMAN BROTHERS
                              SALOMON BROTHERS INC
                               J.P. MORGAN & CO.


                                      , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Class C Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

      SEC Registration fee............................................. $65,432
      Nasdaq Listing Fee...............................................    *
      NASD fee.........................................................    *
      Printing and engraving...........................................    *
      Legal fees and expenses of the Company...........................    *
      Accounting fees and expenses.....................................    *
      Blue sky fees and expenses.......................................    *
      Transfer agent fees..............................................    *
      Miscellaneous....................................................    *
                                                                        -------
        Total.......................................................... $
                                                                        =======

--------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law, as amended ("Delaware Law"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 102(b)(7) of Delaware Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

  The Registrant's Restated Certificate of Incorporation provides that the Registrant's directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under Delaware Law as in effect at the time such liability is determined. The Registrant has entered into indemnification agreements with all of its officers and directors, as permitted by Delaware Law. Reference is also made to Section 6 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  (a) Since inception, the Registrant has issued and sold the following securities (as adjusted to reflect the stock conversions and exchanges effected to date, as well as the proposed 10-for-1 split to be effected prior to the effectiveness of this Registration Statement) but does not reflect the conversion of Class B Common Stock into Class C Common Stock:

  1. On July 18, 1994, September 30, 1994 and June 2, 1995, the Registrant issued and sold an aggregate of 1,038,710 shares of Class B Common Stock at a price of $2.74 per share to its founding members consisting of Messrs. Roger Linquist, Malcolm Lorang, entities affiliated with Accel Partners and Battery Ventures III, L.P. (193,990 of which were repurchased by the Company in December 1995). In addition, on December 1, 1995, entities affiliated with Accel Partners received warrants to purchase 574,990 shares of Class C Common Stock at an exercise price of $10.00 per share in connection with the exchange of securities effected in November 1995.

  2. On December 1, 1995, December 28, 1995 and May 20, 1996, the Registrant issued and sold to several private placement investors the following:

    (a) 210,000 shares of Class B Common Stock and warrants to purchase 105,000 shares of Class B Common Stock with an exercise price of $5.00 per share for an aggregate price of $1,050,000 ($10.00 for each unit consisting of two shares of Class B Common Stock and a warrant to purchase one share of Class B Common Stock);

    (b) 5,023,520 shares of Class C Common Stock and warrants to purchase 2,511,760 shares of Class C Common Stock with an exercise price of $10.00 per share for an aggregate purchase price of $50,235,200 ($20.00 for each unit consisting of two shares of Class C Common Stock and warrant to purchase one share of Class C Common Stock);

    (c) 1,000,000 shares of Class C Common Stock and warrants to purchase 50,000 shares of Class C Common Stock with an exercise price of $10.00 per share for an aggregate price of $10,000,000 ($20.00 for each unit consisting of two shares of Class C Common Stock and a warrant to purchase 0.1 shares of Class C Common Stock);

    (d) Warrants to purchase 200,000 shares of Class C Common Stock at an exercise price of $10.00 per share and warrants to purchase 400,000 shares of Class C Common Stock at an exercise price of $0.001 per share for an aggregate price of $3,999,600 ($19.998 for each unit consisting of one warrant to purchase one share with an exercise price of $10.00 per share and one warrant to purchase two shares with an exercise price of $0.001 per share);

  In addition, on February 20, 1996, the Registrant issued 68,870 shares of Class C Common Stock to its placement agent in connection with the placements effected in December 1995, pursuant to the terms of the Registrant's Engagement Letter with the agent. See Exhibit 10.2.

  3. On December 1, 1995, the Company issued warrants to purchase 50,000 shares of Class C Common Stock with an exercise price of $10.00 per share to an advisor to the Company for advisory services rendered.

  4. On March 15, 1996, the Registrant and Hyundai entered into a Stock Purchase Agreement (Exhibit 10.8) under which the Registrant is obligated to purchase and Hyundai is obligated to purchase up to 5,000,000 units at a price of $10 per unit, each unit consisting of one share of Class C Common Stock and one warrant to purchase 0.05 shares of Class C Common Stock with an exercise price of $10 per share. This transaction is conditioned upon and subject to (a) governmental approval (including approval by the Republic of Korea and the Federal Trade Commission), (b) the Registrant obtaining certain number of PCS licenses and (c) restrictions under the rules and regulations promulgated by the Federal Communications Commission and under telecommunications laws, in particular, regarding the amount of foreign investment in the Registrant.

  5. The Registrant has granted stock options to purchase 2,041,930 shares of Class B Common Stock with an exercise price of $5.00 per share to employees, directors and consultants under its 1995 Stock Option Plan.

  The issuances described in Item 15(a)(1) were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The issuances of the securities described in item 15(a)(2) were deemed to be exempt from registration under the Act in reliance on Section 4(2) of the Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

 EXHIBIT NO.                                   DESCRIPTION
 -----------                                   -----------
   1.1**     Form of Underwriting Agreement (preliminary form).
   3.1*      Certificate of Incorporation of the Registrant, as amended to date.
   3.2*      Bylaws of the Registrant, as amended.
   3.3**     Amended and Restated Certificate of Incorporation of the Registrant, to be
              filed prior to the effectiveness of the Stock Offering.
   3.4**     Amended and Restated Bylaws of the Registrant, to become effective upon the effectiveness of the Stock Offering.
   4.1*      Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
   4.2**     Specimen Class C Common Stock certificate.
   4.3*      Registration Rights Agreement dated December 1, 1995, among the Registrant and the investors named therein, as amended.
   4.4*      Stockholders Agreement dated December 1, 1995, among the Registrant and the stockholders named therein, as amended.
   4.5*      Form of Subscription Agreements entered into between the Registrant and its existing Class B and Class C Common Stock investors.
   4.6*      Form of Class B Common Stock Warrant.
   4.7*      Form of Class C Common Stock Warrant.
   5.1*      Opinion of Brobeck, Phleger & Harrison LLP.
  10.1*      Form of Indemnification Agreement entered into between the Registrant and its directors and officers.
  10.2*      Engagement Letter dated December 9, 1994, Agency Agreement, dated November 20,
              1995, Placement Certificate, dated December 1, 1995, by and between the
              Registrant and Bear, Stearns & Co. Inc.
  10.3*      Procurement Agreement, effective December 1, 1995, among the Registrant, Mitsui
              Comtek Corp. and Mitsui & Co. (U.S.A.), Inc.
  10.4*      Loan Agreement, dated March 15, 1996, among the Registrant and Hyundai
              Electronics America ("Hyundai"), including form of promissory note.
  10.5*      Stock Purchase Agreement, dated March 15, 1996, among the Registrant and
              Hyundai.

 EXHIBIT NO.                                   DESCRIPTION
 -----------                                   -----------
  10.6+      Equipment Purchase Agreement, dated March 15, 1996, among the Registrant and
              Hyundai Electronics Industries Co., Ltd. ("HEI").
  10.7*      Employee Training Agreement, dated March 15, 1996, among the Registrant and
              HEI.
  10.8+**    General Agreement for Purchase of Personal Communications Services Systems
              between the Registrant and Lucent Technologies, Inc. dated August 30, 1996.
  10.9+**    Commitment Letter from Lucent Technologies, Inc. to the Company dated December
              5, 1995.
  11.1**     Computation of Earnings/(Loss) Per Share.
  21.1       Subsidiaries of the Registrant.
  23.1       Consent of Arthur Andersen LLP, Independent Public Accountants (see page II-7).
  23.2*      Consent of Counsel. Reference is made to Exhibit 5.1.
  24.1*      Power of Attorney (see page II-5).
  27.1       Financial Data Schedule.

--------
 * Previously filed.
** To be supplied by amendment.
 + Certain portions of this Exhibit, for which confidential treatment has been requested, have been omitted and filed separately with the Securities and Exchange Commission.

  (B) FINANCIAL STATEMENT SCHEDULES -- All required information is set forth in the consolidated financial statements included in the Prospectus constituting part of this Registration Statement.

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware Corporations Law, the Certificate of Incorporation or the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON THIS 23RD DAY OF DECEMBER, 1996.

                                          General Wireless, Inc.

                                          By:      /s/ Roger D. Linquist
                                             ----------------------------------
                                                     Roger D. Linquist
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                         TITLE                DATE

        /s/ Roger D. Linquist           President and Chief
-------------------------------------    Executive Officer       December 23,
         (ROGER D. LINQUIST)             (Principal               1996
                                         Executive Officer),
                                         Chairman of the
                                         Board of Directors
                                         and Secretary

      /s/ Dennis Spickler               Vice President of        December 23,
-------------------------------------    Finance and Chief        1996
                                         Financial Officer
       (DENNIS SPICKLER)                 (Principal
                                         Financial and
                                         Accounting Officer)

                  *                     Director
-------------------------------------                            December 23,
         (ROBERT G. BARRETT)                                      1996

              SIGNATURE                         TITLE                DATE

                  *                     Director
-------------------------------------                            December 23,
          (RALPH M. BARUCH)                                       1996

                  *                     Director
-------------------------------------                            December 23,
       (FREDERIC C. HAMILTON)                                     1996

                  *                     Director
-------------------------------------                            December 23,
      (JOSEPH T. MCCULLEN, JR.)                                   1996

                  *                     Director
-------------------------------------                            December 23,
         (ARTHUR PATTERSON)                                       1996

                  *                     Director
-------------------------------------                            December 23,
           (JOHN SCULLEY)                                         1996

                  *                     Director
-------------------------------------                            December 23,
         (TOSHIHIRO SOEJIMA)                                      1996

         /s/ Roger D. Linquist
*By__________________________________
         (ROGER D. LINQUIST)
          ATTORNEY-IN-FACT

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTS

  As independent public accounts, we hereby consent to the use of our report and to all references to our Firm included in or made a part of this Amendment No. 2 to Form S-1 Registration Statement No. 333-07161.

                                          Arthur Andersen LLP

Dallas, Texas

December 20, 1996

                               INDEX TO EXHIBITS

 EXHIBIT NO.                              DESCRIPTION                               PAGE NO.
 -----------                              -----------                               --------
   1.1**     Form of Underwriting Agreement (preliminary form).
   3.1*      Certificate of Incorporation of the Registrant, as amended to date.
   3.2*      Bylaws of the Registrant, as amended.
   3.3**     Amended and Restated Certificate of Incorporation of the Registrant,
              to be filed
              prior to the effectiveness of the Stock Offering.
   3.4**     Amended and Restated Bylaws of the Registrant, to become effective upon the effectiveness of the Stock Offering.
   4.1*      Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
   4.2**     Specimen Class C Common Stock certificate.
   4.3*      Registration Rights Agreement dated December 1, 1995, among the
              Registrant and
              the investors named therein, as amended.
   4.4*      Stockholders Agreement dated December 1, 1995, among the Registrant and the
              stockholders named therein, as amended.
   4.5*      Form of Subscription Agreements entered into between the Registrant and its
              existing Class B and Class C Common Stock investors.
   4.6*      Form of Class B Common Stock Warrant.
   4.7*      Form of Class C Common Stock Warrant.
   5.1*      Opinion of Brobeck, Phleger & Harrison LLP.
  10.1*      Form of Indemnification Agreement entered into between the Registrant and its
              directors and officers.
  10.2*      Engagement Letter dated December 9, 1994, Agency Agreement, dated
              November 20, 1995, Placement Certificate, dated December 1, 1995, by
              and
              between the Registrant and Bear, Stearns & Co. Inc.
  10.3*      Procurement Agreement, effective December 1, 1995, among the
              Registrant, Mitsui
              Comtek Corp. and Mitsui & Co. (U.S.A.), Inc.
  10.4*      Loan Agreement, dated March 15, 1996, among the Registrant and
              Hyundai
              Electronics America ("Hyundai"), including form of promissory note.
  10.5*      Stock Purchase Agreement, dated March 15, 1996, among the Registrant
              and
              Hyundai.
  10.6+      Equipment Purchase Agreement, dated March 15, 1996, among the
              Registrant and
              Hyundai Electronics Industries Co., Ltd. ("HEI").
  10.7*      Employee Training Agreement, dated March 15, 1996, among the
              Registrant and
              HEI.
  10.8+**    General Agreement for Purchase of Personal Communications Services
              Systems
              between the Registrant and Lucent Technologies, Inc. dated August
              30, 1996.
  10.9+**    Commitment Letter from Lucent Technologies, Inc. to the Company dated
              December 5, 1995.
  11.1**     Computation of Earnings/(Loss) Per Share.
  21.1       Subsidiaries of the Registrant.
  23.1       Consent of Arthur Andersen LLP, Independent Public Accountants (see
              page II-7).
  23.2*      Consent of Counsel. Reference is made to Exhibit 5.1.
  24.1*      Power of Attorney (see page II-5).
  27.1       Financial Data Schedule.

--------
 *Previously filed.
**To be supplied by amendment.
 + Certain portions of this Exhibit, for which confidential treatment has been requested, have been omitted and filed separately with the Securities and Exchange Commission.